As filed with the Securities and Exchange Commission on June 27, 2006
Securities Act File No. __________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

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FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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Symmetry Holdings Inc.
(Exact name of registrant as specified in charter)

Delaware	9995	20-4790836
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Kelley Drye & Warren LLP
101 Park Avenue
New York, NY 10178
(T) 917-733-0917
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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Corrado De Gasperis
Chief Executive Officer
c/o Kelley Drye & Warren LLP
101 Park Avenue
New York, NY 10178
(T) 917-733-0917

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Randi-Jean G. Hedin Kelley Drye & Warren LLP Two Stamford Plaza 281 Tresser Boulevard Stamford, CT 06901 (T) 203-351-8107 (F) 203-327-2669		Howard A. Kenny Morgan, Lewis & Bockius LLP 101 Park Avenue New York, NY 10178-0060 (T) 212-309-6000 (F) 212-309-6001

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As soon as practicable after the effective date of this registration statement
(Approximate date of commencement of proposed sale to the public)

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        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  |    |

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

Calculation of Registration Fees

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Units, each consisting of one share of common stock, $.001 par value, and one warrant (2)	21,562,500 units	$8.00	$172,500,000	$18,457.50
Shares of common stock included as part of the units (2)	21,562,500 shares	--	--	--	(3)
Warrants included in the units (2)(4)	21,562,500 warrants	--	--	--	(3)
Shares of common stock underlying the warrants included in the units (4)	21,562,500 shares	$5.50	$118,593,750	$12,689.53
Underwriter's purchase option ("underwriter's option")	1 option	$80.00	$80	$0.00
Units underlying the underwriter’s option (“underwriter's units”) (4)	750,000 units	$10.00	$7,500,000	$802.50
Shares of common stock included in the underwriter's units (4)	750,000 shares	--	--	--	(3)
Warrants included in the underwriter's units (4)	750,000 warrants	--	--	--	(3)
Shares of common stock underlying warrants included in the underwriter's units (4)	750,000 shares	$5.50	$4,125,000	$441.38
Existing stockholders' purchase option ("existing stockholders' option")	1 option	$20.00	$20	$0.00
Units underlying the existing stockholders' option ("existing stockholders' units") (4)	187,500 units	$10.00	$1,875,000	$200.63
Shares of common stock included in the existing stockholders' units (4)	187,500 shares	--	--	--	(3)
Warrants included in the existing stockholders' units (4)	187,500 warrants	--	--	--	(3)
Shares of common stock underlying warrants included in the existing stockholders' units (4)	187,500 shares	$5.50	$1,031,250	$110.34

Totals			$305,625,100	$32,701.88

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Includes 2,812,500 units, consisting of 2,812,500 shares of common stock and 2,812,500 warrants underlying such units and 2,812,500 shares of common stock underlying such warrants, issuable on exercise of a 45-day option to be granted to the underwriters to cover over-allotments, if any.

(3)	No fee pursuant to Rule 457(g).

(4)	Also includes such additional indeterminate number of securities as may be issued pursuant to antidilution or variable exercise, conversion or exchange price or rate provisions of securities registered hereunder. No separate consideration will be received for any securities so issued.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus Subject to Completion, dated June 27, 2006

PROSPECTUS

$150,000,000

SYMMETRY HOLDINGS INC.

18,750,000 units

        Symmetry Holdings Inc. is a development stage company, with nominal assets and without an operating business, recently formed for the purpose of acquiring one or more operating businesses, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, and managing such businesses. Our efforts in identifying target businesses will be focused primarily on industrial, asset-based businesses that are in, or are suppliers to, the basic industries sector. This sector encompasses a broad range of primary industries, including metals and materials, transportation and distribution, chemicals, mining, and energy and energy-related infrastructure. We believe that this sector is critical to economic expansion globally and that it will continue to grow as the global economy continues to expand. We have not identified or been provided with the identity of, or had any direct or indirect contact with, any target business. No person acting on our behalf has taken any direct or indirect measures to identify or contact a target business. We have not been approached by a third party offering any target business to us.

        This is an initial public offering of our securities. Each unit that we are offering consists of:

o	one share of common stock; and

o	one warrant.

        Each warrant entitles the holder to purchase one share of common stock at a price of $5.50. Each warrant will become exercisable on the later of consummation of our initial business combination or [______], 2007 [one year from the prospectus date] and will expire on [______], 2010 [four years from the prospectus date] or earlier upon redemption.

        The underwriters will agree to reserve at least 187,500 units, or 1% of the units offered by this prospectus, for sale to our existing stockholders in this offering.

        Our existing stockholders intend to purchase an aggregate of 1,666,667 warrants from us in a private placement, which will be completed prior to the closing of this offering, at a price of $.90 per warrant, or an aggregate purchase price of $1,500,000.

        We will grant to the underwriters a 45-day option to purchase up to 2,812,500 additional units solely to cover over-allotments, if any. Units purchased upon exercise of the underwriters’ over-allotment option will be used only to cover the underwriters’ short position, if any, resulting from the initial distribution.

        We will sell to employees of FTN Midwest Securities Corp., for $80.00, as additional compensation, an option to purchase up to 750,000 units at a price of $10.00 per unit. We will also sell to our existing stockholders, for $20, an option to purchase up to 187,500 units at a price of $10.00 per unit. The units issuable upon exercise of these options will be identical to those offered by this prospectus. These options and the underlying securities have been registered under the registration statement of which this prospectus forms a part.

        There is currently no public market for our units, common stock or warrants. We anticipate that our units will be eligible for quotation on the OTC Bulletin Board, and that the units will begin trading, on or promptly after the date of this prospectus. Our common stock and warrants will begin separate trading 20 days after the earlier to occur of the expiration of the underwriters’ over-allotment option or the exercise in full by the underwriters of such option so long as we have filed a Current Report on Form 8-K reflecting our receipt of the gross proceeds of this offering promptly after the closing of this offering. Once separate trading begins, we anticipate that our common stock and warrants will be eligible for quotation on the OTC Bulletin Board. We cannot assure you that our securities will become or continue to be eligible for quotation on the OTC Bulletin Board.

        Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 17 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED
OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS
PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO
THE CONTRARY IS A CRIMINAL OFFENSE.

	Public Offering Price(1)	Underwriting Discounts and Commissions(2)	Proceeds, Before Expenses, to Us(1)(3)

Per unit	$8.00	$.62	$7.38
Total	$150,000,000	$11,625,000	$138,375,000

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(1)	Assumes no exercise of the underwriters’ over-allotment option. If the underwriters’ over-allotment option is exercised in full, the total public offering price will be $172,500,000 and the total proceeds, before expenses, to us will be $159,300,000.

(2)	Includes $10,500,000 payable to the underwriters for underwriting discounts and commissions (or $12,075,000, if the underwriters’ over-allotment option is exercised in full), of which the underwriters have agreed to defer $6,000,000 (or $6,900,000, if the underwriters’ over-allotment option is exercised in full), which will be placed in a trust account as described below. Also includes the underwriters’ non-accountable expense allowance of $1,125,000.

(3)	Of the total proceeds of this offering, $143,775,000 (or $7.67 per unit), including the deferred underwriters’ discounts and commissions of $6,000,000 (or $165,600,000 (or $7.68 per unit), including the deferred underwriters’ discounts and commissions of $6,900,000, if the underwriters’ over-allotment option is exercised in full) will be deposited into a trust account at [_______________________] maintained by ______________________________________], as trustee, until the trust is liquidated or our initial business combination has been consummated.

        We are offering the units for sale on a firm commitment underwritten basis. FTN Midwest Securities Corp. expects that delivery of the units will be made to investors in this offering through The Depository Trust Company on or about                         , 2006.

FTN Midwest Securities Corp.

[              ], 2006

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        We include cross references in this prospectus to captions under which you can find additional related discussions. The table of contents in this prospectus provides the pages on which these captions are located.

        It is important for you to read and consider all of the information contained in this prospectus before making a decision to purchase any units. In addition, this prospectus contains summaries, which we believe to be accurate, of the terms that we consider to be material of documents filed as exhibits to the registration statement of which this prospectus forms a part. Reference is made to those documents, and such summaries are qualified in their entirety by this reference. You should read and consider the information contained in those documents, which you may obtain as described in “Where You Can Find Additional Information.”

        You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. We are not making an offer of, and will not sell, these securities in any jurisdiction where it is unlawful. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus.

        The units (and the shares of common stock included in the units) will be available initially only in book-entry form. We expect that the units (and the shares of common stock included in the units) will be issued in the form of one or more global certificates, which will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in its name or in the name of its nominee. Beneficial interests in the global certificates will be shown on, and transfers of beneficial interests in the global certificates will be effected through, records maintained by DTC and its participants.

PROSPECTUS SUMMARY

        This summary highlights certain information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before making a decision to invest in the units. You should read the entire prospectus carefully, including the risk factors and the financial statements and related notes.

        Unless otherwise stated, the information contained in this prospectus is based on the assumption that the underwriters’ over-allotment option will not be exercised.

        Unless otherwise stated, references to: “we,” “us,” “our” or the “Company” mean Symmetry Holdings Inc.; “business combination” mean an acquisition, directly or through one or more subsidiaries, of (or of control of) one or more operating businesses through a merger, capital stock exchange, asset acquisition, stock purchase or other transaction; “operating business” include infrastructure projects; “existing stockholders” mean the persons who hold shares of common stock immediately prior to the date of this prospectus; “public stockholders” mean persons (other than our existing stockholders) who acquire shares of common stock included in the units offered by this prospectus, whether in this offering or in the market after this offering; “stockholders” mean our existing stockholders and public stockholders; “private placement warrants” mean the warrants to be issued to the existing stockholders prior to the consummation of this offering; “public warrants” mean the warrants included in the units offered by this prospectus; “purchase options” mean the purchase options to be sold by the Company to employees of FTN Midwest Securities Corp. and our existing stockholders; “purchase option warrants” mean the warrants included in the units to be sold by us to employees of FTN Midwest Securities Corp. and our existing stockholders as part of the purchase options; “warrants” mean the private placement warrants, the public warrants and the purchase option warrants; and “dollars” mean U.S. dollars.

Introduction

        We are a development stage company, with nominal assets and without an operating business, organized under the laws of the State of Delaware on April 26, 2006. We were formed for the purpose of acquiring one or more operating businesses, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, and managing such businesses. Our efforts in identifying target businesses will be focused primarily on industrial, asset-based businesses that are in, or are suppliers to, the basic industries sector. This sector encompasses a broad range of primary industries, including metals and materials, transportation and distribution, chemicals, mining, and energy and energy-related infrastructure. We believe that this sector is critical to economic expansion globally and that it will continue to grow as the global economy continues to expand. We have not identified or been provided with the identity of, or had any direct or indirect contact with, any target business. No person acting on our behalf has taken any direct or indirect measures to identify or contact a target business. We have not been approached by a third party offering any target business to us.

        We believe that many of the businesses in the basic industries sector are finding themselves ill-equipped to take advantage of the new opportunities in a growing global economy. We believe that many of these businesses present growth and exploitation opportunities for increased cash flow generation and that those that present such opportunities:

o	have established products and processes with manufacturing assets that are underutilized or have additional extractable capacity;

o	lack sufficient capital or project management expertise to successfully undertake major infrastructure projects; or

o	have business development opportunities with an advantaged product or process but are capital constrained and/or management constrained and/or unable to effectively exploit existing markets and/or new markets.

        We believe that, with our management team’s operating experience and the application of our operating methodology, we will be able to improve the financial and operational performance of a target business and increase its ability to reliably supply and effectively compete in an expanding global economy.

        The members of our management team, which includes our officers, directors and senior advisor, have extensive contacts and sources from which to generate acquisition opportunities globally. These contacts and sources include senior executives, private equity and venture capital funds, public and private companies, investment bankers, attorneys and accountants with whom our management team has developed relationships through their years of international corporate finance and operating experience in North and South America, Europe, South Africa, Australia and Asia. Our management team intends to use its acquisition and operating experience to find, evaluate, acquire and operate target businesses.

Management

        Members of our management team have worked together for almost 20 years on various acquisition, divestiture and capital market transactions as well as in various executive, operating and line management capacities and have the legal, regulatory and transactional experience that we believe is critical to successfully consummate a business combination. The extensive international experience and expertise of our management team in corporate management and governance of public companies, operational management of regional and multi-national businesses, and acquisition and other complex transactions, including complex financings and capital structuring, positions us well, we believe, to identify and consummate our initial business combination within the time period and the terms described in this prospectus. Specifically, our management team experiences include:

o	the creation, development and growth of global metals and mining businesses, including LionOre Mining International Ltd., an international nickel manufacturing company, listed on the Toronto, London and Australia stock exchanges, and GBS Gold International Inc., an international gold company listed on the Toronto Stock Exchange, both of which were created through multiple acquisitions;

o	the management and operation of multi-national industrial manufacturing businesses, including Union Carbide Corporation’s Global Latex and Paint business, Rio Tinto plc’s European, African and South American mining businesses, and GrafTech International Ltd.‘s global graphite electrode, cathode and specialties businesses;

o	significant complex financings, including public equity offerings, public debt offerings (including unsecured senior bonds and convertible debentures), debt-for-equity exchanges, and senior secured credit facilities;

o	the global realignment and restructuring of Union Carbide Corporation, including the divestiture of its carbon and graphite business (formerly UCAR International Inc. and now GrafTech International Ltd.) initially through a joint venture with Mitsubishi Corporation and ultimately through a leveraged recapitalization with an affiliate of Blackstone Capital Partners II Merchant Banking Fund L.P., and the spin-off of its industrial gases business (Praxair, Inc.); and

o	the direction and management of and participation in various other mergers, acquisitions or divestitures totaling more than $10 billion.

        Our management team’s combined experience represents 170 years of industrial manufacturing and distribution experience, averaging 28 years, including specific management experience in implementing our operating methodology during the past 10 years. We also believe that our strong combination of broad geographical and industrial business experience and operating methodology should attract well-positioned prospective target businesses.

Basic Industries Sector

        The basic industries sector of the U.S. economy alone accounts for total annual shipments exceeding $2 trillion, according to the International Trade Administration of the Department of Commerce. The sector’s exports constitute approximately 52% of the U.S. manufacturing sector’s international shipments, according to the International Trade Administration of the Department of Commerce, and represent, we believe, a critical and growing interdependency in trade flows of the global economy. Due, in part, to the growth of developing regions like China and India, the International Monetary Fund projects that the global economy will grow 4.9% in 2006 and 4.7% in 2007, close to the 5.3% reached in 2004 and the 4.8% in 2005. The International Monetary Fund projects that emerging market economies will grow 6.9% in 2006 and 6.6% in 2007, while the economies of advanced countries will grow 3.0% in 2006 and 2.8% in 2007. We believe that the United States, India and China continue to be the main engines for growth, but that economies are improving in both Western Europe and Japan as well. We also believe that continued strong development in China’s and India’s economies will drive sustainable growth in demand for the world’s steel, aluminum, scrap metal and other metals and strategic materials. These factors create opportunities for businesses within the basic industries sector and its supply chain, whose products are required, or will be in demand, to sustain that growth.

Initial Business Combination

        Our initial business combination must be consummated with one or more operating businesses whose fair market value is, either individually or collectively, equal to at least 80% of our net assets (excluding deferred underwriting discounts and commissions held in the trust account in the amount of $6,000,000 (or $6,900,000, if the underwriters’ over-allotment option is exercised in full)) at the time of the execution of a definitive agreement for the acquisition. While we expect that our initial business combination will involve only one business, it is possible that we may seek to consummate business combinations with more than one business, in which case such acquisitions must be consummated simultaneously. We are seeking to raise net proceeds of approximately $137,775,000 in this offering (or $158,700,000, if the underwriters’ over-allotment option is exercised in full), which we believe will enable us to consummate an initial business combination for consideration in the range of approximately $110,000,000 to approximately $300,000,000, depending on whether the consideration consists of payments of cash held in the trust account or borrowed from one or more lenders, issuance of our debt or equity securities, or a combination thereof, and whether it is payable entirely at the time of acquisition or in installments at and after the time of acquisition. Although we have no current plans to do so, we may obtain additional funding through such borrowing or issuance. To date, we have not identified or been provided with the identity of, or had any direct or indirect contact with, any target business. No person acting on our behalf has taken any direct or indirect measures to identify or contact any target business. We have not been approached by any third party offering any target business to us. We believe, however, that we will be able to locate operating businesses for sale with a fair market value in that range. While the decision to raise such amount is inherently subjective, we have concluded that it is an appropriate amount. We believe that the initial price of $8.00 per unit is appropriate to attract investors while meeting our projected needs and we note that other development stage companies have used similar prices.

General

        Our management has prepared a budget for our anticipated expenses, which are essentially related to the identification and evaluation of target businesses and the negotiation and consummation of our initial business combination, with a view to placing in the trust account as much as possible of the proceeds from this offering, after underwriting discounts and commissions that are not deferred and other expenses related to this offering. All offering proceeds placed in the trust account will be held for the benefit of the holders of shares of common stock included in the units offered by this prospectus. As set forth under “Use of Proceeds,” we will place $143,775,000 or $7.67 per unit (or $165,600,000 or $7.68 per unit, if the underwriters’ over-allotment option is exercised in full) into the trust account (including deferred underwriting discounts and commissions in the amount of $6,000,000 (or $6,900,000, if the underwriters’ over-allotment option is exercised in full)).

        Upon consummation of this offering, the independent members of our board of directors will evaluate our sources and required or potential uses of funds, with a view to ensuring that sufficient funds are available for our anticipated expenses, before determining any compensation payable to our officers, and thereafter will establish in their good faith judgment the annual compensation payable on an individual basis to our officers for their services as such. From time to time thereafter, the independent members of our board of directors will re-evaluate such sources and uses and may reduce or eliminate such compensation. As set forth under “Use of Proceeds,” we have allocated up to $370,000 per annum or an aggregate of $555,000 for compensation payable to all of our officers for services rendered following the closing of this offering in connection with the consummation of our initial business combination. Our directors, officers, existing stockholders and special advisor will receive reimbursement for any reasonable out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence in connection with possible business combinations. We will not pay any finders fees or consulting fees or any other compensation to our officers, directors, existing stockholders or special advisor, or any entity with which they are affiliated (other than FTN Midwest Securities Corp., Kelley Drye & Warren LLP and ILUT Srl., whom we may engage to provide professional services in connection with an acquisition). To the extent that our sources of funds (excluding proceeds deposited in the trust account) are insufficient to pay such fees and expenses in full, such fees and expenses will not be reimbursed by us unless we consummate a business combination.

        Symmetry Holdings Inc. was incorporated in Delaware on April 26, 2006. The address of our executive offices is c/o Kelley Drye & Warren LLP, 101 Park Avenue, New York, New York, 10178-0002 and our telephone number is 917-733-0917. We expect to maintain a website upon completion of this offering. This prospectus contains trademarks and trade names belonging to other parties.

PRIVATE PLACEMENT

        Our existing stockholders intend to purchase an aggregate of 1,666,667 warrants from us in a private placement, which will be completed prior to the closing of this offering, at a price of $.90 per warrant, or an aggregate purchase price of $1,500,000. We intend to use these funds to cover our expenses, including expenses incurred identifying a target business and the negotiation and consummation of our initial business combination. These warrants will be identical to the warrants included in the units offered by this prospectus, except as otherwise necessary to reflect the fact that they will be sold in a private placement and to permit delivery of unregistered shares upon exercise so as to, among other reasons, permit tacking of holding periods under Rule 144. Subject to limited exceptions (such as a transfer to relatives and trusts and controlled companies for estate and tax planning purposes), these warrants will not be transferable until we consummate our initial business combination. The underwriters will not be entitled to any underwriting discounts or commissions on the sale of these warrants.

THE OFFERING

        The following summary contains basic information about our securities and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete description of our securities, see “Description of Securities.”

        In making your decision to invest in our securities, you should take into account the special risks we face as a development stage company, including the fact that this offering is not being conducted in compliance with Rule 419 under the Securities Act. You will not be entitled to protections normally afforded to investors in blank check offerings conducted in compliance with Rule 419. You should carefully consider this risk and the other risks set forth under “Risk Factors” beginning on page 17 of this prospectus.

Issuer:	Symmetry Holdings Inc., a Delaware corporation.

Securities offered:	18,750,000 units, at $8.00 per unit, each unit consisting of:

•	one share of common stock; and

•	one warrant.

We will grant to the underwriters a 45-day option to purchase up to 2,812,500 additional units solely to cover over-allotments, if any.

There is currently no public market for our units, common stock or warrants. We anticipate that our units will be eligible for quotation on the OTC Bulletin Board and that the units will begin trading on or promptly after the date of this prospectus. The common stock and public and purchase option warrants will begin separate trading 20 days after the earlier to occur of the expiration of the underwriters’ over-allotment option or the exercise in full by the underwriters of such option provided that we have filed with the SEC an audited balance sheet reflecting our receipt of the gross proceeds from this offering. We will file a Current Report on Form 8-K with the SEC, which will include an audited balance sheet, promptly after the consummation of this offering, which is anticipated to take place within four business days after the date of this prospectus. The audited balance sheet will include our receipt of proceeds from the exercise of the underwriters’ over-allotment option if the underwriters’ over-allotment option is exercised and settled prior to the filing of the Current Report on Form 8-K.

Common stock:

Number of shares outstanding before this offering and the private placement described below:	4,687,500 shares.

Number of shares to be outstanding after this offering and the private placement:	23,437,500 shares (or 26,250,000 shares, if the underwriters’ over-allotment option is exercised in full).

Public Warrants:

Number of warrants outstanding before this offering and the private placement described below:	None.

Number of warrants to be outstanding after this offering and the private placement:	20,416,667 warrants (or 23,229,167, if the underwriters’ over-allotment option is exercised in full).

Exercisability:	Each warrant is exercisable for one share of common stock, subject to adjustment upon certain events. We will not issue fractional shares of common stock upon exercise and will pay cash equal to the fair market value of such fractions in lieu thereof.

Exercise price:	$5.50 per share.

Exercise period:	The warrants will become exercisable on the later of:

•	the consummation of our initial business combination as described in this prospectus; or

•	_____________________, 2007 [one year from date of prospectus].

The warrants will expire at 5:00 p.m., New York City time, on ________________________, 2010 [4 years from date of prospectus] or earlier upon redemption. Warrants called for redemption may be exercised only until the close of business on the redemption date.

Redemption:	We may redeem the outstanding warrants:

•	in whole and not in part;

•	at a price of $ .01 per warrant at any time after the warrants become exercisable;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•	if, and only if, the last sales price of our common stock equals or exceeds $11.00 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

Except to the extent that such purchase options shall have been exercised earlier, if we redeem the outstanding public warrants,

the purchase option warrants will automatically be deemed to have been issued immediately prior to the close of business on the redemption date (without any payment of the exercise price otherwise payable upon exercise of such warrants) and will be redeemed at the same redemption price as the outstanding public warrants (without any adjustment of such exercise price by reason of such redemption).

Private Placement Warrants:	Our existing stockholders intend to purchase an aggregate of 1,666,667 warrants from us in a private placement, which will be completed prior to the closing of this offering, for an aggregate purchase price of $1,500,000. These private placement warrants will be identical to the public warrants, except as otherwise necessary to reflect the fact that they will be sold in a private placement and to permit delivery of unregistered shares upon exercise so as to, among other reasons, permit tacking of holding periods under Rule 144. Subject to limited exceptions (such as a transfer to relatives and trusts and controlled companies for estate and tax planning purposes), these private placement warrants will not be transferable until we consummate our initial business combination. The underwriters will not be entitled to any underwriting discounts or commissions on the sale of these private placement warrants.

Purchase of units by our existing stockholders in this offering:	Our existing stockholders intend to purchase in this offering at least 1% of the units offered by this prospectus, or an aggregate of 187,500 units.

Restrictions on purchases of our common stock by our existing stockholders:	Our existing stockholders will agree not to purchase any shares of common stock in any open market transactions after this offering and prior to the consummation of our initial business combination. After the consummation of such combination, there will be no restrictions on the ability of our existing stockholders to purchase shares of common stock.

Offering proceeds to be deposited in trust account:	$143,775,000 of the proceeds of this offering (or $7.67 per unit), including the deferred underwriters’ discount and commissions of $6,000,000 (or $165,600,000 (or $7.68 per unit), if the underwriters’ over-allotment option is exercised in full, including the deferred underwriters’ discount and commissions of $6,900,000), will be placed in a trust account maintained at [________________] by [____________________________], as trustee, pursuant to an agreement to be signed on the date of this prospectus. These proceeds will not be released until the earlier of:

•	the consummation of our initial business combination within the time period and on the terms described in this prospectus; or

•	our dissolution and liquidation;

provided, however, that a portion of the interest income earned on amounts held in trust will be disbursed to us to enable us to pay income taxes on such interest income and the first $100,000 per month of after-tax interest income earned on amounts held in the trust account, not to exceed an aggregate of $1,500,000, will be disbursed to us to cover a portion of our expenses. We will not invade the principal amount held in the trust to pay income taxes on such interest income or to disburse funds to cover our expenses.

We will be required to dissolve and liquidate if we do not consummate our initial business combination within 18 months after closing of this offering (or within 24 months after such closing, if a letter of intent, agreement in principle or definitive agreement has been executed within such 18-month period and the business combination relating thereto has not been consummated within such 18-month period). Therefore, unless and until our initial business combination is consummated, the amounts held in the trust account will not be available for use by us for any expenses related to this offering or expenses (including compensation of our officers) which we may incur related to the identification of a target business and the negotiation and consummation of our initial business combination. These expenses may be paid prior to consummation of our initial business combination only from the gross proceeds of this offering not deposited in the trust account, the $1,500,000 of gross proceeds from the private placement and the first $100,000 per month of after-tax interest income earned on amounts held in the trust account to be disbursed to us, up to an aggregate amount of $1,500,000. Prior to closing of this offering, such expenses (to the extent paid) have been paid from the proceeds of a loan from a director and stockholder. Such loan will be repaid, prior to closing of this offering, from the gross proceeds of the private placement.

None of the warrants may be exercised until after the consummation of our initial business combination. Thus, proceeds from the exercise of the warrants will be paid directly to the Company and will not be deposited in the trust account.

Use of interest on proceeds deposited in trust account:	The first $100,000 per month of after-tax interest income earned on proceeds from this offering deposited in the trust account will be disbursed to us for use by us to pay our expenses, but in no event will such aggregate amount paid to us exceed $1,500,000. In addition, a portion of the interest income equal to the income tax payable in respect of the interest earned will be disbursed to us on a quarterly basis for payment of such income tax.

Public stockholders must approve initial business combination:	We will seek stockholder approval to consummate our initial business combination, even if the nature of the combination would not ordinarily require stockholder approval under applicable law. Our existing stockholders have agreed to vote all of their shares of common stock in the same way as the majority of the shares of common stock voted by the public stockholders with respect to such approval. We will proceed with our initial business combination only if the following two conditions are met:

•	a majority of the shares of common stock voted by the public stockholders are voted in favor of such combination; and

•	public stockholders owning less than 20% of the shares of common stock included in the units offered by this prospectus both vote against such combination and properly exercise their conversion rights.

Conversion rights for public stockholders voting to reject a business combination:	If our initial business combination is approved and consummated, public stockholders voting against such combination will be entitled to convert their shares of common stock into cash at a conversion price equal to a pro rata share of the amount held in the trust account, including underwriting discounts and commissions deposited and interest earned on amounts held in the trust account (net of taxes payable on such interest and excluding amounts disbursed to us to cover our expenses), calculated as of the close of business on the second business day prior to the consummation of our initial business combination. Public stockholders will not be entitled to convert their shares by simply voting against such combination; instead, they must also affirmatively exercise their conversion rights. Any request for conversion may be withdrawn at any time up to the date of the meeting of stockholders. Payment is expected to be made to such stockholders promptly following consummation of the business combination.

If public stockholders holding the maximum number of shares which may be converted, an aggregate of approximately 3,748,125 shares (or approximately 4,310,344 shares, if the underwriters’ over-allotment option is exercised in full), properly exercise their conversion rights, the trust account would be required to disburse to them an aggregate of approximately $28,740,623 (or $33,103,440, if the underwriters’ over-allotment option is exercised in full), at a conversion price of $7.67 per share (or $7.68, if the underwriters’ over-allotment option is exercised in full) (in each case, before taking into account interest earned on proceeds held in the trust account, taxes payable on such interest, amounts disbursed to us to pay our expenses and rights of creditors to funds held in the trust account, if any).

Our existing stockholders do not have the right to convert any of their shares of common stock owned prior to or acquired in this offering as they have agreed to vote all of their shares of common stock in the same way as the majority of the shares of common stock voted by the public stockholders with regard to the approval of our initial business combination.

Public stockholders who properly exercise their conversion rights and convert their shares of common stock will nonetheless retain any warrants they may hold.

Dissolution and liquidation if no business combination:	If we do not consummate our initial business combination within 18 months after closing of this offering (or within 24 months after such closing, if a letter of intent, agreement in principle or definitive agreement has been executed within such 18-month period and the business combination related thereto has not been consummated within such 18-month period), then, upon the expiration of such period:

•	our corporate purposes and powers will immediately be limited to actions and activities relating to dissolution and winding up our affairs, including liquidation, and we will not be able to engage in any other business activities;

•	our board of directors will be required to adopt, not later than 15 days after such expiration, a resolution pursuant to Section 275(a) of the Delaware General Corporation Law finding our dissolution advisable, to call a special meeting of stockholders to vote on such dissolution and to solicit votes of stockholders in favor of such dissolution; and

•	our board of directors will be required, as promptly thereafter as possible, to cause notice of adoption of such resolution, notice of such special meeting and a proxy statement in respect of such meeting and solicitation to be filed with the SEC and sent to stockholders as required by and in accordance with the Delaware General Corporation Law, including Section 275(a), and federal securities laws.

The date on which such notices and proxy statement are sent and the date of such special meeting shall be fixed and may be thereafter changed as necessary:

•	to permit the review thereof by the SEC as required by federal securities laws and resolution of any comments it may have; and

•	so that such notices and proxy statement are sent not less than 10 and not more than 60 days prior to the date of such special meeting.

Pursuant to the Delaware General Corporation Law, our dissolution also requires the affirmative vote of stockholders holding a majority of the then outstanding shares of common stock. Our existing stockholders have agreed to vote their shares of common stock in favor of our dissolution if we are unable to consummate our initial business combination within the time period and on the terms described in this prospectus. If our dissolution is not or is not expected to be approved by stockholders holding a majority of the then outstanding shares at such special meeting, we will be required to continue to take all reasonable actions necessary to obtain such approval, which may include adjourning such meeting from time to time to allow us to obtain the required vote and retaining a proxy solicitation firm to assist us in obtaining such vote. However, we cannot assure you that we will obtain such stockholder approval in a timely manner or at all. If we are not able to obtain such stockholder approval, we will not be able to dissolve, wind up our affairs or liquidate, we will not be able to distribute funds from the trust account to holders of shares of common stock included in the units offered by this prospectus and these funds will not be available to us for any other purpose.

Assuming our dissolution is approved, an amount held in the trust account and all of our remaining assets will be paid on a pro rata basis to the holders of shares of common stock included in the units offered by this prospectus up to 100% of the gross proceeds of this offering, plus any additional amounts thereof in excess of $1,500,000, as of the close of business two days prior to the date of distribution. If we have distributed an amount equal to 100% of the gross proceeds of this offering and paid for the expenses arising prior to and during our dissolution and liquidation, the next $1,500,000 of our assets not distributed to such holders will be paid to our existing stockholders on a pro rata basis in accordance with their ownership interest of the private placement warrants.

Our remaining assets shall be reduced by amounts we pay, or reserve to pay, for all of our liabilities and obligations. These liabilities and obligations include our expenses arising during our remaining existence and the costs of our dissolution and liquidation. We will pay these costs only from our remaining assets not held in trust.

Our existing stockholders have agreed to waive their right to receive distributions upon our dissolution or liquidation prior to our initial business combination with respect to all shares of common stock owned by them prior to this offering, except for the distribution of their portion of our remaining assets not held in trust (not to exceed $1,500,000, representing their private placement investment), as discussed above. Our existing stockholders will be treated in the same manner as the public stockholders with respect to their right to receive distributions upon our dissolution or liquidation prior to a business combination, with respect to shares of common stock included in units offered by this prospectus that are purchased by them in this offering.

The underwriters have agreed to waive their rights to $6,000,000 (or $6,900,000, if the underwriters’ over-allotment is exercised in full) of deferred underwriting discounts and commissions to be deposited in the trust account in the event of our dissolution prior to the consummation of our initial business combination.

Escrow of shares owned by existing stockholders:	Our existing stockholders will place the shares of common stock owned by them before this offering and the shares of common stock included in units offered by this prospectus that are purchased by them in this offering into an escrow account maintained at [___________] by [____________], as escrow agent. These shares will not be transferable (except to relatives and trusts and controlled companies for estate and tax planning purposes) while held in escrow, will not be released from escrow before the consummation of our initial business combination and will be released thereafter according to a graduated release schedule. One-quarter of the shares will be released from escrow six months after the consummation of our initial business combination and, every six months thereafter, an additional one-quarter will be released so that, upon the second anniversary of such consummation, all shares will have been released.

Audit Committee to monitor compliance:	We have established and will maintain an Audit Committee composed entirely of independent directors to, among other things, monitor compliance on a quarterly basis with the terms of this offering. If any noncompliance is identified, the Audit Committee will have the responsibility to immediately take all action necessary to rectify such noncompliance or otherwise cause compliance with the terms of this offering.

SUMMARY FINANCIAL DATA

The following summary financial data has been derived from our audited financial statements. You should read this data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes, which are included elsewhere in this prospectus. To date, our efforts have been limited to organizational activities, so only balance sheet data is presented.

	At June 15, 2006
	Actual	As Adjusted(1)
Balance Sheet Data:
Working capital (deficit)	$(88,308)	$145,266,809
Total assets	586,299	145,266,809
Total liabilities(2)	594,490	25,218,750
Common stock subject to possible conversion for cash, at
initial conversion price(3)	-	28,740,623
Stockholders' equity (deficit)	(8,191)	91,307,436

__________________

(1)	The “as adjusted” information gives effect to the sale of the units offered by this prospectus, the private placement of warrants to be sold to our existing stockholders and the application of the estimated proceeds therefrom.

(2)	Pursuant to Financial Accounting Standard No. 133 and Emerging Issues Task Force 00-19 (“EITF 00-19”), we must also reflect, in the “as-adjusted” information, as a liability the net-cash settlement value of the public and purchase option warrants because the warrant agreement will provide for only the delivery of registered securities underlying the 18,750,000 issued and outstanding warrants and the 937,500 warrants that will be issued pursuant to the purchase options. In accordance with EITF 00-19, the net cash-settlement value of these warrants has been reflected at the current fair value of the warrants, which we estimated to be $.90 per warrant, for a total liability of $19,218,750. In the event that at the end of any fiscal quarter the fair value of our outstanding public and purchase option warrants increases or decreases, we will be required to re-value the net-cash settlement value of these warrants and to reflect such change for the applicable fiscal quarter in our financial statements in accordance with EITF 00-19. If the net-cash settlement value at the end of any fiscal quarter increases, we will recognize a corresponding increase in expense for such fiscal quarter, as well as reflect a corresponding increase in our liabilities for such fiscal quarter, in accordance with EITF 00-19, resulting in a reduction of our stockholders’ equity on our balance sheet for such fiscal quarter and a decrease in total net income on our income statement for such fiscal quarter. If the net-cash settlement value at the end of any fiscal quarter decreases, we will recognize a corresponding increase in income for such quarter, and we will reflect the corresponding decrease in our liabilities for such fiscal quarter, in accordance with EITF 00-19, resulting in an increase of our stockholders’ equity on our balance sheet for such fiscal quarter and an increase in total net income on our income statement for such fiscal quarter. In addition, the underwriters have agreed to defer $6,000,000, which will be placed along with the proceeds from this offering into a trust account and paid only upon consummation of our initial business combination.

(3)	If public stockholders holding the maximum number of shares which may be converted, an aggregate of approximately 3,748,125 shares, properly exercise their conversion rights, the trust account would be required to disburse an aggregate of approximately $28,740,623, at a conversion price of $7.67 per share (before taking into account interest earned on proceeds held in the trust account, taxes payable on such interest, amounts disbursed to us to pay our expenses and rights of creditors to funds held in the trust account, if any). The actual conversion price per share will be equal to the amount held in the trust account (after taking into account such interest, taxes, disbursements and rights, if any), as of the close of business on the second business day prior to the consummation of our initial business combination, divided by the number of shares of common stock included in the units offered by this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully all of the risks described below, together with the other information contained in this prospectus, before purchasing our securities. The risks and uncertainties described below are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair us or affect your investment. If any of the following or other additional risks actually occur, the trading price of our securities could decline and you could lose all or part of your investment.

Risks Associated with Our Business

We are a development stage company with no operating business and, accordingly, you will have no basis upon which to evaluate our ability to achieve our business objective.

              We are a recently incorporated company, with nominal assets and without an operating business or results therefrom to date. Since we do not have an operating history, you will have no basis upon which to evaluate our ability to achieve our business objective. We have not identified or been provided with the identity of, or had any direct or indirect contact with, a target business. No person acting on our behalf has taken any direct or indirect measures to identify or contact a target business. We have not been approached by a third party offering any target business to us. We will not generate any revenues (other than interest income on the proceeds of this offering) until, at the earliest, after the consummation of our initial business combination. We cannot assure you as to when or if our initial business combination will occur.

We may not be able to consummate our initial business combination within the required time frame, in which case, we would be forced to dissolve and liquidate.

We must consummate our initial business combination with a fair market value of at least 80% of our net assets (excluding deferred underwriting discounts and commissions held in the trust account in the amount of $6,000,000 (or $6,900,000, if the underwriters’ over-allotment option is exercised in full)) at the time of the execution of the definitive agreement for the acquisition within 18 months after the consummation of this offering (or within 24 months after the consummation of this offering if a letter of intent, agreement in principle or a definitive agreement has been executed within 18 months after the consummation of this offering). If we fail to consummate our initial business combination within the required time frame, we will be forced to dissolve and liquidate. We may not be able to find a suitable target business within the required time frame. In addition, our negotiating position and our ability to conduct adequate due diligence on any potential target may be reduced as we approach the end of the required time frame. We have not identified or been provided with the identity of, or had any direct or indirect contact with, a target business. No person acting on our behalf has taken any direct or indirect measures to identify or contact a target business. We have not been approached by a third party offering any target business to us. We cannot assure you as to when or if our initial business combination will occur.

Because there are numerous companies with a business plan similar to ours seeking to consummate an initial business combination, it may be more difficult for us to do so.

Based upon publicly available information as of June 20, 2006, we have identified approximately 57 similarly structured companies which have gone public since 2003, of which 7 have actually consummated a business combination. As of such date, the remaining 50 companies have more than $3.4 billion in trust and are seeking to consummate business combinations. Of these companies, 17 have announced that they have entered into definitive agreements for business combinations but not yet consummated these transactions. In addition, while some of the companies must consummate their respective business combinations in specific industries, a significant number of them may consummate their business combinations in any industry they choose or have very broad definitions of the industries they will target. Therefore, we may be subject to competition from these and other companies as well as financial institutions and numerous other buyers for potential acquisitions. As a result, we face increased competition in targeting an operating business in this sector. Furthermore, there are a number of additional offerings for similarly structured companies that are still in the registration process but have not completed initial public offerings and there are likely to be more such companies filing registration statements for initial public offerings after the date of this prospectus and prior to the consummation of our initial business combination.

We cannot assure you that we will be able to successfully compete for an attractive business combination. In addition, because of this competition, we cannot assure you that we will be able to effectuate our initial business combination within the required time period. Further, the fact that only 7 of such companies have consummated a business combination and only 17 of such companies have entered into a definitive agreement for a business combination may be an indication that there are only a limited number of attractive targets available to similarly structured companies or that many targets are not inclined to enter into a transaction with a similarly structured company. Moreover, we will also compete with private equity funds, financial institutions and numerous other buyers for potential acquisitions. If we are unable to consummate an initial business combination within the required time period, we will be forced to liquidate.

Because of our limited resources and the significant competition for business combination opportunities, we may not be able to consummate an attractive business combination.

We expect to encounter intense competition from other entities having a business objective similar to ours, including venture capital funds, leveraged buyout funds and operating businesses competing for acquisitions. Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe that there are numerous potential target businesses that we could acquire with the net proceeds of this offering, together with additional financing if available, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Further:

•	our obligation to seek stockholder approval of a business combination may delay the consummation of a transaction;
•

our obligation to convert into cash certain shares of common stock in the event a business combination is consummated and public stockholders owning less than 20% of the shares sold in this offering vote against such business combination and exercise their conversion rights may reduce the resources available for a business combination; and

•

our outstanding warrants and the purchase options granted to employees of FTN Midwest Securities Corp. and our existing stockholders and the future dilution they potentially represent, may not be viewed favorably by certain target businesses.

Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination. In addition, since our business combination may entail the contemporaneous acquisition of several operating businesses and may be with different sellers, we will need to convince such sellers to agree that the purchase of their businesses is contingent upon the simultaneous closings of the other acquisitions. We cannot assure you that we will be able to convince such sellers. Furthermore, consummating our initial business combination through more than one acquisition would likely result in increased due diligence and negotiation costs. Additionally, the difficulties involved in consummating multiple acquisitions concurrently may increase the likelihood that we would be unable to successfully consummate our initial business combination in a timely manner.

If we are forced to distribute the funds held in the trust account before consummating our initial business combination, our public stockholders may receive less than $8.00 per share upon distribution of amounts held in the trust account and our remaining assets distributable to them and our warrants will expire worthless.

If we fail to consummate our initial business combination within the time period and on the terms described in this prospectus and thereafter distribute to the public stockholders the amount held in the trust account and remaining assets distributable to them, the total amount distributable per share may be less than $8.00 because of the expenses related to this offering, our general and administrative expenses and our other expenses, including the anticipated expenses of identifying a target company and negotiating our initial business combination. In addition, claims of third parties may have priority over the funds so distributable (including the funds held in the trust account), which may further decrease the amount distributed to the public stockholders. In addition, before and after such distribution is made to public stockholders, such third party claimants may have rights to funds pursuant to fraudulent conveyance laws and, if we declare bankruptcy, our creditors in such bankruptcy proceeding may receive priority to such funds. Furthermore, the warrants will expire worthless if we liquidate before the consummation of our initial business combination.

If you vote in favor of our initial business combination and such combination is approved and consummated, a portion of the trust account may be disbursed to stockholders who vote against such combination and properly exercise their conversion rights and will not be available to us for any purpose.

If our initial business combination is approved and consummated, stockholders who vote against such combination and properly exercise their conversion rights will be entitled to receive a pro rata share of the amount held in the trust account, including any interest earned on amounts held and underwriting discounts and commissions deposited in the trust account (net of taxes payable on such interest and excluding amounts disbursed to us to cover our operating expenses). Such amount will be paid from the trust account and will therefore not be available to fund either such business combination or our future operations.

You will not be entitled to protections normally afforded to investors of blank check companies under the federal securities laws.

Because the net proceeds of this offering are intended to be used to consummate our initial business combination with one or more operating businesses that have not been identified, we may be deemed to be a “blank check” company under the federal securities laws. However, since we will have net tangible assets in excess of $5,000,000 upon closing of this offering and will file a Current Report on Form 8-K with the SEC upon closing of this offering, which will include an audited balance sheet demonstrating this fact, we believe that we are exempt from rules promulgated by the SEC to protect investors in blank check companies according to Rule 419. Accordingly, investors will not be afforded the benefits or protections of those rules, such as entitlement to all of the interest earned on the funds deposited into the trust fund. Because we do not believe we are subject to Rule 419, a portion of the income earned on the funds held in trust accounts will be distributed to us to fund certain operating expenses and will not be available to those public stockholders converting in connection with a business combination, our units will be immediately tradeable and we have a longer period of time within which to consummate our initial business combination in certain circumstances. For a more detailed comparison of our offering to offerings under Rule 419, see “Proposed Business - Comparison to Offerings of Blank Check Companies.”

Under Delaware law, the requirements and restrictions relating to this offering contained in our amended and restated certificate of incorporation may be amended, which could reduce or eliminate the protection afforded to our stockholders by such requirements and restrictions.

Our amended and restated certificate of incorporation sets forth certain requirements and restrictions relating to this offering that shall apply to us until the consummation of our initial business combination. Specifically, our amended and restated certificate of incorporation provides, among other things, that:

•	prior to the consummation of our initial business combination, we shall submit such business combination to our stockholders for approval;
•

we may only consummate our initial business combination if: (i) it is approved by a majority of the shares of common stock voted by holders of shares of common stock sold in this offering, and (ii) holders of shares of common stock sold in this offering owning less than 20% of the shares sold in this offering exercise their conversion rights;

•

if our initial business combination is approved and consummated, holders of shares of common stock sold in this offering who voted against the business combination and exercised their conversion rights will receive their pro rata share of the trust account (including the deferred underwriting compensation and the interest earned on the amount held in the trust account, net of taxes and amounts disbursed to us to cover our expenses); and

•	if our initial business combination is not consummated or a letter of intent, an agreement in principle or a definitive agreement is not signed within the time periods specified in this prospectus:
•	our corporate purposes and powers will immediately thereupon be limited to acts and activities relating to dissolving and winding up our affairs, including liquidation, and we will not be able to engage in any other business activities;

•	our board of directors will be required to adopt, within 15 days thereafter, a resolution pursuant to Section 275(a) of the Delaware General Corporation Law finding our dissolution advisable and provide such notices to our stockholders as required by Section 275(a) as promptly thereafter as possible; and

•	if stockholders owning a majority of shares of common stock approve our dissolution, we must promptly adopt a plan of distribution in accordance with the terms of this offering.

Our amended and restated certificate of incorporation prohibits the amendment of the above-described provisions until the consummation of our initial business combination. However, the validity of provisions prohibiting amendment of the amended and restated certificate of incorporation under Delaware law has not been settled. A court could conclude that the prohibition on amendment violates the stockholders’ implicit rights to amend a corporate charter. In that case, the above-described provisions would be amendable and any such amendment could reduce or eliminate the protection afforded to holders of shares of common stock sold in this offering. However, we view the foregoing provisions as obligations to our stockholders, and we will not take any actions to waive or amend any of these provisions.

If third parties bring claims against us, the proceeds held in trust and the per-share liquidation price received by stockholders could be reduced.

Our placing of funds in trust may not protect those funds from third party claims against us. Upon our dissolution, we will be required, pursuant to Delaware General Corporation Law Sections 280 and 281, to pay or make reasonable provision to pay all claims and obligations of the company, including contingent or conditional claims, which we intend to pay, to the extent sufficient to do so, from our funds not held in trust. We will seek to have each vendor, service provider and other entities we engage execute an agreement with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account. There is no guarantee, however, that we will be able to obtain such agreements or that even if such agreements are executed, that such agreements would prevent claims against the trust account. There is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. We will seek to have any target business covenant, as part of any non-disclosure or similar agreement prior to the entering into any definitive acquisition agreement, that it will not pursue any claim or enforce any right, title, interest or claim of any kind in or to any monies in the trust fund.

               If we are unable to consummate our initial business combination, our current officers will agree, prior to the consummation of this offering, that they will be personally liable, jointly and severally, for any claims by vendors, target businesses or other third parties (with whom we buy or sell goods or services, have negotiations or enter into contracts) who have not waived their rights to make claims against the proceeds in the trust account. If a current officer ceases to be an officer of the Company for any reason, such officer’s liability will extend solely to claims arising out of actions or omissions during such person’s tenure as an officer of the Company. We cannot assure you that our current officers will be able to satisfy any obligations to ensure that the proceeds in the trust account are not reduced by the claims of such vendors, target businesses or other third parties and we have not independently ascertained the financial ability of our officers to satisfy their indemnification obligations. In addition, creditors may seek to interfere with the distribution process under state or federal creditor and bankruptcy laws. Accordingly, we cannot assure you that the actual per share distribution price will not be reduced or that there will not be delays in addition to those imposed by our duties to comply with the Delaware General Corporation Law procedures and federal securities laws and regulations.

If we do not timely consummate our initial business combination, we will be required to dissolve, but such dissolution requires the approval of holders of a majority of our outstanding stock in accordance with Delaware law. Without this stockholder approval, we will not be able to dissolve and liquidate and we will not distribute funds from our trust account to holders of our common stock sold in this offering.

If we do not consummate an initial business combination within 18 months after the consummation of this offering (or within 24 months after the consummation of this offering if a letter of intent, agreement in principle or definitive agreement is executed within 18 months after the consummation of this offering and the business combination relating thereto is not consummated within such 18-month period), our amended and restated certificate of incorporation (a) provides that our corporate powers will automatically thereafter be limited to acts and activities relating to dissolving and winding up our affairs, including liquidation, and we will not be able to engage in any other business activities and (b) requires that our board of directors no later than 15 days after the expiration of such time period adopt a resolution finding our dissolution advisable and provide notice as soon as possible thereafter of a special meeting of stockholders to vote on our dissolution. Pursuant to Delaware law, our dissolution also requires the affirmative vote of stockholders owning a majority of our then outstanding common stock. In order to solicit such stockholder approval,

•	our board of directors will cause to be prepared a preliminary proxy statement setting forth the board of directors’ recommendation that we dissolve;

•	we would expect that on the date that the board of directors adopts such recommendation, we would file the preliminary proxy statement with the SEC;
•

if the SEC does not review the preliminary proxy statement, then 10 days following the passing of such deadline, we will mail the proxy statement to our stockholders, and 30 days following the passing of such deadline we will convene a meeting of our stockholders at which they will either approve or reject our dissolution; and

•

if the SEC does review the preliminary proxy statement, we currently estimate that we will receive their comments 30 days following the passing of such deadline. We will mail the proxy statement to our stockholders following the conclusion of the comment and review process (the length of which we cannot predict with any certainty), and we will convene a meeting of our stockholders at which they will either approve or reject our dissolution.

In the event that we do not initially obtain approval for our dissolution by stockholders owning a majority of our outstanding common stock, we will continue to take all reasonable actions to obtain such approval, which may include adjourning the meeting from time to time to allow us to obtain the required vote and retaining a proxy solicitation firm to assist us in obtaining such vote. However, we cannot assure you that our stockholders will approve our dissolution in a timely manner or ever approve our dissolution. If we are not able to obtain approval from a majority of our stockholders, we cannot dissolve and liquidate and we will not be able to distribute funds from our trust account to holders of our common stock sold in this offering and these funds will not be available for any other corporate purpose.

Upon distribution of the trust fund, our stockholders may be held liable for claims of third parties against us to the extent of distributions received by them and such stockholders could be liable for third party claims under fraudulent conveyance laws or monies distributed to such stockholders could be subordinate in priority to claims of our bankruptcy creditors.

Under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If a corporation complies with certain statutory procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that the corporation makes reasonable provision for all claims against it, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. The procedures in Section 280 include a 60-day notice period during which any third-party claims may be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions may be made to stockholders. However, we will seek stockholder approval to make liquidating distributions to our holders of common stock sold in this offering as soon as reasonably practicable following our dissolution in accordance with Section 281(b) of the Delaware statute. Therefore, our stockholders potentially could be liable for any claims to the extent of distributions received by them in a dissolution and any liability of our holders of common stock sold in this offering may extend beyond the third anniversary of such dissolution.

In addition, even after the distribution of the funds held in the trust account to our public stockholders, our creditors may be able to hold our public stockholders liable under fraudulent conveyance laws or other debtor-creditor laws for claims that these creditors have against us in an amount not to exceed the amount of any distributions to our public stockholders following our dissolution. In addition, if we became subject to a bankruptcy proceeding, our creditors may be able to recover amounts distributed to our public stockholders following our dissolution. For further discussion, see “Proposed Business — Effecting a Business Combination — Liquidation if no business combination.”

Because we have not currently selected any prospective target businesses with which to consummate our initial business combination, we are unable to currently ascertain the merits or risks of any particular target business’ operations or the industry or business in which we may ultimately operate.

               Although we intend to focus our efforts on acquiring industrial asset-based businesses that are in, or are suppliers to, the basic industries sector, we may acquire a company operating in any industry or geography we choose. Additionally, we have not yet identified or approached any prospective target businesses. Accordingly, there is no reliable basis for you to currently evaluate the possible merits or risks of the particular industry or geography in which we may ultimately operate or the target business which we may ultimately acquire. To the extent we consummate our initial business combination with a financially unstable company or an entity in its development stage, we may be affected by numerous risks inherent in the business operations of those entities. If we consummate our initial business combination with an entity in an industry or geography characterized by a high level of risk, we may be affected by the currently unascertainable risks of that industry or geography. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors, or that we will have adequate time to complete due diligence. We also cannot assure you that an investment in our units will not ultimately prove to be less favorable to investors in this offering than a direct investment, if an opportunity were available, in any particular target business. For a more complete discussion of our selection of target businesses, see “Proposed Business—Effecting a Business Combination—We have not identified any target businesses.”

We may issue shares of our capital stock, including through convertible debt securities, to consummate our initial business combination, which would reduce the equity interest of our stockholders and could result in a change in control of the Company.

Our amended and restated certificate of incorporation authorizes the issuance of up to 100,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. Immediately after this offering, there will be 54,270,833 (or 48,645,833 in the event the underwriters exercise the over-allotment) authorized but unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants) and all of the 10,000,000 shares of preferred stock available for issuance. Although we have no commitments as of the date of this offering to issue any securities, we may issue a substantial number of additional shares of our common stock or preferred stock, or a combination of both, including through convertible debt securities, to consummate our initial business combination. The issuance of additional shares of our common stock or any number of shares of preferred stock, including upon conversion of any debt securities:

•	may significantly reduce the equity interest of investors in this offering;
•	may provide greater rights to the holders of preferred stock to the rights of the holders of common stock;
•

may cause a change in control if a substantial number of our shares of common stock or voting preferred stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and may also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

For a more complete discussion of the possible structure of our initial business combination, see “Proposed Business—Effecting a Business Combination—Selection of a target business and structuring of a business combination.”

We may issue notes or other debt securities, or otherwise incur substantial debt, to consummate our initial business combination, which may adversely affect our leverage and financial condition.

Although we have no commitments as of the date of this offering to issue any notes or other debt securities, or to otherwise incur outstanding debt, we may choose to incur substantial debt to consummate an initial business combination. The incurrence of debt:

•	may lead to default and foreclosure on our assets if our operating earnings after a business combination are insufficient to pay our debt obligations;
•

may cause an acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach the covenants contained in any debt agreements, such as covenants that require the maintenance of certain financial ratios or reserves, without a waiver or renegotiation of such covenants;

•	may create an obligation to immediately repay all principal and earned interest, if any, upon demand to the extent any debts are payable on demand; and
•

may hinder our ability to obtain additional financing, if necessary, to the extent any debt agreements contain covenants restricting our ability to obtain additional financing while such debt is outstanding, or to the extent our existing leverage discourages other potential investors.

Our ability to successfully consummate our initial business combination and to be successful afterwards will be completely dependent upon the efforts of our key personnel, some of whom may join us following such business combination and may be unfamiliar with the requirements of operating a public company, which may adversely affect our operations.

                 Our ability to successfully consummate our initial business combination will be completely dependent upon the efforts of our key personnel, including Corrado De Gasperis, our Chief Executive Officer, and Dr. Domenico Lepore, our President. We expect one or more members of our current management to continue to serve on our board of directors and to be involved in day-to-day operations following consummation of our initial business combination, subject to the specific needs of the Company and continued election by the stockholders. However, because we have not identified or been provided with the identity of, or had any direct or indirect contact with, a potential target business, the future role of our key personnel following consummation of our initial business combination cannot presently be fully ascertained. Although we expect that Mr. De Gasperis and Dr. Lepore would remain with the survivor of the business combination serving in the capacity of an officer and director thereof, they are not currently obligated to do so.

                 In addition, depending on the target business and its needs, we will attempt to retain its management or will recruit new management team members. While we intend to closely scrutinize the existing management of the target business and any additional managers we engage after consummation of our initial business combination, we cannot assure you that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company as well as United States securities laws, which could cause us to expend time and resources helping them become familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory issues that may adversely affect our operations. Specifically, we may be required to expend significant time and money in documenting and updating the target business’ disclosure controls and procedures and internal control over financial reporting to comply with the requirements of The Sarbanes-Oxley Act of 2002.

Our officers and directors have limited experience with blank check or development stage companies.

                 None of our officers or directors (other than Pat LaVecchia and Sean McDevitt) or any of their affiliates (other than FTN Midwest Securities Corp.) have ever been associated with a blank check company or a development stage company. Accordingly, you may not be able to adequately evaluate their ability to successfully consummate a business combination. Messrs. LaVecchia and McDevitt are affiliated with HAPC, Inc. (OTC: HAPN.OB), a blank check company which has not yet consummated a business combination. FTN Midwest Securities Corp. is acting and has acted as underwriter and adviser to several blank check companies.

Our officers and directors may not have significant experience or knowledge of the industry of the target business.

If we decide to acquire a target business that operates in a field outside of the realm of experience of our officers and directors, we cannot assure you that our officers and directors will have gained enough experience or have sufficient knowledge relating to the industry of the target business to make an appropriate acquisition decision.

Certain of our officers and directors own shares of common stock that will not participate in distributions from the trust account and, therefore, they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination.

                 Certain of our officers and directors own shares of our common stock that were issued prior to this offering, but have waived their right to receive distributions from the trust account with respect to those shares if we are unable to consummate our initial business combination. Additionally, our existing stockholders intend to purchase an aggregate of 1,666,667 warrants in a private placement for an aggregate of $1,500,000 on the same terms as the public warrants, except as otherwise necessary to reflect the fact that they will be sold in a private placement and so as to, among other things, permit delivery of unregistered shares upon exercise and permit tacking of holding periods under Rule 144. The securities owned by our officers and directors prior to this offering and those purchased in the private placement will be worthless if we do not consummate our initial business combination. The personal and financial interests of our directors and officers may influence their motivation in timely identifying and selecting a target business and consummating our initial business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest.

If our common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934, as amended. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;
•	receive the purchaser’s written agreement to a transaction prior to sale;
•

provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•

obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If our common stock becomes subject to these rules, broker-dealers may find it difficult to effect customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

We may only be able to consummate the initial business combination, which may cause us to be solely dependent on a single business and a limited number of products permanently or for an extended period.

It is probable that our initial business combination will be with a single target business, which may cause us to be solely dependent on a single business and a limited number of products.

Our initial business combination must be with a business or businesses with a collective fair market value of at least 80% of our net assets at the time of the execution of a definitive agreement for the acquisition (excluding deferred underwriting discounts and commissions held in the trust account in the amount of $6,000,000 (or $6,900,000 if the underwriters’ over-allotment option is exercised in full)). We may not be able to acquire more than one target business because of various factors, including possible complex accounting issues, which would include generating pro forma financial statements reflecting the operations of several target businesses as if they had been combined, and numerous logistical issues, which could include attempting to coordinate the timing of negotiations, proxy statement disclosure and closings with multiple target businesses. In addition, we would also be exposed to the risk that conditions to closings with respect to the acquisition of one or more of the target businesses would not be satisfied, bringing the fair market value of the initial business combination below the required threshold of 80% of the fair market value of our net assets. Accordingly, while it is possible that we may attempt to effect our initial business combination with more than one target business, we are more likely to choose a single target business if deciding between one target business meeting such 80% threshold and comparable multiple target business candidates collectively meeting the 80% threshold. Consequently, it is probable that, unless the purchase price consists substantially of our equity, we will have the ability to complete only the initial business combination with the proceeds of this offering. Accordingly, the prospects for our success may be:

•	solely dependent upon the performance of a single business, or
•	dependent upon the development or market acceptance of a single or limited number of processes or products.

In this case, we may not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry.

Our board of directors may independently determine whether the target business has a fair market value.

The initial target business or businesses that we acquire must have a collective fair market value equal to at least 80% of our net assets at the time of the execution of a definitive agreement for the acquisition (excluding deferred underwriting discounts and commissions held in the trust account in the amount of $6,000,000 (or $6,900,000 if the underwriters’ over-allotment option is exercised in full)). The fair market value of such business will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings, cash flow and book value. We are not required to obtain an opinion from an investment banking firm as to such fair market value. However, if we obtain an opinion from an unaffiliated, independent investment banking firm, a summary of the opinion will be contained in the proxy statement that will be mailed to stockholders in connection with obtaining approval of our initial business combination and we will obtain the consent of the investment banking firm to the inclusion of its opinion in our proxy statement.

We may have insufficient resources to cover our operating expenses and the expenses of consummating our initial business combination.

                 We will have approximately $3,000,000 available to us to cover our expenses for the next 24 months, including expenses incurred in identifying a target business and the negotiation and consummation of our initial business combination. This $3,000,000 consists of $1,500,000 of proceeds from the private placement and $1,500,000 from the interest income earned from the funds held in trust. We believe that $3,000,000 will be sufficient for such purposes and is based on our estimate of those costs. Those estimates may prove inaccurate, especially if a portion of the available proceeds is used to make a down payment or pay exclusivity or similar fees in connection with a business combination or if we expend a significant portion of the available proceeds in pursuit of a business combination that is not consummated. If we do not have sufficient proceeds available to fund our expenses (including such down payment or exclusivity fee), we may be forced to obtain additional financing. We may not be able to obtain additional financing and our existing stockholders and management are not obligated to provide any additional financing. If we do not have sufficient proceeds and cannot obtain additional financing when needed, we would be compelled to restructure or abandon that particular business combination or seek alternate target businesses and eventually may be forced to dissolve and liquidate prior to consummating our initial business combination. In addition, if we consummate our initial business combination, we may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business.

Our existing stockholders control a substantial interest in us and thus may influence certain actions requiring stockholder vote.

                 Upon consummation of our offering, our existing stockholders will collectively own at least 20% of our issued and outstanding shares of common stock. In addition, after consummating our initial business combination, a portion of the existing stockholders’ shares owned prior to our offering and purchased in this offering will continue to be held in escrow.

In connection with the vote required for our initial business combination, our existing stockholders have agreed to vote all of the shares of common stock owned by them immediately before this offering in the same way as the holders of the majority of the shares sold to the public in the offering.

                 It is unlikely that there will be an annual meeting of stockholders to elect new directors prior to the consummation of our initial business combination, in which case all of the current directors will continue in office at least until the consummation of the business combination. Accordingly, our existing stockholders will continue to exert control at least until the consummation of our initial business combination.

Our amended and restated certificate of incorporation and amended and restated by-laws contain certain provisions that may make it more difficult, expensive or otherwise discourage, a tender offer or a change in control or takeover attempt by a third party, even if such a transaction would be beneficial to our stockholders.

                 The existence of certain provisions in our amended and restated certificate of incorporation and amended and restated by-laws may have a negative impact on the price of our common stock by discouraging a third party from purchasing our common stock. These provisions could also have the effect of discouraging a third party from pursuing a non-negotiated takeover of our Company and preventing certain changes of control. Our amended and restated by-laws require that, subject to certain exceptions, any stockholder desiring to propose business or nominate a person to the board of directors at a stockholders meeting must give notice of any proposals or nominations within a specified time frame. Our amended and restated certificate of incorporation also limit the ability of stockholders to remove directors, call stockholders’ meetings and act by written consent and provide that vacancies of the board of directors may only be filled by the remaining directors.

Our existing stockholders paid approximately $.001 per share for the shares of common stock owned by them prior to this offering and, accordingly, you will experience immediate and substantial dilution upon the purchase of our units offered by this prospectus.

        The difference between the public offering price per share of common stock, assuming no value is attributed to the warrants included in the units, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of common stock which may be converted into cash and the warrant net-cash settlement value liability we are required to reflect pursuant to EITF 00-19), by the number of outstanding shares of our common stock.

        At June 15, 2006, our net tangible book value was approximately $(88,803), or approximately ($0.02) per share of common stock. After giving effect to the stock split for our common stock effected on June 26, 2006 and to the sale of 18,750,000 shares of common stock included in the units (but excluding shares underlying the warrants included in the units) and the deduction of underwriting discounts and estimated expenses of this offering, our pro forma net tangible book value (as decreased by the value of 3,748,125 shares of common stock which may be converted into cash and the warrant net-cash settlement value liability that we are required to reflect pursuant to EITF 00-19) at June 15, 2006 would have been approximately $91,307,436 or $4.64 per share.

        The total dilution after this offering is approximately $3.36, or 42%, primarily due to the fact that our existing stockholders acquired their shares of common stock at a nominal price and in part due to the conversion rights offered to the public stockholders and the warrant net-cash settlement value liability. The sale of 18,750,000 shares of common stock included in the units (including the value of common stock which may be converted into cash) represents an immediate increase in net tangible book value of $5.63 per share to the existing stockholders and an immediate dilution of $2.39 per share, or 30%, before the accounting for the warrant net-cash settlement value liability. The impact of the accounting for the warrant net-cash settlement value liability is a decrease to the net tangible book value of $19,218,750, or additional dilution of $0.97 per share.

The warrants and the purchase options may have an adverse effect on the market price of our common stock and make it more difficult to consummate our initial business combination using our common stock as consideration.

In connection with this offering, as part of the units, we will be issuing warrants to purchase 18,750,000 shares of common stock. In addition, we have agreed to sell to employees of FTN Midwest Securities Corp. an option to purchase units up to an aggregate of 750,000 units (representing 4% of the units offered in this offering) that, if exercised, would result in the issuance of an additional 750,000 shares of common stock and 750,000 warrants. We have also agreed to sell to our existing stockholders an option to purchase units up to an aggregate of 187,500 units (representing 1% of the units offered in this offering) that, if exercised, would result in the issuance of an additional 187,500 shares of common stock and 187,500 warrants. To the extent that we issue shares of common stock to consummate our initial business combination, the potential for the issuance of 20,625,000 additional shares upon exercise of the warrants and the purchase options could make us a less attractive acquisition vehicle to a target business because such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued to consummate our initial business combination. Accordingly, the warrants and the purchase options may make it more difficult to consummate our initial business combination or increase the cost of a business combination. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants and the purchase options could have an adverse effect on the market price for our securities or on our ability to obtain future financing. If and to the extent the warrants or the purchase options are exercised, you will experience additional dilution.

The fair value of our warrants may increase from quarter to quarter, and as a result, we may be required pursuant to EITF 00-19 to reflect a corresponding increase in our expenses and our liabilities for the applicable quarter, which will reduce our stockholders’ equity on our balance sheet for the applicable quarter and decrease our total net income on our income statement for the applicable quarter.

        Pursuant to EITF 00-19, we must also reflect as a liability the net-cash settlement value of our outstanding public and purchase option warrants because the warrant agreement will provide for the delivery of only registered securities underlying the 18,750,000 issued and outstanding public warrants and the 937,500 purchase option warrants. Currently, we have estimated the net-cash settlement value of the warrants to be $.90 per warrant, for a total liability of $19,218,750. In the event that at the end of any fiscal quarter the fair value of our outstanding public and purchase option warrants increases or decreases, we will be required to re-value the net-cash settlement value of the public and purchase option warrants and to reflect such change for the applicable fiscal quarter in our financial statements in accordance with EITF 00-19. If the net-cash settlement value at the end of any fiscal quarter increases, we will recognize a corresponding increase in expense for such fiscal quarter, as well as reflect a corresponding increase in our liabilities for such fiscal quarter, in accordance with EITF 00-19, resulting in a reduction of our stockholders’ equity on our balance sheet for such fiscal quarter and a decrease in total net income on our income statement for such fiscal quarter.

If our existing stockholders exercise their registration rights, it may have an adverse effect on the market price of our common stock and the existence of these rights may make it more difficult to consummate our initial business combination.

                 Our existing stockholders are entitled to demand that we register the resale of their shares of common stock in certain circumstances. For more information, see “Certain Relationships and Related Transactions—Prior Share Issuances.” If our existing stockholders exercise their registration rights with respect to all of their shares of common stock, then there will be an additional 4,687,500 shares of common stock eligible for trading in the public market. The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of these rights may make it more difficult to effect a business combination or increase the cost of a target business, as the stockholders of a particular target business may be discouraged from entering into a business combination with us or will request a higher price for their securities as a result of these registration rights and the potential future effect their exercise may have on the trading price of our common stock.

You will be able to purchase our securities only if you reside in certain states or are an institutional investor as defined under applicable state securities laws. In addition, there may be restrictions under applicable state securities laws on your ability to resell the securities you purchase in the offering.

We intend to apply to register or qualify our securities, or will seek to obtain an exemption from registration, in only a very small number of states. Unless you are an institutional investor as defined under the securities laws of your state, you must be a resident of one of these states in order to purchase securities in this offering. The definition of an “institutional investor” varies from state to state but generally includes banks and other financial institutions, broker-dealers, insurance companies, pension or profit-sharing plans and other large sophisticated entities. You should consult with your own financial and legal advisors to determine whether you would qualify as an institutional investor under the laws of your state.

Your ability to resell your securities will also be limited by applicable state securities laws. You may be able to resell your securities only in the states in which the securities are registered or qualified, if any, or only to persons who qualify as institutional investors, which may have an adverse effect upon the trading price of our securities. See “Underwriting – State Blue Sky Information” in this prospectus.

We intend to have our securities quoted on the OTC Bulletin Board, which will limit the liquidity and price of our securities more than if our securities were quoted or listed on the Nasdaq Stock Market or a national exchange.

Our securities will be traded in the over-the-counter market. It is anticipated that they will be quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities sponsored and operated by the National Association of Securities Dealers, Inc., but not included in the Nasdaq Stock Market. We cannot assure you that our securities will be or will continue to be quoted on the OTC Bulletin Board. Quotation of our securities on the OTC Bulletin Board may limit the liquidity and price of our securities more than if our securities were quoted or listed on the Nasdaq Stock Market or a national exchange. Lack of liquidity may limit the price at which you may be able to sell our securities or your ability to sell our securities at all.

There is currently no market for our securities and a market for our securities may not develop, which could adversely affect the liquidity and price of our securities.

There is no market for our securities. Therefore, stockholders should be aware that they cannot benefit from information about prior market history as to their decisions to invest in our securities. In addition, the price of the securities, after the offering, can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports.

Furthermore, an active trading market for our securities may never develop or, if developed, it may not be maintained. Investors may be unable to sell their securities unless a market can be established or maintained.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to consummate our initial business combination.

If we are deemed to be an investment company under the Investment Company Act of 1940, our activities may be restricted and these restrictions may make it difficult for us to consummate our initial business combination. Such restrictions include:

•	restrictions on the nature of our investments; and

•	restrictions on the issuance of securities.

In addition, we may have burdensome requirements imposed on us, including:

•	registration as an investment company;
•	adoption of a specific form of corporate structure; and
•	reporting, recordkeeping, voting, proxy and disclosure requirements and other rules and regulations.

We have not budgeted any expense for compliance with these additional regulatory burdens. Accordingly, the proceeds held in trust may only be invested by the trust agent in “government securities” with specific maturity dates or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. We intend to meet the requirements for the exemption from the Investment Company Act provided in Rule 3a-1 promulgated thereunder. Since we intend to acquire one or more operating businesses in a business combination and to use the proceeds in connection with or for other corporate purposes after consummation of such business combination, this offering is not intended for persons who are seeking a return on investments in government securities. Notwithstanding our belief that we will not be deemed to be an investment company, if we are required to seek, but do not obtain, stockholder approval of our dissolution and liquidation and the funds remain in the trust account for an indeterminable amount of time, we may be considered to be an investment company and thus required to comply with the Investment Company Act.

Risks Associated with Our Target Industries

We will be dependent on the industries of our customers. Our results of operations may deteriorate during global and regional economic downturns.

After we consummate our initial business combination, we expect that many of our products may be sold to global basic industries that are experiencing various degrees of growth and consolidation. Customers in these industries are located in every major geographic market. As a result, our customers will be affected by changes in global and regional economic conditions. Accordingly, we may be directly affected by changes in global and regional economic conditions. These conditions are affected by events and circumstances beyond our control such as geopolitical events, changes in demand by consumers, businesses and governments and policy decisions by governments and central banks. As a result of changes in global and regional economic conditions, demand and pricing for our products sold to these industries may fluctuate significantly.

Demand for our products sold to these industries may be adversely affected by improvements in our products as well as in the manufacturing operations of customers, which reduce the rate of consumption or use of our products for a given level of production by our customers.

Sales volumes and prices of our products sold to these industries are impacted by the supply/demand balance as well as overall demand and growth of and consolidation within the end markets for our products. In addition to the factors mentioned above, the supply/demand balance is affected by factors such as business cycles, rationalization within our industry, and output and productivity within our industry and the end markets for our products, some of which factors are affected by decisions by us.

We cannot assure you that any of the industries to which we will sell products will continue to strengthen as a result of current economic conditions. Accordingly, we cannot assure you that there will be stability or growth in demand for or prices of our products sold to these industries. An adverse change in global or certain regional economic conditions could adversely affect us in a material way.

We may be subject to risks associated with operations in multiple countries.

A substantial portion of our net sales may be derived from sales outside of the U.S., and a substantial portion of our operations and our total property, plant and equipment and other long-lived assets may be located outside the U.S. As a result, we may be subject to risks associated with operating in multiple countries, including:

•

currency devaluations and fluctuations in currency exchange rates, including impacts of transactions in various currencies, translation of various currencies into dollars for U.S. reporting purposes, realization of deferred tax assets in various jurisdictions and impacts on results of operations due to the fact that costs of foreign subsidiaries are primarily incurred in local currency while their products may be sold in dollars;

•	imposition of or increases in customs duties and other tariffs;
•

imposition of or increases in currency exchange controls, including imposition of or increases in limitations on conversion of various currencies into dollars, making of intercompany loans by subsidiaries or remittance of dividends, interest or principal payments or other payments by subsidiaries;

•	imposition of or increases in revenue, income or earnings taxes and withholding and other taxes on remittances and other payments by subsidiaries;
•	imposition of or increases in investment or trade restrictions and other restrictions or requirements by non-U.S. governments;
•

inability to definitively determine or satisfy legal requirements, inability to effectively enforce contract or legal rights and inability to obtain complete financial or other information under local legal, judicial, regulatory, disclosure and other systems; and

•	nationalization and other risks which could result from a change in government or other political, social or economic instability.

We cannot assure you that such risks will not have a material adverse effect on us in the future.

In general, our results of operations and financial condition will be affected by inflation in each country in which our target business will have a manufacturing facility. We cannot assure you that future increases in our costs will not exceed the rate of inflation or the amounts, if any, by which we may be able to increase prices for our products.

If relations between the United States and a foreign government deteriorate, it could cause potential target businesses or their goods and services to become less attractive.

The relationship between the United States and non-U.S. governments is subject to sudden fluctuation and periodic tension. For instance, the United States may announce its intention to impose quotas on certain imports. Such import quotas may adversely affect political relations between the two countries and result in retaliatory countermeasures by the foreign government in industries that may affect our ultimate target business. Changes in political conditions in foreign countries and changes in the state of U.S. relations with such countries are difficult to predict and could adversely affect our operations or cause potential target businesses or their goods and services to become less attractive. Because we are not limited to any specific industry, there is no basis for investors in this offering to evaluate the possible extent of any impact on our ultimate operations if relations are strained between the United States and a non-U.S. country in which we acquire a target business or move our principal manufacturing operations.

Because we may acquire an operating business or conduct operations outside of the United States, we may be unable to enforce our legal rights against non-U.S. persons.

Laws of jurisdictions outside the United States may govern many of our material business and operating agreements. We cannot assure you that we will be able to enforce any of our material agreements or that sufficient remedies will be available outside of the United States. Even if we are able to obtain judgments from a United States court with regard to a material agreement against a foreign person, we may not be able to enforce such judgments outside of the United States. The inability to enforce or obtain a remedy under any of our future agreements may have a material impact on our future operations.

Our ability to grow and compete effectively depends on protecting our intellectual property. Failure to protect our intellectual property could adversely affect us.

We believe that the intellectual property that we acquire could be important to our growth. Failure to protect our intellectual property may result in the loss of the exclusive right to use our technologies. We expect to rely on patent, trademark, copyright and trade secret laws and confidentiality and restricted use agreements to protect our intellectual property. Some of our intellectual property may not be covered by any patent or patent application or any such agreement.

We may also own or obtain exclusive and non-exclusive licenses to various domestic and foreign patents related to our technologies. These patents and licenses may expire at various times in the future. When such patents and exclusive licenses expire, we will no longer have the right to exclude others from making, using or selling the claimed inventions.

Patents are subject to complex factual and legal considerations. Accordingly, there can be uncertainty as to the validity, scope and enforceability of any particular patent. Therefore, we cannot assure you that:

•	any of the U.S. or non-U.S. patents hereafter owned by us, or that third parties may in the future license to us, will not be circumvented, challenged or invalidated;
•	any of the U.S. or non-U.S. patents that third parties may non-exclusively license to us in the future, will not be licensed to others; or
•	any of the patents for which we may in the future apply will be issued at all or with the breadth of claim coverage sought by us.

We cannot assure you that agreements designed to protect our proprietary know-how and information will not be breached, that we will have adequate remedies for any such breach, or that our strategic alliance partners, consultants, employees or others will not assert rights to intellectual property arising out of our relationships with them.

In addition, effective patent, trademark and trade secret protection may be limited, unavailable or not applied for in the U.S. or in any of the non-U.S. countries in which we may operate.

Moreover, we cannot assure you that the use of our patented technology or proprietary know-how or information will not infringe the intellectual property rights of others.

Intellectual property protection also does not protect against technological obsolescence due to developments by others or changes in customer needs.

Our ability to establish and maintain our competitive advantage through our technology and any intellectual property rights may be achieved, in part, by prosecuting claims against others whom we may believe to have misappropriated our technology or have infringed upon our intellectual property rights, as well as by defending against misappropriation or infringement claims brought by others against us. Our involvement in litigation to protect or defend our rights in these areas could result in a significant expense to us, adversely affect the development of sales of the related products, and divert the efforts of our technical and management personnel, regardless of the outcome of such litigation.

If necessary, we may seek licenses to intellectual property of others. However, we can give no assurance to you that we will be able to obtain such licenses or that the terms of any such licenses will be acceptable to us. Our failure to obtain a license from a third party for its intellectual property that is necessary for us to make or sell any of our products could cause us to incur substantial liabilities and to suspend the manufacture or shipment of products or use of processes requiring the use of such intellectual property.

Manufacturing operations are subject to increasingly stringent health, safety and environmental requirements.

We may use and generate hazardous substances in any manufacturing operations we acquire. In addition, properties on which we may operate in the future may be used or may have previously been used for industrial purposes. Further, those manufacturing operations may involve risks of personal injury or death. We may be subject to increasingly stringent environmental, health and safety laws and regulations relating to our future properties and neighboring properties and our future operations. These laws and regulations provide for substantial fines and criminal sanctions for violations and sometimes require the installation of costly pollution control or safety equipment or costly changes in operations to limit pollution or decrease the likelihood of injuries. In addition, we may become subject to potential material liabilities for the investigation and cleanup of contaminated properties and to claims alleging personal injury or property damage resulting from exposure to or releases of hazardous substances or personal injury as a result of an unsafe workplace. Further, noncompliance with or stricter enforcement of existing laws and regulations, adoption of more stringent new laws and regulations, discovery of previously unknown contamination or imposition of new or increased requirements could require us to incur costs or become the basis of new or increased liabilities that could be material.

We may be dependent on supplies of raw materials and energy at affordable prices. Our results of operations could deteriorate if that supply is substantially disrupted for an extended period.

We may purchase raw materials and energy from a variety of sources. We may purchase them under short term contracts or on the spot market, in each case at fluctuating prices. The availability and price of raw materials and energy may be subject to curtailment or change due to:

•	limitations which may be imposed under new legislation or regulation;
•	suppliers’ allocations to meet demand of other purchasers during periods of shortage (or, in the case of energy suppliers, extended cold weather);
•	interruptions in production by suppliers; and

•	market and other events and conditions.

We cannot assure you that we will be able to successfully mitigate future increases in the price of raw materials or energy. A substantial increase in raw material or energy prices which cannot be mitigated or passed on to customers or a continued interruption in supply would have a material adverse effect on us.

Our results of operations could deteriorate if the manufacturing operations we acquire were substantially disrupted for an extended period.

Any manufacturing operations that we may acquire may be subject to disruption due to extreme weather conditions, floods and similar events, major industrial accidents, strikes and lockouts, adoption of new laws or regulations, changes in interpretations of existing laws or regulations or changes in governmental enforcement policies, and other events. We cannot assure you that no such events will occur. If such an event occurs, it could have a material adverse effect on us.

We may enter into an industry that is highly competitive. Our market share, net sales or net income could decline due to vigorous price and other competition.

Many of the companies with which we may enter into a business combination participate in industries that compete (other than with respect to new products) primarily on product differentiation and quality, delivery reliability, price and customer service. Price increases by us or price reductions by our competitors, decisions by us or our competitors with respect to prices, volumes or profit margins, technological developments, changes in the desirability or necessity of entering into long term supply contracts with customers or other competitive or market factors or strategies could adversely affect our market share, net sales or net income.

Competition with respect to new products is expected to be based primarily on product innovation, performance and cost effectiveness as well as customer service.

Competition could prevent implementation of price increases, require price reductions or require increased spending on research and development, marketing and sales that could adversely affect us.

We may enter into an industry that is highly speculative and capital intensive.

Many of the companies with which we may enter into a business combination operate in industries that are highly speculative and capital intensive, including the mining and chemical industries. Most mineral exploration efforts are not successful, in that they do not result in the discovery of minerals of sufficient quantity or quality to be profitably mined. Many chemical research and development efforts are also unsuccessful in developing a new formula or product, despite the investment of significant time and money. Mineral exploration involves significant risk because few explored properties contain bodies of ore that would be commercially economic to develop into producing mines.

If we consummate a business combination with a business in the energy industry, conservation measures and technological advances could reduce demand for oil and gas, negatively impacting our revenues.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and gas, technological advances in fuel economy and energy generation devices could reduce demand for oil and gas. We cannot predict the impact of the changing demand for oil and gas services and products, and any major changes may have a material adverse effect on our business, financial condition, results of operations and cash flows.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. In addition, we or our representatives have made or may make forward-looking statements on telephone or conference calls, in person, or otherwise. These include statements about such matters as: our plans, strategies and prospects, both business and financial. All statements other than statements of current or historical fact contained in this prospectus are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “would,” “could,” “plan,” “will,” “may,” “intend,” “project”, “estimate,” “goal”, “potential,” “target”, “continue” and similar expressions (or the negative of these words) identify some of these forward-looking statements.

We have based these forward-looking statements largely on our current expectations and assumptions about future events, circumstances and trends that we believe may affect our financial condition, results of operations and business activities and strategies. These expectations and assumptions may be inaccurate and may be affected by the risks described in “Risk Factors,” as well as by future decisions by us. Actual results, events, circumstances and trends could differ materially from those set forth in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus. In addition, no assurance can be given that any future transaction about which forward-looking statements may be made will be completed or as to the timing or terms of any such transaction.

              Our forward-looking statements speak only as of the date they are made. Neither we nor any person acting on our behalf assumes responsibility for the future accuracy or completeness of these forward-looking statements. All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by the factors described in this prospectus. Except as otherwise required to be disclosed in periodic reports required to be filed by public companies with the SEC pursuant to the SEC’s rules, we have no obligation to update any forward-looking statements.

USE OF PROCEEDS

        We intend to use the gross proceeds from this offering as follows:

	Assuming No Exercise of Over- Allotment	Assuming Exercise of Over- Allotment Option

Gross proceeds(1)	$150,000,000	$172,500,000
Offering expense:
Underwriting discounts (7% of gross proceeds)	10,500,000	12,075,000
Underwriters' non-accountable expense allowance (.75% of gross proceeds of initial distribution)	1,125,000	1,125,000
Legal fees and expenses (including blue sky
services and expenses)	400,000	400,000
Printing and engraving expenses	50,000	50,000
Accounting fees and expenses	25,000	25,000
SEC registration fee	32,702	32,702
NASD filing fee	31,063	31,063
Initial trustee fees	15,000	15,000
Miscellaneous expenses(2)	46,235	46,235

Total offering expenses	12,225,000	13,800,000

Total net proceeds	$137,775,000	$158,700,000

Offering proceeds to be held in trust	$137,775,000	158,700,000
Deferred underwriting discounts and commissions
to be held in trust(3)	6,000,000	6,900,000

Total held in trust in event of liquidation	$143,775,000	$165,600,000

Percentage of gross proceeds from this offering held in the trust account	95.9%	96.0%

__________________

Footnotes to this table appear after the following table.

        Prior to the consummation of this offering, we expect to complete a private placement of warrants in the aggregate amount of $1,500,000. We intend to use these funds to cover our expenses, including expenses incurred in identifying a target business and the negotiation and consummation of our initial business combination. In addition, we may also use the first $100,000 per month of after-tax interest income earned on the offering proceeds deposited in trust to cover such expenses, up to a maximum of $1,500,000.

        We intend to be prudent in the use of available cash with a view to minimizing such use to the extent practicable prior to consummation of our initial business combination. Assuming that we may need to use the full $3,000,000 to cover our expenses, including expenses incurred in identifying a target business and the negotiation and consummation of a business combination, we have allocated the maximum amount available to us for operating expenses as follows:

Possible uses of funding:
Legal, accounting and other non-travel expenses in connection with due diligence investigations, structuring and negotiation of a business combination(4)	$1,350,000
Travel expenses in connection with due diligence investigations,
structuring and negotiation of a business combination(5)	250,000

Legal and accounting fees relating to SEC reporting obligations and proxy
solicitations in connection with a proposed business combination	300,000
Director and officer insurance	295,000
Officers' compensation(6)	555,000
Miscellaneous expenses and reserves(7)	250,000

Total possible uses	$3,000,000

_______________

(1)

Excludes the $80 purchase price for the purchase option issued to employees of FTN Midwest Securities Corp., the $20 purchase price for the purchase option issued to our existing stockholders, proceeds from the sale of units under such purchase options and proceeds from the exercise of the public warrants, the purchase option warrants and the private placement warrants.

(2)	Miscellaneous expenses include the reimbursement of our existing stockholders for out-of-pocket expenses advanced on our behalf in connection with this offering.
(3)

The underwriters will defer underwriting discounts and commissions in the amount of $6,000,000 (or $6,900,000, if the underwriters’ over-allotment option is exercised in full) until the consummation of our initial business combination within the time period and on the terms described in this prospectus. Such deferred amount shall be deposited in the trust account. If such a business combination does not occur, the underwriters will forfeit their deferred discounts and commissions.

(4)

Includes market research and valuation firms, as well as other third-party consultants, that we may engage. We intend to engage Kelley Drye & Warren LLP, which is affiliated with one of our directors and existing stockholders, to perform securities and corporate legal work for the Company, including in connection with our initial business combination. We intend to engage ILUT Srl, which is affiliated with one of our directors and existing stockholders, to perform consulting services, especially in connection with evaluating potential target businesses.

(5)	Includes airfare, transportation costs, lodging and meals and associated expenses.
(6)

Upon consummation of this offering, the independent members of our board of directors will evaluate our sources and required or potential uses of funds with a view to ensuring that sufficient funds are available for our anticipated costs before determining any compensation payable to our officers, and thereafter will establish in their good faith judgment the annual compensation payable on an individual basis to our officers for their services in seeking a business combination. From time to time thereafter, the independent members of our board of directors will re-evaluate our working capital needs and may reduce or eliminate such compensation. Subject to the foregoing, we have allocated $370,000 per annum, up to an aggregate amount of $555,000, for compensation of our officers. No such annual compensation has been determined for any individual officer as of the date of this prospectus.

(7)

A portion of the offering expenses, including the SEC registration fee and the NASD filing fee, have been funded from a loan in the amount of $500,000 we received from a director and stockholder. This loan bears interest at the rate of 4.5% per annum, is secured by the assets of the Company and matures upon consummation of the private placement of warrants to our existing stockholders or, if earlier, December 31, 2006. Miscellaneous expenses and reserves include the interest expense on such loan estimated at $11,250 advanced to us out of the proceeds from the private placement of warrants. Our directors, officers, existing stockholders and special advisor will receive reimbursement for any reasonable out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying target businesses and performing due diligence in connection with possible business combinations. To the extent that our sources of funds (excluding proceeds deposited in the trust account) are insufficient to pay such expenses in full, such expenses will not be reimbursed by us unless we consummate our initial business combination.

These are estimates only. Our actual expenditures for some or all of these items may differ substantially from those set forth herein. We could also use a portion of the $3,000,000 available to us to fund a down payment or lock-up payment with respect to a proposed business combination, although we do not have any intention to do so. We believe that $3,000,000 will be sufficient to fund all of our expenses until we consummate our initial business combination within the time period and on the terms described in this prospectus or, if we fail to do so, until we complete our dissolution and liquidation as described in this prospectus.

                 Of the total proceeds of this offering, $143,775,000 including the deferred underwriters’ discounts and commissions of $6,000,000 (or $165,600,000, including the deferred underwriters’ discounts and commissions of $6,900,000 if the underwriters’ over-allotment option is exercised in full) will be placed in a trust account at [______________________] maintained by [_________________________________], as trustee. The amount in the trust account will be invested only in “government securities” within the meaning of, or money market funds meeting the conditions of Rule 2a-7 promulgated under, the Investment Company Act of 1940. By so restricting the investment of these amounts, we intend to avoid being deemed to be an investment company under the Investment Company Act.

If we consummate our initial business combination within the time and on the terms described in this prospectus, the amount held in the trust account will be used as follows:

•	payment of the conversion price to public stockholders who properly exercise their conversion rights;
•	payment of deferred underwriters’ discounts and commissions; and
•

payment to us of the balance to finance consummation of our initial business combination, finance operations of a target business and other general corporate purposes (including any related finders, legal, accounting, investment banking or professional fees).

Any of our remaining assets would also be used for such financing and corporate purposes.

If our initial business combination is approved and consummated, public stockholders voting against such combination will be entitled to convert their shares of common stock into cash at a conversion price equal to a pro rata share of the amount held in the trust account as of the close of business on the second business day prior to the consummation of our initial business combination, including any interest earned on amounts held and underwriting discounts and commissions deposited in the trust account (net of taxes payable on such interest and excluding amounts disbursed to us to cover our expenses). Public stockholders will not be entitled to convert their shares by simply voting against the business combination; instead, each public stockholder must also affirmatively exercise his conversion rights.

         If we fail to consummate our initial business combination and dissolve, wind up and liquidate, assuming our dissolution is approved, an amount held in the trust account and all of our remaining assets will be paid on a pro rata basis to the holders of shares of common stock included in the units offered by this prospectus up to 100% of the gross proceeds of this offering, plus any additional amounts thereof in excess of $1,500,000, as of the close of business two business days prior to the date of distribution. If we have distributed an amount equal to 100% of the gross proceeds of this offering and paid for the expenses arising prior to and during our dissolution and liquidation, the next $1,500,000 of our assets not distributed to such holders will be paid to our existing stockholders on a pro rata basis in accordance with their ownership interest of the private placement warrants. Our remaining assets shall be reduced by amounts we pay, or reserve to pay, for all of our liabilities and obligations. These liabilities and obligations include our corporate expenses arising during our remaining existence, including the costs of our dissolution and liquidation. We will pay the costs of our dissolution and liquidation only from our remaining assets not held in the trust account.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, applicable law, and other factors that our board of directors deems relevant.

CAPITALIZATION

The following table sets forth our capitalization at June 15, 2006, on an actual basis and as adjusted to give effect to the sale of the units offered by the prospectus, the private placement and the application of the estimated net proceeds therefrom. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes, which are included elsewhere in this prospectus.

	At June 15, 2006
	Actual (audited)	As Adjusted(1)
Cash	$505,230	$1,491,352

Cash deposited in trust	$-	$143,775,000

Accounts payable	$94,490	$-

Note payable(2)	500,000	-

Underwriters' commission payable(3)	-	6,000,000

Warrant liability(4)	-	19,218,750

Total liabilities	594,490	25,218,750

Common stock, $.001 par value, of which no shares (actual) and 3,748,125 shares (as adjusted) are subject to possible conversion for cash, at initial conversion price(5)(6)	-	28,740,623
Stockholders' equity (deficit):
Preferred stock, $.001 par value, 10,000,000 shares
authorized, none issued or outstanding	-	-
Common stock, $.001 par value, 100,000,000 shares authorized, 4,687,500 shares (actual) and 19,689,375 shares (as adjusted) issued and outstanding (excluding no shares and 3,748,125 shares, respectively, which are subject to possible conversion)	$4,687	$19,689

Additional paid-in capital	-	91,300,625

Deficit accumulated during the development stage	(12,878)	(12,878)

Total stockholders' equity (deficit)	$(7,699)	$91,307,436

Total capitalization	$586,237	$145,266,809

_______________

(1)	Assumes no exercise by the underwriters of their over-allotment option.
(2)

Prior to the consummation of this offering, a portion of the offering expenses have been paid from the proceeds of a loan in the amount of $500,000 we received from a director and stockholder. This loan bears interest at the rate of 4.5% per annum, is secured by the assets of the

Company and matures upon consummation of the private placement of warrants to our existing stockholders, or, if earlier, December 31, 2006.

(3)

The underwriters have agreed to defer $6,000,000, which will be placed along with the total proceeds of this offering into a trust account and paid only upon consummation of our initial business combination.

(4)

Pursuant to EITF 00-19, we must also reflect in the “as-adjusted” information as a liability the net-cash settlement value of the public and purchase option warrants because the warrant agreement will provide for only the delivery of registered securities underlying outstanding public and purchase option warrants. In accordance with EITF 00-19, the net-cash settlement value of the public and purchase option warrants has been reflected at the current fair value of the public and purchase option warrants, which we estimated to be $.90 per warrant, for a total liability of $19,218,750. In the event that at the end of any fiscal quarter the fair value of our outstanding public and purchase option warrants increases or decreases, we will be required to re-value the net-cash settlement value of the public and purchase option warrants and to reflect such change for the applicable fiscal quarter in our financial statements in accordance with EITF 00-19. If the net-cash settlement value at the end of any fiscal quarter increases, we will recognize a corresponding increase in expense for such fiscal quarter, as well as reflect a corresponding increase in our liabilities for such fiscal quarter, in accordance with EITF 00-19, resulting in a reduction of our stockholders’ equity on our balance sheet for such fiscal quarter and a decrease in total net income on our income statement for such fiscal quarter. If the net-cash settlement value at the end of any fiscal quarter decreases, we will recognize a corresponding increase in income for such quarter, and we will reflect the corresponding decrease in our liabilities for such fiscal quarter, in accordance with EITF 00-19, resulting in an increase of our stockholders’ equity on our balance sheet for such fiscal quarter and an increase in total net income on our income statement for such fiscal quarter.

(5)

If public stockholders holding the maximum number of shares which may be converted, an aggregate of approximately 3,748,125 shares, properly exercise their conversion rights, the trust account would be required to disburse an aggregate of approximately $28,740,623, at a conversion price of $7.67 per share (in each case, before taking into account interest earned on proceeds held in the trust account, taxes payable on such interest, amounts disbursed to us to pay our expenses and rights of creditors to funds held in the trust account, if any). The actual conversion price per share will be equal to the amount held in the trust account (after taking into account such interest, taxes, disbursements and rights, if any), as of the close of business on the second business day prior to the consummation of our initial business combination, divided by the number of shares of common stock included in the units offered by this prospectus.

(6)

All share and per share information gives effect to a 5,000 for 1 stock split effected on June 26, 2006. On June 26, 2006, we amended and restated our certificate of incorporation to increase the number of shares of our authorized common stock from 1,000 to 100,000,000.

DILUTION

        The difference between the public offering price per share of common stock, assuming no value is attributed to the warrants included in the units, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of common stock which may be converted into cash and the warrant net-cash settlement value liability we are required to reflect pursuant to EITF 00-19), by the number of outstanding shares of our common stock.

        At June 15, 2006, our net tangible book value was approximately $(88,803), or approximately ($0.02) per share of common stock. After giving effect to the stock split for our common stock effected on June 26, 2006 and to the sale of 18,750,000 shares of common stock included in the units (but excluding shares underlying the warrants included in the units) and the deduction of underwriting discounts and estimated expenses of this offering, our pro forma net tangible book value (as decreased by the value of approximately 3,748,125 shares of common stock which may be converted into cash and the warrant net-cash settlement value liability that we are required to reflect pursuant to EITF 00-19) at June 15, 2006 would have been approximately $92,506,836 or $4.64 per share. The total dilution after this offering and after the accounting for the warrant net-cash settlement liability is approximately $3.36 or 42%, primarily due to the fact that our existing stockholders acquired their shares of common stock at a nominal price and in part due to the conversion rights offered to the public stockholders and the warrant net-cash settlement value liability. The sale of 18,750,000 shares of common stock included in the units (including the value of common stock which may be converted into cash) represents an immediate increase in net tangible book value of $5.63 per share to the existing stockholders and an immediate dilution of $2.39 per share, or 30%, before the accounting for the warrant net-cash settlement value liability. The impact of the accounting for the warrant net-cash settlement value liability is a decrease to the net tangible book value of $19,218,750 or additional dilution of $0.97 per share.

              The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units (all numbers are rounded to the nearest whole cent):

Public offering price		$8.00
Net tangible book value before this offering	$(0.02)
Increase attributable to investors	5.63

Pro forma net tangible book value before the accounting for the warrant net-cash settlement value liability		5.61
Dilution to investors before the accounting for the warrant net-cash settlement value liability		$2.39
Decrease attributable to the accounting for the warrant net-cash settlement value liability	$0.97
Pro forma net tangible book value after this offering		4.64

Dilution to investors		$3.36

        If we consummate our initial business combination, the conversion rights to the public stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of the shares sold in this offering at a per-share conversion price equal to the amount in the trust account calculated as of two business days prior to the consummation of our initial business combination, inclusive of any interest and deferred underwriting discounts and commissions being held in trust (net of taxes payable and any amounts disbursed to us to cover operating expenses), divided by the number of shares sold in this offering (all numbers are rounded to the nearest whole cent). Pursuant to EITF 00-19, we must also reflect as a liability the net-cash settlement value of the public and purchase option warrants because the warrant agreement will provide only for the delivery of registered securities underlying the 18,750,000 issued and outstanding public warrants and the 937,500 warrants that will be issued pursuant to the purchase option issued to employees of FTN Midwest Securities Corp. and our existing stockholders. In accordance with EITF 00-19, the net cash-settlement value of the warrants has been reflected at the current fair value of the warrants, which we estimated to be $0.90 per warrant, for a total liability of $19,218,750. In the event that at the end of any fiscal quarter the fair value of our outstanding public and purchase option warrants increases or decreases, we will be required to re-value the net-cash settlement value of the warrants and to reflect such change for the applicable fiscal quarter in our financial statements in accordance with EITF 00-19. If the net-cash settlement value at the end of any fiscal quarter increases, we will recognize a corresponding increase in expense for such fiscal quarter, as well as reflect a corresponding increase in our liabilities for such fiscal quarter, in accordance with EITF 00-19, resulting in a reduction of our stockholders’ equity on our balance sheet for such fiscal quarter and a decrease in total net income on our income statement for such fiscal quarter. If the net-cash settlement value at the end of any fiscal quarter decreases, we will recognize a corresponding increase in income for such quarter, and we will reflect the corresponding decrease in our liabilities for such fiscal quarter, in accordance with EITF 00-19, resulting in an increase of our stockholders’ equity on our balance sheet for such fiscal quarter and an increase in total net income on our income statement for such fiscal quarter.

The following table sets forth the calculation of our pro forma net tangible book value after this offering, on an aggregate and a per share basis:

Net tangible book value before this offering	$(88,803)

Plus: Proceeds from this offering	137,775,000

Plus: Proceeds from the private placement of warrants	1,500,000

Plus: Offering costs excluded from net tangible book value before this offering	80,612

Less: Proceeds held in trust subject to possible conversion for cash
($143,775,000 x 19.99%)	28,740,623

Less: Warrant liability	19,218,750

Aggregate pro forma net tangible book value	$91,307,436

Shares of common stock outstanding prior to this offering	4,687,500

Plus: Shares of common stock included in the units offered by this
prospectus	18,750,000

Less: Shares subject to possible conversion for cash (18,750,000 x 19.99%)	3,748,125

Aggregate number of shares outstanding	19,689,375

        The following table sets forth information with respect to the cash consideration paid by our existing stockholders and investors who purchase units offered by this prospectus for their shares of common stock (assuming that no public warrants are exercised, the purchase options are not exercised and no value is attributed to any public warrants issued or the purchase options):

	Shares Purchased		Total Consideration
	Number	Percent	Amount	Percent(1)	Average Price Per Share
Existing stockholders	4,687,500	20%	$4,687	0.003%	$0.001	(1)
Investors	18,750,000	80%	150,000,000	99.997%	8.00

Total	23,437,500	100%	$150,004,687	100%

______________

(1) Rounded to the nearest ten-thousandth

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and the related notes included elsewhere in this prospectus.

General

We are a development stage company, with nominal assets and without an operating business, organized under the laws of the State of Delaware on April 26, 2006. We were formed for the purpose of acquiring one or more operating businesses, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, and managing such businesses. Our efforts in identifying target businesses will be focused primarily on industrial, asset-based businesses that are in, or are suppliers to, the basic industries sector. This sector encompasses a broad range of primary industries, including, among others, metals and materials, transportation and distribution, chemicals, mining, energy and energy-related infrastructure. We believe that this sector is critical to expansion of the infrastructures that support economic growth globally and that it will continue to grow as the global economy continues to expand.

We do not have any specific merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination under consideration and have not had any discussions, formal or otherwise, with respect to such a transaction. We intend to use cash derived from the proceeds of this offering, our capital stock, debt or a combination of cash, capital stock and debt, to consummate our initial business combination, future operations and/or acquisition.

The issuance of additional capital stock, including upon conversion of any convertible debt securities we may issue, or the incurrence of debt could have material consequences on our business and financial condition. The issuance of additional shares of our capital stock (including upon conversion of convertible debt securities):

•	may significantly reduce the equity interest of our stockholders;
•

may cause a change in control if a substantial number of our shares of common stock or voting preferred stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and may also result in the resignation or removal of one or more of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if we issue debt, it could result in:

•	default and foreclosure on our assets if our operating earnings after our initial business combination are insufficient to pay our debt obligations;
•

acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach the covenants contained in any debt agreements, such as covenants that require the maintenance of certain financial ratios or reserves, without a waiver or renegotiation of such covenants;

•	an obligation to immediately repay all principal and earned interest, if any, upon demand to the extent any debt are payable on demand; and

•

our inability to obtain additional financing, if necessary, to the extent any debt agreements contain covenants restricting our ability to obtain additional financing while such debt is outstanding, or to the extent our existing leverage discourages other potential investors.

To date, our efforts have been limited to organizational activities. We have neither engaged in any operations nor generated any revenues to date.

                 We estimate that the net proceeds from the sale of the units will be $137,775,000 (or $158,700,000 if the underwriters’ over-allotment is exercised in full), after deducting offering expenses of approximately $600,000 and underwriting discounts of $11,625,000 (or $13,200,000 if the underwriters’ over-allotment option is exercised in full). All such net proceeds will be held in trust. In addition, of the underwriters' discount, $6,000,000 (or $6,900,000 if the underwriters’ over-allotment option is exercised in full) will be held in trust and the remaining $5,625,000 (or $6,300,000 if the underwriters’ over-allotment option is exercised in full) will not be held in trust. We will use substantially all of the net proceeds of this offering to acquire an operating business, including identifying and evaluating prospective acquisition candidates, selecting a target business, and structuring, negotiating and consummating our initial business combination. However, we may not use all of the proceeds in the trust in connection with our initial business combination, either because the consideration for the business combination is less than the proceeds in trust or because we finance a portion of the consideration with our capital stock, debt securities or other debt. In that event, the proceeds held in the trust account as well as any other net proceeds not expended will be used to finance the operations of the target business.

                 Prior to the consummation of this offering, our existing stockholders intend to purchase an aggregate of 1,666,667 warrants for $.90 per warrant, or an aggregate purchase price of $1,500,000, in a private placement. The proceeds of the private placement will be used to fund our expenses prior to our initial business combination and will not be held in trust.

                 The first $100,000 per month of after-tax interest income earned on proceeds from this offering deposited in the trust account (up to $1,500,000 in aggregate) will be disbursed to us for use by us to pay our expenses.

                 We believe that, upon consummation of this offering, the funds available to us from the private placement ($1,500,000) and disbursements from interest earned on the trust account ($1,500,000) will be sufficient to allow us to operate for at least the next 24 months, assuming that our initial business combination is not consummated during that time. Over this time period, we anticipate making the following expenditures:

•	approximately $1,350,000 of expenses for legal, accounting and other expenses in connection with due diligence investigations, structuring and negotiation of a business combination;
•	approximately $300,000 of expenses in legal and accounting fees relating to our SEC reporting obligations and proxy solicitations in connection with a proposed business combination;
•	approximately $295,000 for director and officer liability insurance premiums;
•	approximately $555,000 for compensation of our officers;
•	approximately $250,000 of travel expenses in connection with due diligence investigations, structuring and negotiation of a business combination; and
•	approximately $250,000 for general working capital that will be used for miscellaneous expenses and reserves.

We do not believe we will need additional financing following this offering in order to cover our expenses, including expenses incurred in connection with the consummation of our initial business combination. However, we may need to obtain additional financing through a private offering of debt or equity securities if such funds are required to consummate our initial business combination that is presented to us. We may obtain such a financing in connection with the consummation of our initial business combination.

A portion of the offering expenses, including the SEC registration fee and the NASD filing fee, have been funded from a loan in the amount of $500,000 we received from a director and stockholder. This loan bears interest at the rate of 4.5% per annum, is secured by the assets of the Company and matures upon consummation of a the private placement of warrants to our existing stockholders or, if earlier, December 31, 2006.

PROPOSED BUSINESS

Introduction

                 We are a development stage company, with nominal assets and without an operating business, organized under the laws of the State of Delaware on April 26, 2006. We were formed for the purpose of acquiring one or more operating businesses, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, and managing such businesses. Our efforts in identifying target businesses will be focused primarily on industrial, asset-based businesses that are in, or are suppliers to, the basic industries sector. This sector encompasses a broad range of primary industries, including, among others, metals and materials, transportation and distribution, chemicals, mining and energy and energy-related infrastructure. We believe that this sector is critical to economic expansion globally and that it will continue to grow as the global economy continues to expand. Although the location of a target business is not geographically limited, we intend to focus our efforts on acquiring a business that is located in North America.

We believe that many of the businesses in the basic industries sector are finding themselves ill-equipped to take advantage of the new opportunities in a growing global economy. We believe that many of these businesses present growth and exploitation opportunities for increased cash flow generation, and that those that present such opportunities:

•	have established products and processes with manufacturing assets that are underutilized or have additional extractable capacity;
•	lack sufficient capital or project management expertise to successfully undertake major infrastructure projects; or
•

have business development opportunities with an advantaged product or process but are capital constrained and/or management constrained and/or unable to effectively exploit existing markets and/or new markets.

We believe that, with our management team's operating experience and the application of our operating methodology, we will be able to improve the financial and operational performance of a target business and increase its ability to reliably supply and effectively compete in an expanding global economy.

Growth in the Basic Industries Sector. The basic industries sector of the U.S. economy alone accounts for total annual shipments exceeding $2 trillion, according to the International Trade Administration (“ITA”) of the Department of Commerce. The sector’s exports constitute approximately 52% of the U.S. manufacturing sector’s international shipments, according to the ITA, and represent, we believe, a critical and growing interdependency in the trade flow of the global economy. Due, in part, to the growth of developing regions like China and India, the International Monetary Fund (“IMF”) projects that the global economy will grow 4.9% in 2006 and 4.7% in 2007, close to the 5.3% reached in 2004 and the 4.8% in 2005. The IMF projects that emerging market economies are expected to grow 6.9% in 2006 and 6.6% in 2007, while the economies of advanced countries will grow 3.0% in 2006 and 2.8% in 2007. We believe that the United States and China continue to be the main engines for growth, but the economies are improving in both Western Europe and Japan as well. We also believe that continued strong development in China’s economy alone will drive sustainable growth in demand for the world’s steel, aluminum, scrap metal, and other metals and strategic materials. We believe that this requires a tremendous amount of new infrastructure to be built, especially for the emerging market economies. These factors create opportunities for businesses within the basic industries sector and its supply chain, whose products are required, or will be in demand, to sustain that growth.

We intend to focus on companies in the basic industries sector that have established products and processes but underutilized manufacturing assets, have critical infrastructure needs but are under invested or lack sufficient project management expertise, and/or have business development opportunities but are unable to effectively exploit existing or new markets for their advantaged products or processes.

Underutilized Manufacturing Assets. We believe that we can capitalize on the potential growth of a target business through the effective utilization of its existing manufacturing capacity, the extraction, through productivity initiatives, of additional manufacturing capacity from its existing assets, and the better exploitation of existing markets for its established products. Examples of business opportunities in the basic industries sector may include steel, aluminum, paper and other strategic materials. We believe that the application of our management operating experience to such a target business would increase its ability to reliably supply and effectively compete in a growing economy and will benefit our stockholders.

Infrastructure Projects. As a result of the growing global economy, we believe that demand has outpaced the ability of certain basic industries sector companies to effectively supply their critical products, partly due to under investment and the lack of sufficient project management. The ITA is tracking numerous large-scale infrastructure projects around the world. Examples of business opportunities in the basic industries sector may include commodity metals, energy and the required related machinery and infrastructure. We believe that we can capitalize on these market needs through our project management, project financing, other transactional (including contract negotiation) and operating management experience, resulting in a benefit to our stockholders from the successful completion of these projects on time and within budget.

Business Development Opportunities for Advantaged Products. We believe that we can capitalize on the potential growth of a target business with an advantaged product, process or technology through the better exploitation of its existing markets and achieve further growth through the identification and expansion of its products into new markets. Examples of business opportunities may include a business with an advanced material science and/or engineered products and/or components, used in electronics, electrical devices, power systems, or alternative energy, and whose markets are under exploited as a result of the lack of management expertise or sufficient capital. We believe that the application of our management operating experience, including sales, marketing and intellectual property protection and management, to such a target business would increase its ability to reliably supply, penetrate new markets and accelerate growth and will benefit our stockholders.

                 We intend to source our target business opportunities from various internal and external sources. We believe that we will be able to generate acquisition opportunities from internal sources primarily resulting from personal contacts and relationships that our management team has developed and maintained in various industrial sectors throughout the world. Our management team also has other extensive contacts and sources from which to generate acquisition opportunities. These contacts and sources include other senior executives, private equity and venture capital funds, public and private companies, investment bankers, attorneys and accountants with whom our management team has developed relationships through their years of international corporate finance and operating experience in North and South America, Europe, South Africa, Australia and Asia, including China, India, Korea and Japan.

While we may or may not consummate our business combination with an operating company in the basic industries sector, we believe this focus should prove to be an attractive area in which to find a target business, and we believe that many companies in those areas would find the opportunity to sell to us attractive as well.

Management and its Transaction Experience and Operating Methodology

The extensive experience and expertise of our management team in the corporate management and governance of public companies, operational management of regional and multi-national businesses, and acquisitions and other complex transactions, including complex financings and capital structuring, positions us well, we believe, to identify and consummate a business combination. Our combined experience represents 170 years of industrial manufacturing and distribution experience, averaging 28 years, including specific management experience in implementing our operating methodology during the past 10 years. Our strong combination of broad geographical and industrial business experience and proven operating methodology should attract well-positioned prospective acquisition candidates. Our management team will also bring the required legal, regulatory and transactional experience that will be critical to completing our initial business combination. Our team intends to maintain and build on the relationships that they have developed through their years of international operating experience. We believe this experience will allow us to effectively assess, acquire and manage a target company subsequent to our initial business combination.

Our officers will be employed full-time to conduct our affairs and will be located in New York until our initial business combination has been consummated. Subsequent to the consummation of our initial business combination and subject to the assessment of the needs of the acquired business, our management team intends to remain actively involved in the acquired business to implement our operating methodology.

Management’s Experience in Corporate Management and Governance of Public Companies and International Operations. Members of our management team have worked together for almost 20 years on various acquisition, divestiture, and capital market transactions as well as in various executive, operating and line management capacities, including for 5 years as the chief executive and financial leadership of GrafTech International Ltd. (NYSE: GTI). Salient experiences include:

Gilbert E. Playford, Chairman of the Board

•	Over 34 years of corporate management, governance and operational experience in industrial manufacturing, including in the chemicals, energy, metals and mining industries.
•

Currently Chairman, Chief Executive Officer and President of GBS Gold International Inc. (TSX: GBS), an international gold company that Mr. Playford formed through multiple acquisitions, including a reverse takeover of Terra Gold Mining Ltd. (ASX:TEA), the acquisition of Northern Gold NL (ASX: NNG) and the purchase of the remaining 50% interest in Northern Gold’s Burnside joint venture from Harmony Gold Mining Company Limited (NYSE: HMY) all of which were junior gold exploration companies in Australia.

•

Currently Deputy Chairman of LionOre Mining International Ltd. (TSX and ASX: LIM, LSE: LOR), an international nickel manufacturing company with assets in South Africa and Australia that Mr. Playford helped develop and grow through acquisitions and exploration success into one of the western world’s top ten nickel producers. Mr. Playford is also Chairman of the Human Resources, Nomination and Governance

Committee and a member of the Audit Committee of LionOre. Mr. Playford previously served as Chief Executive Officer and President of LionOre.

•	Formerly served as Chairman, Chief Executive Officer and President of GrafTech, a global manufacturer of industrial graphite and carbon-based materials and provider of related services.
•

Formerly served as Vice President, Principal Financial Officer and Treasurer of Union Carbide Corporation, a multi-billion dollar, global conglomerate, with which he held various management and international operating positions.

•

Formerly served as Corporate Vice President for Strategic Planning for Union Carbide, during which Mr. Playford had primary responsibility for the realignment of Union Carbide’s three main operating divisions (Chemicals and Plastics, Industrial Gases and Carbon Products), and their ultimate strategic divestment, as well as the divestment of Union Carbide's non-strategic businesses in ferrochrome, vanadium and uranium.

•

Formerly served as the Vice President of Union Carbide’s Global Latex and Paint Business, which included full operational responsibility for its ferrochrome, uranium, reclamation and certain metals and mining businesses.

•

Formerly served in the Chief Executive Officer position in various Union Carbide subsidiaries, including in Canada, where he directed the minority buyout of Union Carbide Canada and the $150 million divestiture of its interest in Petrosay, a Canadian petrochemical joint venture with Dupont Canada and Polyser.

•

Formerly served as the Finance Director of Union Carbide's European metals and mining, industrial gases and carbon and graphite businesses, based in Geneva, Switzerland, during which he led the divestiture of its metals business to Elkem SA.

Corrado De Gasperis, Chief Executive Officer and a Director

•

Over 20 years of global manufacturing and finance experience, including corporate management and governance, highly leveraged and complex financing, strategic planning, global operational restructuring and new business development, primarily in the metals and mining, chemicals, electronics and alternative energy industries.

•

Currently Chairman of the Corporate Governance and Compensation Committee and a member of the Audit and the Nominating and Advisory Committees of GBS Gold. Mr. De Gasperis, as a member of the Board of Directors of GBS Gold, reviewed and approved GBS Gold’s reverse takeover of Terra Gold and its subsequent acquisitions.

•

Formerly Vice President and Chief Financial Officer of GrafTech, where he lead the raising over $1 billion in new capital, including two public equity offerings, three public debt offerings (unsecured senior bonds and convertible debentures) and directly negotiated over $100 million in debt-for-equity exchanges.

•

Formerly Vice President and Chief Information Officer of GrafTech, where he lead the design and implementation of an advanced planning and scheduling model to determine optimal profitability of GrafTech’s global manufacturing plant network.

•

Effective July 1, 1998, KPMG LLP announced Mr. De Gasperis’ admittance as a partner. Formerly Senior Assurance Manager in the Manufacturing, Retail and Distribution Practice, where he served clients such as General Electric Company, Union Carbide, E. Merck OHG, Eagle Electric Manufacturing Company, Playtex Products Inc., and

Precision Valve Corporation. Mr. De Gasperis was a Certified Public Accountant in Connecticut with KPMG.

Dr. Domenico Lepore, President and a Director

•

Currently President of ILUT Srl (and its predecessor firm, MST Methods for Systems Thinking Srl), an Italian management firm, which he founded, specializing in the turnaround and improvement of national and multinational industrial businesses primarily based in Europe and the U.S. Dr. Lepore has been instrumental in the turnaround of a wide range of businesses in industries including aluminum, automotive, printing, diversified industrial and consumer products. Representative clients include multinationals such as GrafTech and Streparava S.p.A., the Italian subsidiaries such as OshKosh Truck Company, Yokogawa Electric Corporation, Federal-Mogul Corporation, Kononklijke Gist-brocades N.V., and the German subsidiary of Alcan Inc. in Neuss.

•

Dr. Lepore co-authored the book entitled Deming and Goldratt: The Decalogue with Oded Cohen, published in the U.S. in 1999 and translated into four languages, including Japanese, Spanish and Italian, which describes the management methodology he has implemented over the last 10 years and used in many undergraduate and post-graduate courses in the United States and abroad.

•	Currently Senior Advisor to the Milan Euro Info Centre for the Palazzo dell’Innovazione, a consortium that supports technological innovation in the Lombardy Region of Italy.
•	Formerly Senior Advisor to and member of Inn.Tech, a consortium of nearly 200 companies in Brescia, the steel and aluminum district of Italy and one of the richest industrial areas in Europe.
•	Formerly the business liaison in Quality Management for the Management School of the Camera di Commercio di Milano, a major governmental interface with businesses in Milan.
•	Formerly Italian representative for the ISO Technical Committee 176, in Geneva, Switzerland, responsible for the development of the ISO 9000 family of standards.

Scott C. Mason, Director

•

Over 25 years of experience in global corporate business management and industrial manufacturing, including in the chemicals, polymers, energy and alternative energy, metals, diversified industrials, and water equipment and processing industries.

•

Currently Group Vice President and President of Alternative Channels and Operations Planning for Nalco Holding Company (NYSE:NLC), a leading global provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications.

•	Formerly Executive Vice President and President, Synthetic Graphite, a $784 million revenue line of business of GrafTech, primarily serving global aluminum and steel customers.

•

Formerly President of Advanced Carbon Solutions and President of Advanced Energy Technology, both businesses of GrafTech, primarily serving silicon metals, transportation, electronic cooling, fuel cell power generation and industrial thermal management customers.

•	Formerly Chairman of Carbone Savoie S.A., a joint venture between Alcan and GrafTech, based in France, primarily serving global aluminum customers.
•

Formerly Chief Financial Officer of Advanced Energy Technology Inc. (formerly Graftech Inc.), a subsidiary of GrafTech, primarily developing power generation and storage and electronics products for other markets.

•	Formerly Director of Polyolefins, an $800 million business of Union Carbide, where he led the construction and start-up of a Cdn. $400 million polyethylene facility in Canada.
•

Formerly Director, Corporate Mergers and Acquisitions of Union Carbide, where he developed, negotiated and launched EQUATE Petrochemical K.S.C., a $2 billion joint venture in Kuwait with Petrochemical Industries Company and Boubyan Petrochemical Company, manufacturing basic chemicals such as ethylene, polyethylene and ethylene glycol.

•	Formerly Director of Licensing Technology Business of Union Carbide’s Unipol Technology and Licensing Business.
•	Formerly Director of Aspell Polymeres SNC, a joint venture between Union Carbide and Elf-Atochem S.A., based in France, primarily producing polyethylene and specialty polyethylene compounds.

M. Ridgway Barker, Director

•

Over 25 years of legal experience involving corporate finance, corporate and strategic transactions, business development activities, executive compensation, accounting, internal investigation and audit, customer and supplier contracting, and corporate governance for chemical and manufacturing companies, telecommunication, bio-technology and computer companies, and other retail and industrial businesses.

•	Currently Co-Chair of the Corporate Finance and Securities Practice Group of Kelley Drye & Warren LLP, an international law firm based in New York.
•

Served as counsel to GrafTech in its $820 million leveraged recapitalization, its $226 million initial public offering, its eight other public and Rule 144A debt and equity offerings, its five senior credit facilities and a wide variety of other matters.

•

Served as counsel to Union Carbide in its $2.2 billion divestiture of its Home and Automotive Products Division, $235 million divestiture of its Electronics Capacitor Division, $232.5 million divestiture of its Carbon and Graphite Products Division, and its global realignment that facilitated the subsequent spin off of its Industrial Gases Division (now known as Praxair Inc.).

•

Recently served as counsel to Dictaphone Corporation in its $359 million acquisition by Nuance Communications Inc. (Nasdaq NM: NUAN) and its $38 million divestiture of its Communications Recording Systems Division.

•

Counsel in numerous other transactions including: underwritten public and private offerings; mergers and stock and asset acquisitions and divestitures; formation of corporations, partnerships and other entities; a wide range of equity investments, restructurings, bridge loans and other transactions involving portfolio and other companies; satellite transponder lease, television programming, securities repurchase and other complex financial transactions; and contract manufacturing programs of multinational corporations.

•	Author, co-author, contributing editor or speaker for over 40 articles, publications and engagements relating to corporate governance and finance.

Pat LaVecchia, Director

•

Over 10 years experience in capital markets, including raising capital for private and public companies and playing a lead role in numerous mergers, acquisitions, private placements, high yield transactions and initial public offerings.

•	Currently a Managing Director at FTN Midwest Securities Corp.
•	Currently Secretary and a director of HAPC, Inc., a blank check company that completed its initial public offering in April 2006 and is focused on the healthcare industry.
•	Previously served as a co-founder and Managing Partner of Viant Group LLC and a Managing Director of Viant Capital LLC.
•	Previously served as Managing Director and Head of the Private Equity Placement Group at Bear, Stearns and Company.
•	Previously Group Head of Global Private Corporate Equity Placements at Credit Suisse First Boston.

Sean D. McDevitt, Director

•	Over 10 years experience in capital markets and mergers and acquisitions advisory services.
•	Currently a Managing Director at FTN Midwest Securities Corp.
•	Currently Chairman of the Board of HAPC, Inc., a blank check company that completed its initial public offering in April 2006 and is focused on the healthcare industry.
•	Currently serves on the Council of Foreign Relations, an independent, national membership organization and a nonpartisan center focused on foreign policy issues.
•	Was co-founder of Alterity Partners, a boutique investment firm.
•

Formerly a senior investment banker at Goldman Sachs & Company, where he lead deal teams in a variety of technology and healthcare/biopharmaceutical transactions, including mergers and acquisitions, divestitures and initial public offerings.

•	Formerly worked in sales and marketing at Pfizer Inc.
•	Decorated veteran of the U.S. Army Rangers, serving in the invasion of Panama.

Donald C. Bailey, Senior Advisor

•	Over 45 years of experience in the global metals, mining and mineral resources exploration and processing industries.
•

Currently Chairman of LionOre. Mr. Bailey previously served as the Executive Chairman of LionOre, responsible for business development, and the Vice Chairman, President and Chief Executive Officer of LionOre.

•	Currently Chairman of BCL Ltd., a nickel smelting company located in Botswana.
•	Formerly Chairman and Chief Executive Officer of Management Mining Services International Limited, a mining consulting company.
•	Formerly Chief Executive Officer of Zimasco (Private) Ltd., a Zimbabwe ferrochrome business which he purchased from Union Carbide in 1995.
•	Formerly Chief Executive Officer and General Manager Major Projects for RTZ Metals Ltd., a subsidiary of Rio Tinto plc (NYSE:RTP), a world leader in mining, metals and mineral resources.
•

Formerly served in the London corporate headquarters of Rio Tinto plc, as the Deputy Mining Director with responsibility for operations in Europe, Africa and South America, and with whom Mr. Bailey held other various senior management positions, where he managed and participated in various mining, metallurgical and chemical operations, exploration programs, project evaluation and feasibility studies, marketing of metals, precious stones, industrial minerals, and joint ventures and acquisitions, including related project financing.

Acquisition and Complex Transaction Expertise of Management. Members of our management team have extensive experience in acquisition, financing, restructuring, refinancing and capital market transactions in the basic industries sector and for highly leveraged, global manufacturing companies. We have described below some of those transactions.

In May 2005, Mr. Playford initiated a series of transactions to acquire a substantial stake in GBS Gold, a Canadian-based acquisition company. In August 2005, Mr. Playford was appointed President, Chief Executive Officer and Chairman of GBS Gold, and Mr. De Gasperis was appointed as a director. In November 2005, GBS Gold completed a reverse takeover of Terra Gold for approximately Cdn. $50 million. In November 2005, GBS Gold announced that it had successfully acquired 100% of Northern Gold and Northern Gold’s 50% Burnside joint venture interest from a subsidiary of Harmony Gold for approximately Cdn. $60 million. As a result, GBS acquired a modern dual mill gold processing facility in the Northern Territory of Australia with capacity of 2.5 million tons per annum (or approximately 300,000 oz. of gold per annum). The successful acquisitions of Terra Gold, Northern Gold and Burnside, along with their respective mines and processing facility, completed a complex and effective consolidation of key gold assets in the Northern Territory of Australia. In February 2006, GBS Gold publicly raised approximately Cdn. $67 million, repaid all acquisition financing and retained over Cdn. $50 million for capital expansion, operations and future acquisitions. As of March 31, 2006, GBS Gold, a Toronto Stock Exchange listed company, had an equity market capitalization of over Cdn. $200 million.

In 1996, Mr. Playford and Mr. Bailey launched the formation of LionOre, which became a global nickel exploration and mining company through a combination of exploration, strategic acquisitions and joint ventures. In 1996, LionOre raised $30 million through a special warrant financing at Cdn. $1.00 per share. In June 1996, Mr. Playford was appointed President and Chief Executive Officer. In July 1996, LionOre acquired, in a stock-for-stock-acquisition, Francistown Mining & Exploration (Jersey) Limited for $26 million, through which LionOre acquired Francistown’s interest (42%) in Tati Nickel Inc., a Botswana nickel company, a joint venture with Anglo American Group (43%) and the Botswana government (15%). In 2002, LionOre acquired Anglo American’s minority interest in Tati Nickel for approximately $76 million. In November 1996, LionOre purchased a minority position in Forrestania Gold NL for approximately $26 million. In April 1997, LionOre successfully completed the acquisition of the remaining interest in Forrestania in a friendly takeover for cash and stock valued at about $125 million. In March 2001, LionOre was added to the TSE 300 Composite Index and also issued 10 million special warrants at Cdn. $4.10 per share for proceeds of Cdn. $41.0 million and repaid in full its outstanding bridge loans associated with the Forrestania acquisition. During 2002, LionOre raised $83 million in two private placements. In January 2003, LionOre was listed on the London Stock Exchange. In December 2004, LionOre completed the takeover of MPI Mines Ltd. (ASX: MPM) and raised $144 million of convertible notes. As of March 31, 2006, LionOre had an equity market capitalization in excess of $1 billion. On June 7, 2006, LionOre, Inco Limited and Falconbridge Limited (TSX: FAL.LV, NYSE: FAL) announced the proposed acquisition by LionOre of Falconbridge’s Nikkelverk refinery in Kristiansand, Norway for $650 million. The acquisition would be funded by $400 million of debt and issuance of $250 million of LionOre shares to Falconbridge.

Mr. Playford, while serving in various corporate strategy and finance roles, including as the Principal Financial Officer of Union Carbide, directed and oversaw, in 1989, the realignment of Union Carbide’s worldwide businesses into separate, wholly owned subsidiaries, creating substantial value to Union Carbide’s stockholders through the creation of a global chemicals and plastics company (known as Union Carbide Chemicals and Plastics, Inc.) and the subsequent sale/divestment of the other subsidiaries. Mr. Barker served as Union Carbide’s outside counsel in connection with the 1989 realignment as well as several of the subsequent sales/divestitures. These transactions included the spin-off of Praxair Inc. (formerly Union Carbide Industrial Gases, Inc.) to Union Carbide’s stockholders and the sale of 50% of UCAR Carbon Company Inc. and its affiliate companies (formerly the Carbon Products Division of Union Carbide and now known as GrafTech International Ltd.) to Mitsubishi Corporation.

In January 1995, Mr. Playford as Vice President, Treasurer and Principal Financial Officer of Union Carbide and as a member of the Board of Directors of UCAR, directed and managed Union Carbide’s full divestiture of UCAR, supported by Mr. De Gasperis while at KPMG (which was Union Carbide’s independent accounting firm), and Mr. Barker, as UCAR’s primary outside counsel. Mr. Playford simultaneously prepared, with Credit Suisse First Boston as lead managing underwriter, an initial public offering of UCAR and pursued, with Goldman Sachs as financial advisor, a sale of UCAR to private equity in a leveraged recapitalization of UCAR involving Union Carbide, Mitsubishi and Blackstone Capital Partners II Merchant Banking Fund L.P. in a transaction valued at over $1.2 billion. Ultimately, the recapitalization was selected as the transaction generating the highest value to UCAR’s stockholders.

In June 1998, Mr. Playford joined GrafTech, then known as UCAR, as its President and Chief Executive Officer, becoming, in addition, the Chairman of the Board of Directors in 1999. Mr. De Gasperis joined GrafTech in June 1998, ultimately becoming its Chief Financial Officer. GrafTech was highly leveraged with outstanding debt of $804 million and $340 million of antitrust obligations at December 31, 1998. Mr. Mason joined GrafTech in April 2000, serving in various financial, acquisition and operations roles, including as President of each of its 3 operating lines of business (Synthetic Graphite, Advanced Energy Technology and Advanced Carbon Solutions). Together with a new management team, they raised over $1 billion in new capital from July 2001 to January 2004, including two public equity offerings and three public debt offerings (unsecured senior bonds and convertible debentures), and successfully refinanced and managed $900 million of senior secured credit facilities. Mr. De Gasperis also directly negotiated over $100 million in debt-for-equity exchanges and lead the refinancing of $425 million of senior secured credit facilities. Mr. Barker served as UCAR’s outside counsel in these transactions. In addition, in conjunction with legal counsel, Mr. De Gasperis successfully renegotiated, directly with the Department of Justice, two restructurings of the $110 million legacy antitrust fine, extending the payment terms by 5 years, initially with no interest costs. Further, Mr.

De Gasperis, in conjunction with legal counsel, negotiated directly with the European antitrust authorities to effectively defer payment of the €50.4 million legacy antitrust fine by three years and assisted in the subsequently successful appeal of the fine to the Court of First Instance of the European Communities in Luxembourg, resulting in a €8 million reduction.

As Director of Mergers and Acquisitions at Union Carbide, Mr. Mason developed, negotiated and launched EQUATE Petrochemical K.S.C., a $2 billion joint venture in Kuwait with Petrochemical Industries Company and Boubyan Petrochemical Company, which was a key asset in Dow Chemical’s subsequent acquisition of Union Carbide. Mr. Playford, as Union Carbide’s Vice President, Treasurer and Principal Financial Officer lead the approximately $1.2 billion of project financing for EQUATE Petrochemical, together with an international bank group, including CitiBank and Kuwait National Bank.

Mr. Mason also directed the negotiation for the operation, technology and partner contribution in the approximately $2 billion joint venture between Union Carbide and EniChem S.p.A., a multi-facility operation with facilities in Italy, Germany and France.

In 2002, as Director of Mergers and Acquisitions of GrafTech, Mr. Mason negotiated, under the direction of Mr. Playford, GrafTech’s CEO, a strategic alliance and commercial agreement with Ballard Power Systems Inc. to establish GrafTech as the exclusive partner for the development and supply of natural graphite-based materials for its fuel cells and fuel cell systems. Ballard supplies DaimlerChrysler AG, Ford Motor Company, Honda Motor Co., Ltd., Nissan Motor Co., Ltd., and other major automobile manufacturers of fuel cell engines. Mr. Barker served as GrafTech’s outside counsel in negotiating the strategic alliance.

Management’s Operating Methodology. Upon the acquisition of a target business, our goal will be to maximize its throughput (i.e., the speed at which it generates cash through sales) through the application of a precise and consistent operating methodology – The Decalogue™. The Decalogue™ was co-authored by Domenico Lepore, our President. The Decalogue™ methodology is supported by a fully developed set of tools, including proprietary software. Using this methodology, we will identify the target business’ physical constraint – the element in the system that determines the speed with which the system generates cash. We will manage and synchronize the operations according to the constraint. We will also conduct a rigorous examination of how the target business approaches the market and develop and implement new strategies for selling the existing and increased capacity. In addition, we will use a decision-making process regarding investment and strategic projects that is aligned with measurements related to cash generation and constraint utilization.

        Our management team has the added benefit of dedicated support, as needed by us, of ILUT Srl, the firm founded by and formerly run by our President. ILUT was created with the goal of maximizing the speed at which a company is able to extract value from its assets by generating more cash and is the only company world-wide authorized and equipped to implement our operating methodology based on the TOC (as defined below) and The Decalogue™. We expect that ILUT would support our efforts in improving the performance of a target business. The ILUT team’s highly skilled professionals are fully backed by proprietary software. The software tools developed and utilized by ILUT accelerate the transfer of the TOC and The Decalogue™ methodology to companies and then support them operationally during that transformation so that economic results can be achieved faster. Additional information on ILUT can be found at http://www.ilut.it.

We believe that, based on ten years of specific management experience in implementing this methodology, we will be able to realize the following benefits by applying it to a target business:

•	reduced lead times;
•	increased production capacity that was previously unavailable;
•	reduced work-in-process and finished product inventory;
•	reduced delays in delivery;
•	improved quality resulting in reduced waste and rejections from production and design;
•	enhanced project management reliability;

•	increased access to new market segments; and
•	increased cash (throughput) generated by sales.

We believe that these benefits will contribute to achieving the goal of maximizing the throughput of the target business.

Managing the constraint and variation. The Decalogue™ combines and deploys two of the most important and effective management theories: the Theory of Constraints (“TOC”) and W. Edwards Deming’s Theory of Profound Knowledge, including the use of statistical process control. The concepts of constraint and variation are the foundation of The Decalogue™ and the concepts on which we intend to build, accelerate and sustain the long-term growth of the target business. We believe that the results of a system are determined by the performance of a limiting factor or constraint. A constraint is defined as the element in a system that determines the pace (in essence, the quantity and quality) at which the system generates cash through sales of what it produces. The constraint of any system must be carefully chosen and managed, and we believe that, where variation is present, a system managed around a constraint has greater capacity to generate value than a perfectly balanced system (which is defined as a system where there are apparently no limiting factors). Managing a system around a constraint means synchronizing (in essence, scheduling in a dependent manner) all other elements of the system in relation to the activities of the constraint, with a view to maximizing throughput at all times. In other words, identifying and managing the constraint means controlling the speed with which the system generates cash.

Variation is defined as the quantifiable amount of change or difference from expected results. We believe that it affects the outcome of all processes and that if it is not correctly understood and controlled, management cannot reliably predict the outcome of actions. We believe that productivity increases as a result of reductions in variation. This concept is not limited to the production of goods, but includes activities within an organization, including marketing and sales. The processes of a system are defined as being in statistical control when they sustain predictable results.

Effecting a Business Combination

General. We are not presently engaged in, and we will not engage in, any substantive commercial business for an indefinite period of time following this offering. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of these in consummating our initial business combination. Although substantially all of the net proceeds of this offering are intended to be generally applied toward consummating our initial business combination, as described in this prospectus, the proceeds are not otherwise being designated for any more specific purposes. Accordingly, prospective investors will invest in us without an opportunity to evaluate the specific merits or risks of any one or more business combinations. Our initial business combination may involve the acquisition of, or merger with, a business which does not need substantial additional capital, but which desires to establish a public trading market for its shares, while avoiding what it may deem to be adverse consequences of undertaking a public offering itself. These include time delays, significant expense, loss of voting control and compliance with various federal and state securities laws. In the alternative, we may seek to consummate our initial business combination with a company that may be financially unstable or in its early stages of development or growth. While we may seek to consummate business combinations with more than one target business, we will probably have the ability, as a result of our limited resources, to effect only a single business combination.

We have not identified or approached any target business. We have not identified or been provided with the identity of, or had any direct or indirect contact with, any target business. No person acting on our behalf has taken any direct or indirect measures to identify or contact any target business.

We have not been approached by any third party offering any target business to us. Subject to the limitations that a target business or businesses have a fair market value, either individually or collectively, of at least 80% of our net assets (excluding deferred underwriting discounts and commissions held in the trust account in the amount of $6,000,000 (or $6,900,000 if the underwriters’ over-allotment option is exercised in full)) at the time of the execution of the definitive agreement for the acquisition, as described below in more detail, we will have virtually unrestricted flexibility in identifying and selecting a prospective target business. Accordingly, there is no reliable basis for investors in this offering to currently evaluate the possible merits or risks of the target business with which, or industry in which, we may ultimately consummate our initial business combination. To the extent we consummate our initial business combination with a financially unstable company or an entity in its early stage of development or growth, including entities without established records of sales or earnings, we may be affected by numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

Sources of target businesses. We anticipate that target business candidates will be brought to our attention from various unaffiliated sources, including investment bankers, venture capital funds, private equity funds, management buyout funds and other members of the financial community, who may present solicited or unsolicited proposals. Our officers and directors as well as their affiliates may also bring to our attention target business candidates. In no event, however, will our existing officers, directors or stockholders or any entity with which they are affiliated (other than FTN Midwest Securities Corp, Kelley Drye & Warren LLP and ILUT Srl. whom we may engage to provide professional services in connection with an acquisition) receive a finders fee, consultation fee, or other compensation from any person or entity for services rendered to us in connection with the consummation of our initial business combination involving us or an affiliate of ours. To further minimize potential conflicts of interest, we have agreed not to consummate our initial business combination with an entity which is affiliated with any of our existing stockholders unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our stockholders from a financial point of view.

Selection of a target business and structuring of a business combination. We intend to source our target business opportunities from various internal and external sources. We believe that we will be able to generate acquisition opportunities from internal sources primarily resulting from personal contacts and relationships that our management team has developed and maintained in various industrial sectors throughout the world. Our management team also has other extensive contacts and sources from which to generate acquisition opportunities. These contacts and sources include other senior executives, private equity and venture capital funds, public and private companies, investment bankers, attorneys and accountants with whom our management team has developed relationships through their years of international corporate finance and operating experience in North and South America, Europe, South Africa, Australia and Asia, including in China, India, Korea and Japan. Although they are not obligated to do so, any of the underwriters may introduce us to potential target businesses or assist us in raising additional capital, as needs may arise in the future, but there are no preliminary agreements or understandings between any of the underwriters and us or any potential targets in connection with a potential business combination or the raising of additional capital. We are not under any contractual obligation to engage any of the underwriters to provide any services for us after this offering, but, if we do, we may pay the underwriters a finders fee that would be determined at that time in an arm’s length negotiation where the terms would be fair and reasonable to each of the interested parties; but we do not expect to enter into any such agreement or pay any such fee prior to the one year anniversary of the date of this prospectus.

We intend to focus our efforts primarily on acquiring one or more industrial, asset-based businesses that are in, or are suppliers to, the basic industries sector. The Standard & Poor’s Capital IQ® database tracks 957 publicly-traded companies and 5,396 privately held companies that (i) are classified as industrial companies, (ii) have sales in excess of $50 million, and (iii) have their primary location in North America. Additionally, this database is not exhaustive and likely excludes certain subsidiaries or divisions of publicly-traded companies as well as certain privately-held companies that may be attractive to us as a target business. As a result, we believe there is a plentiful supply of acquisition candidates. In addition, although we will focus on acquiring an operating business in the basic industries sector, we may acquire companies operating in any industry we choose.

In evaluating a prospective target business, our management will consider, among other factors, financial condition and results of operation; cash flow potential; growth potential; experience and skill of management and availability of additional personnel; capital requirements; competitive position; barriers to entry; stage of development of the products, processes or services; security measures employed to protect technology, trademarks or trade secrets; degree of current or potential market acceptance of the products, processes or services; proprietary features and degree of intellectual property or other protection of the products, processes or services; regulatory environment of the industry; and costs associated with effecting the business combination.

These criteria are not intended to be exhaustive. See “Introduction—Growth in the Basic Industries Sector.” Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in consummating our initial business combination consistent with our business objective. In evaluating a prospective target business, we will conduct an extensive due diligence review which will encompass, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial and other information which will be made available to us.

The structure of a particular business combination may take the form of a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination. Although we have no commitments as of the date of this offering to issue our securities, we may issue a substantial number of additional shares of our common stock or preferred stock, a combination of common and preferred stock, or debt securities, to consummate our initial business combination. If our business combination does entail the contemporaneous acquisition of several operating businesses with different sellers, we will need to convince such sellers to agree that the purchase of their businesses is contingent upon the simultaneous closings of the other acquisitions.

The time and costs required to select and evaluate target businesses and to structure and complete the business combination cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of prospective target businesses with which a business combination is not ultimately consummated will result in a loss to us and reduce the amount of capital available to otherwise consummate our initial business combination. We will not pay any finders or consulting fees or any other compensation to our officers, directors, existing stockholders or special advisor, or any entity with which they are affiliated (other than FTN Midwest Securities Corp, Kelley Drye & Warren LLP and ILUT Srl, whom we may engage to provide professional services in connection with an acquisition), for services rendered to or in connection with our initial business combination, but our directors, officers, existing stockholders and special advisor will receive reimbursement for any reasonable out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence in connection with possible business combinations. Such expenses are not known at this time and to the extent our sources of funds (excluding proceeds deposited in the trust account) are insufficient to pay such fees and expenses in full, such fees and expenses will not be reimbursed by us unless we consummate a business combination.

Fair market value of target business. The initial target business or businesses that we acquire must have a fair market value, either individually or collectively, equal to at least 80% of our net assets (excluding deferred underwriting discounts and commissions held in the trust account in the amount of $6,000,000 (or $6,900,000 if the underwriters’ over-allotment option is exercised in full)) at the time of execution of a definitive agreement for the acquisition. Although we are permitted to raise funds privately or through loans that would allow us to acquire a company with a fair market value in an amount greater than 80% of our net assets at the time of such execution, we have not entered into or discussed such financing arrangements with any third party, and there is no assurance that any such financing, if desired, would be available on acceptable terms, if at all. The fair market value of such business will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings, cash flow and book value. We are not required to obtain an opinion from an investment banking firm as to such fair market value. However, if we obtain an opinion from an unaffiliated, independent investment banking firm, a summary of the opinion will be contained in the proxy statement that will be mailed to stockholders in connection with obtaining approval of our initial business combination and we will obtain the consent of the investment banking firm to the inclusion of its opinion in our proxy statement.

Possible lack of business diversification. The net proceeds from this offering will provide us with approximately $137,775,000 (or $158,700,000, if the underwriters’ over-allotment option is exercised in full), which we may use to consummate our initial business combination. Consequently, we may only have the ability to consummate our initial business combination with a single operating business, which may have a limited number of services or products. The resulting lack of diversification:

•	will result in our dependency upon the performance of a single operating business;
•	may result in our dependency upon the development or market acceptance of a single or limited number of services, processes or products; and
•

may subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to our initial business combination.

We may not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to consummate several business combinations in different industries or different areas of a single industry. Furthermore, the prospects for our successes may be entirely dependent upon the future performance of the initial target business we acquire.

Acquisition of more than one business. As noted above, we expect to consummate our initial business combination through the acquisition of a single business, but we reserve the right to acquire more than one business in contemporaneous acquisitions if our board of directors determines that such a course is in our best interest. Consummating our initial business combination through more than one acquisition would likely result in increased costs as we would be required to conduct a due diligence investigation of more than one business and negotiate the terms of the acquisition with multiple sellers. In addition, due to the difficulties involved in consummating multiple acquisitions concurrently, our attempt to complete our initial business combination in this manner would increase the chance that we would be unable to successfully consummate our initial business combination in a timely manner.

Limited ability to evaluate management of a target business. Although we intend to closely scrutinize the management of prospective target businesses when evaluating the desirability of consummating our initial business combination, we cannot assure you that our assessment of the target business’ management will prove to be correct. However, it is the present intention of our current officers to remain employed with the Company on a full-time basis. Depending on our needs, we may employ other personnel following the business combination. We may request continued representation of our management on the board of directors in our negotiation with a target business. We will consider a target businesses’ response to this request in determining whether the acquisition is in the best interest of our stockholders. Moreover, we cannot assure you that our officers and directors will have significant experience or knowledge relating to the operations of the particular target business acquired.

Following our initial business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Opportunity for stockholder approval of business combination. We will seek stockholder approval to consummate our initial business combination, even if the nature of the acquisition would not ordinarily require stockholder approval under applicable law. In connection with seeking stockholder approval of our initial business combination, we will furnish our stockholders with proxy solicitation materials prepared in accordance with the Securities Exchange Act of 1934, which, among other matters, will include a description of the operations of the target business and certain required financial information regarding the business.

In connection with the vote required for our initial business combination, all of our existing stockholders have agreed to vote all of their shares of common stock in the same way as the majority of the shares of common stock voted by the public stockholders. We will proceed with the business combination only if a majority of the shares of common stock voted by the stockholders are voted in favor of the business combination and if public stockholders owning less than 20% of the shares of common stock sold in this offering both vote against the business combination and exercise their conversion rights.

                 However, even if we receive the requisite stockholder approval and the initial business combination is authorized, the Company will not be obligated to consummate the approved transaction and will not be restricted from seeking a different business combination within the specified timeframes.

Conversion rights. At the time we seek stockholder approval of our initial business combination, we will offer each public stockholder the right to have such stockholder’s shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and consummated. Each public stockholder will only be able to convert its shares if such holder elects to do so; voting against the business combination alone will not result in a pro rata distribution of the trust account. The actual per-share conversion price will be equal to the amount in the trust account, inclusive of any interest thereon and deferred underwriting discounts and commissions being held in trust and net of taxes payable and any amounts disbursed to us to cover our expenses (calculated as of two business days prior to the consummation of our initial business combination), divided by the number of shares sold in this offering. Without taking into account any interest earned on and retained in the trust account or any rights creditors may have to funds in the trust account, if any, the initial per share conversion price would be $7.67, or $0.33 less than the per unit offering price of $8.00. An eligible stockholder may request conversion at any time after the mailing to our stockholders of the proxy statement and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the stockholder votes against the business combination and the business combination is approved and consummated. Any request for conversion, once made, may be withdrawn at any time up to the date of such meeting. It is anticipated that the funds to be distributed to stockholders who are entitled to convert their shares and who elect conversion will be distributed promptly after consummation of our initial business combination. Public stockholders who convert their stock into their share of the trust account will retain the right to exercise the warrants that they received as part of the units. If a business combination is approved by the holders of a majority of our shares of common stock and public stockholders owning less than 20% of our shares exercise their conversion rights, we may proceed with the business combination in accordance with its terms. We will not consummate any business combination if public stockholders owning 20% or more of the shares sold in this offering both vote against a business combination and, subsequently, exercise their conversion rights.

                 Pursuant to our amended and restated certificate of incorporation, our existing stockholders do not have the right to convert any of their shares of common stock owned prior to this offering into a pro rata share of the trust account prior to an initial business combination and because they have agreed to vote all of their shares of common stock in the same way as the majority of the shares of common stock voted by the public stockholders, effectively they will not have the right to convert shares of common stock included in the units purchased by them in the offering.

Liquidation if no business combination. If we do not consummate our initial business combination within 18 months after the closing of this offering, or within 24 months after such closing if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after consummation of this offering, then, upon the expiration of such period:

•

our corporate purposes and powers will immediately be limited to actions and activities relating to dissolution and winding up our affairs, including liquidation, and we will not be able to engage in any other business activities;

•

our board of directors will be required to adopt, not later than 15 days after such expiration, a resolution pursuant to Section 275(a) of the Delaware General Corporation Law finding our dissolution advisable, to call a special meeting of stockholders to vote on such dissolution and to solicit votes of stockholders in favor of such dissolution; and

•

our board of directors will be required, as promptly thereafter as possible, to cause notice of adoption of such resolution, notice of such special meeting and a proxy statement in respect of such meeting and solicitation to be filed with the SEC and sent to stockholders as required by and in accordance with the Delaware General Corporation Law, including Section 275(a), and federal securities laws.

The date on which such notices and proxy statement are sent and the date of such special meeting shall be fixed and may be thereafter changed as necessary:

•	to permit the review thereof by the SEC as required by federal securities laws and resolution of any comments it may have; and
•	so that such notices and proxy statement are sent not less than 10 and not more than 60 days prior to the date of such special meeting.

We will mail the proxy statements to our stockholders following the conclusion of the comment and review process (the length of which we cannot predict with any certainty), and we will convene a meeting of our stockholders at which they will either approve or reject our dissolution. Pursuant to the Delaware General Corporation Law, our dissolution also requires the affirmative vote of stockholders holding a majority of the then outstanding shares of common stock. Our existing stockholders have agreed to vote their shares of common stock in favor of our dissolution if we are unable to consummate our initial business combination within the time period and on the terms described in this prospectus. In the event that we do not or do not expect to initially obtain approval for our dissolution by stockholders owning a majority of our outstanding common stock, we will continue to take all reasonable actions to obtain such approval, which may include adjourning the meeting from time to time to allow us to obtain the required vote and retaining a proxy solicitation firm to assist us in obtaining such vote. However, we cannot assure you that our stockholders will approve our dissolution in a timely manner or ever approve our dissolution. If we are not able to obtain approval from a majority of our stockholders, we cannot dissolve and liquidate and we will not be able to distribute funds from our trust account to holders of our common stock sold in this offering and these funds will not be available for any other corporate purpose.

We anticipate that our liquidation will occur pursuant to Section 281(b) of the Delaware General Corporation Law and, in this event, our board of directors will be required under Section 281(b) to adopt a plan of distribution pursuant to which the corporation shall pay or make reasonable provision to pay all existing claims and obligations of the corporation, all contingent, conditional or unmatured contractual claims, claims subject of a pending suit, and claims that are likely to arise or become known within 10 years after our dissolution. Our board of directors intends to adopt a plan of distribution and to distribute the funds held in trust and any of our remaining assets to holders of our common stock sold in this offering as promptly as practicable following the dissolution of the Company. Until adoption of our plan of distribution and distribution of the funds held in trust, the funds will remain in trust and held by the trustee in permitted investments.

Assuming our dissolution is approved, an amount held in the trust account and all of our remaining assets not held in trust will be paid on a pro rata basis to the holders of shares of common stock included in the units offered by this prospectus up to 100% of the gross proceeds of this offering, plus any additional amounts thereof in excess of $1,500,000, as of the close of business two business days prior to the date of distribution. If we have distributed an amount equal to 100% of the gross proceeds of this offering and paid for the expenses arising prior to and during our dissolution and liquidation, the next $1,500,000 of our assets not distributed to such holders will be paid to our existing stockholders on a pro rata basis in accordance with their ownership interest of the private placement warrants.

Our remaining assets not held in trust shall be reduced by amounts we pay, or reserve to pay, for all of our liabilities and obligations. These liabilities and obligations include our expenses arising during our remaining existence and the costs of our dissolution and liquidation. We will pay these costs only from our remaining assets not held in trust. Our corporate expenses are expected to be primarily associated with preparation for and conduct of our special meeting of stockholders and our continuing public reporting obligations, including legal services, proxy soliciting firms, services of our independent public accounting firm as well as legal fees we may incur in the event of disputes with any claimants or creditors. To the extent that funds reserved to pay liabilities or obligations are not subsequently used for such purposes, any assets remaining will be paid on a pro rata basis to the holders of shares of common stock included in the units offered by this prospectus.

                 The underwriters have agreed to waive their rights to $6,000,000 (or $6,900,000 if the underwriters’ over-allotment is exercised in full) of deferred underwriting discounts and commissions deposited in the trust account in the event of our dissolution prior to the consummation of our initial business combination. There will be no distribution from the trust account with respect to our warrants, which will expire worthless in the event of our liquidation.

Under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If a corporation following its dissolution complies with the statutory procedures set forth in Section 280 of the Delaware General Corporation Law, intended to ensure that the corporation makes reasonable provision for all claims against it, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. The procedures in Section 280 include a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions may be made to stockholders. However, it is our intention to seek approval of our stockholders to make liquidating distributions to our holders of common stock sold in this offering as soon as reasonably practicable following our dissolution in accordance with Section 281(b) of the Delaware General Corporation Law. Therefore, our stockholders could be potentially liable for any claims to the extent of distributions received by them in a dissolution and any liability of our stockholders may extend beyond the third anniversary of such dissolution.

The proceeds deposited in the trust account could, however, become subject to the claims of our creditors and we could be required to pay our creditors prior to making any distributions to the holders of common stock sold in this offering. Although we will seek to have all vendors and service providers execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of the Company and the holders of common stock sold in this offering, there is no guarantee that we will be able to obtain such agreements or that even if such agreements are executed, that such agreements would prevent claims against the trust account. Our primary consideration in determining whether to enter into an agreement with persons who refuse to execute such a waiver will be whether there is a suitable alternative provider, the expected aggregate contract amount and our assessment of the potential risk to the trust account. However, because we are not an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors or service providers (such as accountants, lawyers, investment bankers, etc.) or potential target businesses. In addition, we will require any target business to covenant that it will not pursue any claim or enforce any right, title, interest or claim of any kind in or to any monies held in the trust account. If we are unable to consummate our initial business combination, our current officers will agree, that they will be personally liable, jointly and severally, for any claims by vendors, target businesses or other third parties (with whom we buy or sell goods or services, have negotiations or enter into contracts) who have not waived their rights to make claims against the proceeds in the trust account. If a current officer ceases to be an officer of the Company for any reason, such officer’s liability will extend solely to claims arising out of acts or omissions during such person’s tenure as an officer of the Company. We cannot assure you that our current officers will be able to satisfy any obligations to ensure that the proceeds in the trust account are not reduced by the claims of such vendors, target businesses or other third parties and we have not independently ascertained the financial ability of our officers to satisfy their indemnification obligations. In addition, creditors may seek to interfere with the distribution process under state or federal creditor and bankruptcy laws. Accordingly, we cannot assure you that the actual per share distribution price will not be reduced due to claims of creditors or that there will not be delays in addition to those imposed by our duties to comply with Delaware General Corporation Law procedures and federal securities laws and regulations.

Competition

In identifying, evaluating and selecting a target business, we may encounter intense competition from other entities having a business objective similar to ours. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe there are numerous potential target businesses that we could acquire with the net proceeds of this offering, the issuance of our debt or equity securities or a combination of the foregoing, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of a target business. Further:

•	our obligation to seek stockholder approval of a business combination may delay or threaten the completion of a transaction;
•	our obligation to convert into cash shares of common stock held by our public stockholders in certain instances may reduce the resources available to us for a business combination; and
•	our outstanding warrants and the purchase option, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses.

Any of these factors may place us at a competitive disadvantage in successfully negotiating our initial business combination. Our management believes, however, that to the extent that our target business is a privately held entity, our status as a well-financed public entity may give us a competitive advantage over entities having a similar business objective as ours in acquiring a target business with significant growth potential on favorable terms. In addition, based on publicly available information as of June 20, 2006, we have identified approximately 57 similarly structured companies which have gone public since 2003, of which 7 have actually consummated a business combination.

If we succeed in consummating our initial business combination, there may be intense competition from competitors of the target business. We cannot assure you that, subsequent to our initial business combination, we will have the resources or ability to compete effectively.

Facilities

We do not own any real estate or other physical properties materially important to our operation. We currently maintain our executive offices at c/o Kelley Drye & Warren LLP, 101 Park Avenue, New York, New York. We believe that our office facilities are suitable and adequate for our business as it is presently conducted.

Employees

We have two officers. Our Chief Executive Officer is our only full-time employee, but is not being compensated for his services as such. Upon consummation of this offering, our President will become a full-time employee devoted to the business of the Company. We expect that the independent members of our board of directors will establish in their good faith judgment the annual compensation payable to our officers after the closing of this offering for their services in seeking our initial business combination. No such annual compensation for such services has been determined as of the date of this prospectus.

Periodic Reporting and Audited Financial Statements

We will register our units, common stock and public and purchase option warrants under the Securities Exchange Act of 1934, and have reporting obligations thereunder, including the requirement that we file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, our annual reports will contain financial statements audited and reported on by our independent registered public accounting firm.

Our management will provide stockholders with audited financial statements of the prospective business, prepared in accordance with generally accepted accounting principles, as part of the proxy solicitation materials sent to stockholders to assist them in assessing the initial business combination. In addition, our management will ensure that the target business is compliant, on a timely basis, with The Sarbanes-Oxley Act of 2002. Our management believes that the requirement of having available audited financial statements for the target business provided to our stockholders will not materially limit the pool of potential target businesses available for acquisition.

Legal Proceedings

We are not involved in or a party to any material legal proceedings and, to the knowledge of management, no legal proceedings are pending or contemplated against any of our officers or directors in their capacity as such.

Comparison to Offerings of Blank Check Companies

The following table compares and contrasts the terms of our offering and the terms of an offering of securities of blank check companies under Rule 419 promulgated by the SEC assuming that the gross proceeds, underwriting discounts and underwriting expenses for the Rule 419 offering are the same as this offering and that the underwriters will not exercise their over-allotment option. None of the terms of a Rule 419 offering will apply to this offering.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Escrow of offering proceeds:

$143,775,000 (or $165,600,000, if the underwriter’s over-allotment option is exercised in full) of the net offering proceeds will be deposited into a trust account located at [__________] maintained by [________________] acting as trustee.

$124,537,500 of the offering proceeds would be required to be deposited into either an escrow account with an insured depositary institution or in a separate bank account established by a broker dealer in which the broker-dealer acts as trustee for persons having the beneficial interests in the account.

Terms of Our Offering	Terms Under a Rule 419 Offering

Investment of net proceeds:

The $143,775,000 (or $165,600,000, if the underwriter’s over-allotment option is exercised in full) of net offering proceeds held in trust will only be invested in U.S. “government securities,” defined as any Treasury Bill issued by the United States having a maturity of one hundred and eighty days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940.

Proceeds could be invested only in specified securities such as a money market fund meeting conditions of the Investment Company Act of 1940 or in securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States.

Limitation on fair value or net assets of target business:

The initial target business or businesses that we acquire must have a fair market value, either individually or collectively, equal to at least 80% of our net assets (excluding deferred underwriting discounts and commissions held in the trust account in the amount of $6,000,000 (or $6,900,000, if the underwriters' over-allotment option is exercised in full)) at the time of execution of a definitive agreement for the acquisition.

We would be restricted from acquiring a target business unless the fair value of such business or net assets to be acquired represents at least 80% of the maximum offering proceeds.
Trading of securities issued:

We anticipate that our units will be eligible for quotation on the OTC Bulletin Board and that the units will begin trading on or promptly after the date of this prospectus. The common stock and warrants will begin separate trading 20 days after the earlier to occur of the expiration of the underwriters’ over-allotment option or the exercise in full by the underwriters of such option provided that we have filed with the SEC an audited balance sheet reflecting our receipt of the gross proceeds from this offering.

No trading of the units or the underlying common stock and warrants would be permitted until the completion of a business combination. During this period, the securities would be held in the escrow or trust account.

Terms of Our Offering	Terms Under a Rule 419 Offering

Exercise of warrants:

The warrants cannot be exercised until the later of the consummation of our initial business combination or one year from the date of this prospectus and, accordingly, will only be exercised after the trust account has been terminated and distributed.

The warrants could be exercised prior to the consummation of a business combination, but securities received and cash paid in connection with the exercise would be deposited in the escrow or trust account.

Election to remain an investor:

We will seek stockholder approval to consummate our initial business combination. In connection with seeking stockholder approval of a business combination, we will send each stockholder a proxy statement containing information required by the SEC. A public stockholder following the procedures described in this prospectus is given the right to convert his or her shares of common stock into a pro rata share of the trust account. However, a public stockholder who does not follow these procedures or a public stockholder who does not take any action would not be entitled to receive the actual per share conversion price.

A prospectus containing information required by the SEC would be sent to each investor. Each investor would be given the opportunity to notify the company, in writing, within a period of no less than 20 business days and no more than 45 business days from the effective date of the post-effective amendment, to notify the company of his election to remain an investor. If the company has not received the notification by the end of the 45th business day, funds and interest or dividends, if any, held in the trust or escrow account would automatically be returned to the stockholder. Unless a sufficient number of investors elect to remain investors, all of the deposited funds in the escrow account must be returned to all investors and none of the securities will be issued.

Business combination deadline:

An initial business combination must be consummated within 18 months after the consummation of this offering, or within 24 months after the consummation of this offering if a letter of intent, agreement in principle or definitive agreement relating to a prospective business combination is executed prior to the end of the 18-month period.

If an acquisition has not been consummated within 18 months after the effective date of the initial registration statement, funds held in the trust or escrow account would be returned to investors.

Terms of Our Offering	Terms Under a Rule 419 Offering

Interest on funds held in trust:

The first $100,000 per month of after-tax interest income earned on proceeds from this offering deposited in the trust account will be disbursed to us for use by us to pay our expenses, but in no event will such aggregate amount paid to us exceed $1,500,000.

The interest income earned on the proceeds held in trust would be held in trust for the sole benefit of the purchasers of our units.
Release of funds:

The proceeds held in the trust account will not be released until the earlier of the consummation of our initial business combination or our dissolution and liquidation following our failure to effect our initial business combination within the allotted time.

The proceeds held in the escrow account would not be released until the earlier of the consummation of a business combination or the failure to consummate a business combination within the allotted time.

MANAGEMENT

Directors, Officers and Senior Advisor

Our current directors and executive officers are as follows:

Name	Age	Position

Gilbert E. Playford	59	Chairman of the Board
Corrado De Gasperis	41	Chief Executive Officer and Director
Domenico Lepore	47	President and Director
M. Ridgway Barker	52	Director
Pat LaVecchia	40	Director
Scott C. Mason	47	Director
Sean D. McDevitt	42	Director
Donald C. Bailey	70	Senior Advisor

________________

Gilbert E. Playford became non-executive Chairman of the Board in April 2006. Mr. Playford will become a member of our audit committee upon the closing of this offering. Since August 2005, he has served as Chairman, Chief Executive Officer and President of GBS Gold, an international gold company that he formed through multiple acquisitions. He joined GrafTech in June 1998, serving as its Chief Executive Officer and President, and from September 1999 its Chairman of the Board, until his retirement in February 2005. From June 1996 until June 1998, Mr. Playford was the President and Chief Executive Officer of LionOre, a company that he helped develop and grow, through acquisitions and exploration success, into one of the western world’s top ten nickel producers listed on the London, Toronto, Australia and Botswana stock exchanges. Mr. Playford joined Union Carbide in 1972 and held various management positions, including Vice President, Principal Financial Officer and Treasurer, Corporate Vice President for Strategic Planning and Chief Executive Officer positions in various Union Carbide subsidiaries, including subsidiaries in Canada, Germany and Belgium, until he resigned in January 1996. He holds a Bachelor of Engineering degree from McGill University and an MBA from York University, Ontario, Canada. Mr. Playford is currently Deputy Chairman of LionOre, where he is also Chairman of the Human Resources, Nomination and Governance Committee and a member of the Audit Committee.

Corrado De Gasperis became Chief Executive Officer and a director in April 2006. From May 2001 to December 2005, he served as Chief Financial Officer of GrafTech, a global manufacturer of industrial graphite and carbon-based materials, in addition to his duties as Vice President and Chief Information Officer, which he assumed in February 2000. He served as Controller of GrafTech from June 1998 to February 2000. From 1987 through June 1998, he was with KPMG, most recently as Senior Assurance Manager in the Manufacturing, Retail and Distribution Practice, where he served clients such as General Electric Company, Union Carbide, E. Merck OHG, Eagle Electric Manufacturing Company, Playtex Products Inc., and Precision Valve Corporation. KPMG had announced his admittance as a partner, effective July 1, 1998. He was a Certified Public Accountant in Connecticut with KPMG and holds a BBA from the Ancell School of Business at Western Connecticut State University. Mr. De Gasperis is currently a director of GBS Gold, where he is also the Chairman of the Corporate Governance and Compensation Committee and a member of both the Audit and Finance and the Nominating and Advisory Committees.

Domenico Lepore became our President and a director in April 2006. Since 1996, Dr. Lepore has been President of ILUT Srl (and its predecessor firm, MST Methods for Systems Thinking Srl), an Italian management firm, which he founded, specializing in the turnaround and improvement of national and multinational businesses, primarily based in Europe and the U.S. Dr. Lepore has been instrumental in the turnaround of a wide range of businesses in industries including aluminum, automotive, printing, diversified industrial and consumer products. From 1991 to 1996, Dr. Lepore was the business liaison in Quality Management for the Management School of the Camera di Commercio di Milano, a major governmental interface with businesses in Milan. From 1993 to 1996, he was Italy’s representative for the ISO Technical Committee 176, in Geneva, Switzerland, responsible for the development of the ISO 9000 family of standards. Dr. Lepore is a Deming scholar and has been a member of the British Deming Association since 1993. He began his career in 1988 working for Vila Srl, a consortium of small and medium-sized enterprises formed for the purpose of scouting technologies, products and intellectual property and facilitating collaborations between European partner companies, which resulted in the start up of many new businesses in Italy funded by private equity and the European Community. Dr. Lepore is a former Senior Advisor to and member of Inn.Tec, a consortium of nearly 200 companies in Brescia, the steel and aluminum district of Italy and one of the richest industrial areas in Europe. Dr. Lepore also advises the Milan Euro Info Centre for the Palazzo dell’ Innovazione, the European Union Office for the development of strategies to support technological innovation in the Lombardy Region of Italy. He obtained his degree in Physics (Dottore in fisica) from the University of Salerno in 1988, with a research thesis on non-linear dynamics in superconductors, which was published in the paper entitled Twenty-junction arrays for a Josephson voltage standard at 100 mV level, D. Andreone, V. Lacquaniti, G. Costabile, D. Lepore, R. Monaco, S. Pagano, in Stimulated Effects in Josephson Devices, M. Russo and G. Costabile Eds., World Scientific Pub. Co, Singapore, 1988, p. 1-12.

M. Ridgway Barker became a director in June 2006. Since 1998, he has served as Co-Chair of the Corporate Finance and Securities Practice Group of Kelley Drye & Warren, an international law firm based in New York. He has been a partner of Kelley Drye since 1990 and joined it as an associate in the corporate department in 1984. His practice focuses on capital market issues; corporate governance matters; asset securitizations; debt financings; general corporate and securities matters; executive compensation; partnership transactions; public reporting; public and private securities offerings; restructurings; recapitalizations; spin-offs; mergers and stock and asset acquisitions and divestitures; and venture capital transactions. From 1980 to 1984, Mr. Barker was an associate in the securities group of Duane Morris & Heckscher, a regional law firm based in Philadelphia. He has authored and co-authored many related publications and is a frequent public speaker on capital markets, governance and compliance topics. He was admitted to practice law in Pennsylvania in 1980 and in Connecticut in 1985. He holds a BA from Yale University and a JD from Boston University School of Law.

Pat LaVecchia became a director in June 2006. He has served as Secretary and Director of HAPC, Inc. since August 2005. He has been a Managing Director at FTN Midwest Securities since April 2005. Mr. LaVecchia has built and run several major Wall Street private placement groups and has extensive expertise in capital markets, including raising capital for private companies and PIPEs. Mr. LaVecchia has also played the leading role in numerous mergers, acquisitions, private placements, high yield transactions, and initial public offerings. Most recently, Mr. LaVecchia was a co-founder and Managing Partner of Viant Group and a Managing Director of Viant Capital, formerly named Neveric Capital LLC, from 2003 through 2005. Prior to forming Viant Group, Mr. LaVecchia ran several groups at major Wall Street firms, including: Managing Director and Head of the Private Equity Placement

Group at Bear, Stearns & Company (1994 to 1997); and Group Head of Global Private Corporate Equity Placements at Credit Suisse First Boston.

Scott C. Mason became a director in June 2006. Mr. Mason will become a member and Chairman of our audit committee upon the closing of this offering. Since January 2006, he has served at Nalco as Group Vice President and President of Alternate Channels and Operations Planning. He joined GrafTech in April 2000, as the Director of Mergers and Acquisitions and served as the President of Advanced Energy Technology from February 2001 to December 2002. From January 2003 until April 2005, he was President of Synthetic Graphite, GrafTech’s principal line of business. In 1999, Mr. Mason served as Vice President – Supply Chain Logistics for Union Carbide. From 1996 to 1999, Mr. Mason served as Director of Operations and then Business Director for Union Carbide’s Unipol Polymers Business. From 1981 to 1996, Mr. Mason served in various financial, mergers and acquisitions, sales and marketing management positions at Union Carbide. He began his career in 1981 in the Chemicals and Plastics Division of Union Carbide. He holds a BS in Mechanical Engineering from the Virginia Polytechnic Institute and an MBA from the University of Houston.

Sean D. McDevitt became a director in June 2006. He has served as Chairman of the Board of Directors of HAPC, Inc. since August 2005. He is currently a Managing Director at FTN Midwest Securities. In 1999, Mr. McDevitt co-founded Alterity Partners, a boutique investment bank which provided capital markets and merger and acquisition advisory services to high growth companies. Alterity Partners was acquired by FTN Midwest Securities in September 2004. Mr. McDevitt was a senior investment banker at Goldman Sachs, from 1995 through 1999, where he led deal teams in a variety of technology and healthcare/biopharmaceutical transactions, including mergers and acquisitions, divestitures, and initial public offerings. Mr. McDevitt worked in sales and marketing at Pfizer from 1991 until 1994. He was a Captain in the U.S. Army Rangers and was decorated for combat in the Panama invasion. He is a member of the Council on Foreign Relations. Mr. McDevitt received his BS in Computer Science and Electrical Engineering from the U.S. Military Academy at West Point and an MBA from Harvard Business School.

Donald C. Bailey became our Senior Advisor in June 2006. Mr. Bailey has been a director of LionOre since 1997. He was appointed as Chairman in May 2001 with responsibilities for business development, including mergers and acquisitions, having previously served as Vice-Chairman, President and Chief Executive Officer between 1998 and 2001. He is the former Chairman, President and Chief Executive of Management Mining Services International having been appointed to the position in 1993. Prior to that, he was Deputy Mining Director of Rio Tinto, a world leader in mining, metals and mineral resources, responsible for operations in Europe, Africa and South America. He is currently Chairman of BCL Ltd. Mr. Bailey is a Fellow of the Institute of Mining and Metallurgy (United Kingdom), a Chartered Engineer (United Kingdom) and a Member of the American Institute of Mining, Metallurgical and Petroleum Engineers.

Our management team will play a key role in identifying and evaluating prospective target business candidates, selecting a target business and structuring, negotiating and consummating our initial business combination. Except for Messrs. LaVecchia and McDevitt, none of these individuals has been a principal of or affiliated with a blank check or development stage company that executed a business plan similar to our business plan or is currently affiliated with such an entity. However, we believe that the skills and expertise of these individuals, their collective access to acquisition opportunities and ideas, their contacts, and their transaction expertise should enable us to successfully consummate our initial business combination within the time period and on the terms described in this prospectus. However, we cannot assure you that we will, in fact, be able to do so.

Board of Directors

Our board of directors is elected at our annual meeting of stockholders. Each director is elected for a one-year term.

Messrs. LaVecchia and McDevitt have agreed to resign from our board of directors upon the first anniversary of our initial business combination or earlier in connection with an annual meeting of stockholders if such meeting is held within three months prior to the first anniversary of such business combination. In addition, Messrs. LaVecchia and McDevitt have agreed that, insofar as any liabilities are asserted against them in their capacity as directors of the Company, they will not be entitled to indemnification from the Company pursuant to the terms of the underwriting agreement. They will, however, be entitled to indemnification and advancement of expenses as provided by the Company’s amended and restated certificate of incorporation and amended and restated by-laws.

Director Independence

Although none of our securities are expected to be listed on any stock exchange prior to the consummation of our initial business combination (and none of them may be so listed thereafter), we have evaluated whether our directors are “independent directors” within the meaning of the rules of the American Stock Exchange. Such rules provide generally that a director will not qualify as an “independent director” unless the board of directors of the listed company affirmatively determines that the director has no material relationship with the listed company that would interfere with the exercise of independent judgment. In addition, such rules generally provide that a director will not qualify as an “independent director” if: (i) the director is, or in the past three years has been, employed by the listed company; (ii) the director has an immediate family member who is, or in the past three years has been, an executive officer of the listed company; (iii) the director or a member of the director’s immediate family has received payments from the listed company of more than $60,000 during the current or any of the past three years, other than for (among other things) service as a director and payments arising solely from investments in securities of the listed company; (iv) the director or a member of the director’s immediate family is a current partner of the independent auditors of the listed company or is, or in the past three years, has been, employed by such auditors in a professional capacity and worked on the audit of the listed company; (v) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of the executive officers of the listed company serves on the compensation committee; or (vi) the director or a member of the director’s immediate family is a partner in, or a controlling shareholder or an executive officer of, an entity that makes payments to or receive payments from the listed company in an amount which, in any fiscal year during the past three years, exceeds the greater of $200,000 or 5% of the other entity’s consolidated gross revenues.

Our board of directors has determined that, upon the closing of this offering, a majority of our directors will be “independent directors” within the meaning of such rules. Our independent directors will meet in executive session as often as necessary to fulfill their duties, but no less frequently than annually.

Our amended and restated by-laws provide that transactions with any of our affiliates must be on terms no less favorable to us than we could obtain from unaffiliated parties and must be approved by a majority of our independent and disinterested directors.

Audit Committee

                 Our board of directors has established an Audit Committee, which has powers and performs the functions customarily performed by such a committee (including those required of such a committee under the rules of the American Stock Exchange and the SEC). The Audit Committee will be responsible for meeting with our independent registered public accounting firm regarding, among other matters, audits and adequacy of our accounting and control systems. The Audit Committee must be composed of one or more directors, who are considered independent under the rules of the American Stock Exchange and The Sarbanes-Oxley Act of 2002 and at least one of whom is an “audit committee financial expert” as is defined under Item 401 of Regulation S-K of the Exchange Act. Prior to the closing of this offering, we will adopt a charter for the Audit Committee. Mr. Mason serves as Chairman of the Audit Committee. Our board of directors has concluded that Messrs. Playford and Mason are “audit committee financial experts.”

                 In addition, the Audit Committee will monitor compliance on a quarterly basis with the terms of this offering. If any noncompliance is identified, then the Audit Committee will have the responsibility to immediately take all action necessary to rectify such noncompliance or otherwise cause compliance with the terms of this offering.

Code of Ethics

Prior to the closing of this offering, we will adopt a code of ethics that applies to directors, officers and employees.

Officer and Director Compensation

        Our Chief Executive Officer is our only full-time employee but is not being compensated for services as such. After the closing of this offering, our President will become a full-time employee. We expect that the independent members of our board of directors will establish in their good faith judgment the annual compensation payable to our officers for their services after the closing of this offering in seeking our initial business combination. No such annual compensation for such services has been determined as of the date of this prospectus.

Our existing stockholders, directors and officers will receive reimbursement for any reasonable out-of-pocket expenses incurred by them in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Loan from Stockholder

On May 31, 2006, Mr. Playford made a loan to us in the aggregate amount of $500,000, the proceeds of which have been and are being used to fund our expenses, including the SEC registration fee and the NASD filing fee. This loan is evidenced by a promissory note, bears interest at the rate of 4.5% per annum, is secured by the assets of the Company and matures upon the consummation of the private placement of warrants to our existing stockholders or, if earlier, December 31, 2006.

Prior Share Issuances

In May and June 2006, we issued an aggregate of 4,687,500 shares at a purchase price of $.001 per share, as follows:

Name and Address of Beneficial Owner	Number of Shares	Relationship to Us

Corrado F. De Gasperis	1,990,000	Chief Executive Officer and Director
Gilbert E. Playford	1,172,500	Chairman of the Board of Directors
Domenico Lepore	820,000	President and Director
M. Ridgway Barker	235,000	Director
Scott C. Mason	235,000	Director
Donald C. Bailey	235,000	Senior Advisor
Pat LaVecchia	0	Director
Sean D. McDevitt	0	Director
All directors, officers and senior advisor as a group	4,687,500

Registration Rights

Our existing stockholders and the Company will enter into a registration rights agreement pursuant to which holders of 20% or more of the shares issued and outstanding prior to this offering will be entitled to make up to two demands that we register any or all shares of common stock held by them (including shares issuable upon exercise of warrants or options held by them), at any time within 7 years after the date of consummation of our initial business combination. These rights may not be exercised, however, prior to such consummation. In addition, our existing stockholders will be entitled to “piggy-back” registration rights on registration statements that we may file subsequent to such consummation of the business combination. We will bear the expenses incurred in connection with the filing of any such registration statements, other than underwriting or selling discounts and commissions. We have also agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in this respect. The registration rights agreement provides that, notwithstanding any other agreement, our existing stockholders will be permitted to exercise all private placement warrants and the purchase options on a net cashless basis or by delivering previously outstanding unregistered shares in payment of the exercise price, so as to, among other reasons, permit tacking of holding periods under Rule 144.

Private Placement

Prior to the consummation of this offering, our existing stockholders have agreed to purchase 1,666,667 warrants for $.90 per warrant, an aggregate purchase price of $1,500,000, in a private placement. The proceeds of the private placement will be used to fund our expenses prior to our initial business combination and will not be held in trust.

Purchase Options

We have agreed to sell to employees of FTN Midwest Securities Corp., for $80.00, an option to purchase up to an aggregate of 750,000 units, representing 5% of the units to be sold in this offering, for an exercise price of $10.00 per unit. We have also agreed to sell to our existing stockholders, for $20.00, an option to purchase up to 187,500 units, representing 1% of the units to be sold in this offering, for an exercise price of $10.00 per unit. The units, upon exercise of these options, are identical to those offered by this prospectus.

Conflicts of Interest

Potential investors should be aware of the following potential conflicts of interest:

•

Our officers intend to remain with the company that survives our initial business combination and intend to negotiate at that time employment arrangements with respect thereto. They may have conflicts of interest in connection with negotiating the terms of such business combination.

•

Pat LaVecchia and Sean McDevitt, members of our board, are each managing directors of FTN Midwest Securities Corp. and may have conflicts of interest in connection with this offering and any subsequent business combination we may seek to consummate. Each is also a director of HAPC, Inc., a blank check company focused on the healthcare industry.

•

Mr. Barker, a member of our board, is a partner of Kelley Drye & Warren LLP and, accordingly, may have a conflict of interest in connection with this offering and any subsequent business combination that we may seek to consummate.

•

None of our independent directors is required to commit his full time to our affairs and, accordingly, each of them may have conflicts of interest in allocating management time among various business activities.

•

Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by us. In the course of their other business activities, our independent directors may become aware of investment and business opportunities that may be appropriate for presentation to us as well as the other entities with which they are or become affiliated. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•

Since our directors own shares of common stock which will be released from escrow only if our initial business combination is successfully consummated, and may own warrants which will expire worthless if our initial business combination is not consummated, our directors may have a conflict of interest in determining whether a particular target business is an appropriate candidate with whom to consummate our initial business combination.

The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting a target business, and negotiating and consummating our initial business combination in the time period and on the terms described in this prospectus.

In general, officers and directors of a corporation incorporated under the Delaware General Corporation Law are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;
•	the opportunity is within the corporation’s line of business; and
•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities to multiple entities. In addition, conflicts of interest may arise when our officers and directors evaluate a particular business opportunity. We cannot assure you that any of these conflicts will be resolved in our favor.

In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, all of our officers and directors have agreed, until the earlier of consummation of our initial business combination, our dissolution or such time as he ceases to be an officer or a director, to present to us for our consideration, prior to presentation to any other entity, any business opportunity which may reasonably be required to be presented to us under Delaware law, subject to any pre-existing fiduciary or legal obligations that he might have.

We will reimburse our existing stockholders, officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with activities on our behalf, such as identifying and investigating possible target businesses and negotiating possible business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by us, which will be reviewed only by our board of directors or a court of competent jurisdiction if such reimbursement is challenged, except that no funds held in trust may be used to reimburse such expenses (except that a portion of the interest income earned on amounts held in trust will be disbursed to us to enable us to pay income taxes on such interest income and the first $100,000 per month of after-tax interest income earned on amounts held in the trust account (up to a maximum aggregate of $1,500,000) will be disbursed to us to cover a portion of our expenses).

        Our Chief Executive Officer is our only full-time employee but is not being compensated as such. After the closing of this offering, our President will become a full-time employee. We expect that the independent members of our board of directors will establish in their good faith judgment the annual compensation payable to our officers for their services after the closing of this offering in seeking our initial business combination. No such annual compensation for such services has been determined as of the date of this prospectus.

                 We intend to engage Kelley Drye & Warren LLP, which is affiliated with one of our directors and existing stockholders, to perform securities and corporate legal work for the Company, including in connection with our initial business combination. We intend to engage ILUT Srl, which is affiliated with one of our officers and directors, to perform consulting services, especially in connection with evaluating potential target businesses. There are no limitations that restrict us from engaging Kelley Drye & Warren LLP, FTN Midwest Securities Corp. or ILUT Srl, each of which is affiliated with one or more of our directors, to perform such services and other customary legal, investment banking or consulting services for us for customary fees and on customary terms and conditions.

Our board of directors has adopted a policy that all future transactions with any of our officers, directors, existing stockholders or other affiliates will be on terms no less favorable to us than are reasonably available from unrelated third parties and must first be approved by a majority of our disinterested independent directors (to the extent we have any and, if we have none, our disinterested directors) who had access, at our expense, to independent legal counsel.

Other

For information regarding purchases of units in this offering by our existing stockholders, see “Principal Stockholders—Existing Stockholder Participation in this Offering.”

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of common stock as of the date of this prospectus, before and after giving effect to this offering, by each person known by us to own beneficially 5% or more of our outstanding common stock, each of our directors and officers, and all of our directors and executive officers as a group:

		Approximate Percentage of Outstanding Common Stock
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(3)(4)	Before Offering	After Offering
Corrado De Gasperis	1,990,000	42.50%	8.50%
Gilbert E. Playford	1,172,500	25.00%	5.00%
Domenico Lepore	820,000	17.50%	3.50%
Scott C. Mason	235,000	5.00%	1.00%
M. Ridgway Barker	235,000	5.00%	1.00%
Donald C. Bailey	235,000	5.00%	1.00%
Pat LaVecchia(2)	--	--	--
Sean D. McDevitt(2)	--	--	--
All directors and officers as group	4,687,500	100.00%	20.00%

_______________

(1)	The address of each person is c/o Symmetry Holdings Inc. c/o Kelley Drye & Warren LLP, 101 Park Avenue, New York, New York, 10178.
(2)	Messrs. LaVecchia and McDevitt do not own any of our shares of common stock.
(3)	Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.
(4)	Excludes shares of common stock issuable upon exercise of the private placement warrants, public warrants, purchase options and purchase option warrants.

Messrs. Playford, De Gasperis, Lepore, Barker and Mason may be deemed to be our “parents”, “founders” and “promoters,” as these terms are defined under federal securities laws.

Immediately after this offering, our existing stockholders, which include all of our officers and directors, collectively, will beneficially own at least 20.00% of the then issued and outstanding shares of common stock. Because of this ownership block, these stockholders may be able to effectively exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions, other than approval of our initial business combination.

Existing Stockholder Participation in this Offering

Our existing stockholders intend to purchase at least 1% of the units offered by this prospectus, or an aggregate of at least 187,500 units. We will sell such units to our existing stockholders under the same terms at which they are offered to public stockholders by this prospectus. The units will be identical in all respects to the units offered to the public. Accordingly, such units purchased by our existing stockholders in the offering will be entitled to participate in distributions from the trust account and our remaining assets following our dissolution on a pro rata basis with public stockholders. Our existing stockholders have agreed to vote their shares of common stock in accordance with the majority of our stockholders voting on a business combination. As a result, our existing stockholders will not be able to exercise conversion rights upon consummation of such combination.

Escrow of Shares Held by Existing Stockholders

        Our existing stockholders will deposit the shares of common stock owned by them before this offering and the shares of common stock included in units offered by this prospectus that are purchased by them in this offering into an escrow account maintained at [____________] by [________________], as escrow agent. However, neither the shares of common stock underlying the private placement warrants, the public or the purchase option warrants held by our existing stockholders, nor the warrants themselves, will be placed in escrow. During the escrow period, the holders of these shares will not be able to sell or transfer their securities except to their relatives and trusts and controlled companies for estate and tax planning purposes, but will retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. The shares deposited in escrow will not be released from escrow before the consummation of our initial business combination and will be released thereafter according to a graduated release schedule. One-quarter of the shares will be released from escrow six months after the consummation of our initial business combination and, every six months thereafter, an additional one-quarter will be released so that upon the second anniversary of the completion of the business combination, all shares will have been released.

In the event of any dividend, distribution, reclassification, recapitalization, exchange or other transaction affecting our securities, in connection with our initial consummation of a business combination or otherwise, the securities, cash or other property received in respect of the shares held in escrow shall be deposited in the escrow account on the same terms and conditions, except to the extent necessary to fund payment of taxes payable upon receipt thereof. To the extent that such shares are required to be delivered in order to receive such securities, cash or other property, such shares will be released from the escrow account for such purposes.

DESCRIPTION OF SECURITIES

General

The following description of our capital stock as it will be in effect upon the consummation of this offering is a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated by-laws, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law.

Our authorized capital stock consists of 100,000,000 shares of common stock, par value of $.001 per share, and 10,000,000 shares of preferred stock, par value of $.001 per share. As of the date of this prospectus, no shares of preferred stock are outstanding and 4,687,500 shares of common stock are outstanding, held by 6 recordholders.

The outstanding shares of common stock are, and any shares of the common stock sold hereunder or issued upon exercise of other securities sold hereunder will be duly authorized, validly issued, fully paid and nonassessable. This means that you have paid the full purchase price for your shares and you will not be assessed any additional amount for your shares.

Units

Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock. We anticipate that our units will be eligible for quotation on the OTC Bulletin Board and that the units will begin trading on or promptly after the date of this prospectus. The common stock and warrants will begin separate trading 20 days after the earlier to occur of the expiration of the underwriters’ over-allotment option or the exercise in full by the underwriters of such option provided that we have filed with the SEC an audited balance sheet reflecting our receipt of the gross proceeds from this offering. We will file a Current Report on Form 8-K with the SEC, which includes such an audited balance sheet promptly after the consummation of this offering, which is anticipated to take place within four business days after the date of this prospectus. The audited balance sheet will include our receipt of proceeds from the exercise of the underwriters’ over-allotment option, if the underwriters’ over-allotment option is exercised prior to the filing of the Current Report on Form 8-K. In addition, we will file a subsequent Current Report on Form 8-K in the event a material portion of the underwriters’ over-allotment option is exercised subsequent to the filing of our initial Current Report on Form 8-K.

Common Stock

The holders of shares of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. Each stockholder may exercise such vote either in person or by proxy. Stockholders are not entitled to cumulate their votes for the election of directors, which means that, subject to such rights as may be granted to holders of shares of preferred stock, the holders of more than 50% of the shares of common stock voting for the election of directors are able to elect all of the directors being elected at that time and the holders of the remaining shares of common stock will not be able to elect any director.

Subject to preferences to which holders of shares of preferred stock may be entitled, the holders of shares of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds (including cash, securities and other property) legally available therefore.

                 Subject to the prior rights of creditors and to preferences to which holders of shares of preferred stock may be entitled, and, assuming our dissolution is approved, an amount held in the trust account and all of our remaining assets will be paid on a pro rata basis to the holders of shares of common stock included in the units offered by this prospectus up to 100% of the gross proceeds of this offering, plus any additional amounts thereof in excess of $1,500,000, upon a dissolution of the Company, as of the close of business two days prior to the date of distribution. If we have distributed an amount equal to 100% of the gross proceeds of this offering and paid for the expenses arising prior to and during our dissolution and liquidation, the next $1,500,000 of our assets not distributed to such holders will be paid to our existing stockholders on a pro rata basis in accordance with their ownership interest of the private placement warrants.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to convert their shares of common stock into cash equal to their pro rata share of the trust account if they vote against the initial business combination and the business combination is approved and consummated. Public stockholders who convert their stock into their share of the trust account will retain the right to exercise the warrants they received as part of the units.

Preferred Stock

Our board of directors has the authority to issue 10,000,000 shares of preferred stock in one or more series and to fix all rights, preferences, privileges and powers thereof, and all qualifications, limitations and restrictions thereon, without approval of stockholders including:

•	the designation of each series;
•	the number of shares in each series;
•	the optional and mandatory repurchase and redemption rights of each series (including sinking fund and share retirement provisions), if any;
•	the liquidation preference of each series (including liquidation premiums and treatment of a merger, asset sale and other business combination as a liquidation), if any;
•	the mandatory and optional conversions and exchange rights of each series (including antidilution protection), if any;
•	the restrictions on authorization or issuance of shares in the same series or any other series;
•	the relative ranking (as to dividends, distributions, redemption, repurchase, liquidation preferences and other rights) of each series in respect of each other series and the common stock, if any;
•	the preemptive and subscription rights of each series, if any; and
•

the voting rights of each series (including class voting rights, director nomination and election rights, cumulative voting rights and disproportionate voting rights as relative to the common stock or any other series of preferred stock), if any.

To the extent that applicable law or the applicable certificate of designations provides that holders of shares of a series of preferred stock are entitled to voting rights, each holder shall be entitled to vote ratably (relative to each other such holder) on all matters submitted to a vote of such holders. Each holder may exercise such vote either in person or by proxy.

Subject to preferences to which holders of shares of any other series of preferred stock may be entitled and to the extent that the applicable certificate of designations so provides, the holders of shares of a series of preferred stock shall be entitled to receive ratably (relative to each other such holder) such dividends, if any, as may be declared from time to time in respect of shares of such series by our Board of Directors out of funds (including cash, securities and other property) legally available therefor. Subject to the prior rights of creditors and to preferences to which holders of shares of any other series of preferred stock may be entitled and to the extent that the applicable certificate of designations so provides, the holders of shares of a series of preferred stock are entitled to receive ratably (relative to each other such holder) our assets (including cash, securities and other property) distributed upon our dissolution or liquidation.

Our board of directors will designate the transfer agent and registrar for each series of preferred stock and the exchange or market on which such series will be listed or eligible for trading, if any, at the time it authorizes such series.

Warrants

No warrants are currently outstanding. Each warrant sold hereunder entitles the registered holder to purchase one share of our common stock at a price of $5.50 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the consummation of our initial business combination as described in this prospectus; or
•	one year from the date of this prospectus.

The warrants will expire four years from the date of this prospectus at 5:00 p.m., New York City time or earlier upon redemption.

We may call the warrants for redemption,

•	in whole and not in part,
•	at a price of $.01 per warrant at any time after the warrants become exercisable,
•	upon not less than 30 days’ prior written notice of redemption, and

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if, and only if, the last sales price of our common stock equals or exceeds $11.00 per share for any 20 trading days within a 30 trading day period ending three business days before we send notice of redemption.

The right to exercise the warrants will be forfeited unless they are exercised before the date specified in the notice of redemption. On and after the redemption date, the record holder of a warrant will have no further rights except to receive, upon surrender of the warrants, the redemption price.

The public and purchase option warrants will be issued in registered form under a warrant agreement between [_______________________], as warrant agent, and us. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, and, with regard to the public warrants, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

                 The public and purchase option warrants will not be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

No fractional shares of common stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share of common stock, we will, upon exercise, pay cash equal to the fair market value of such fractions in lieu thereof.

Except to the extent that the purchase options shall have been exercised earlier, if we redeem the outstanding public warrants, the purchase option warrants will automatically be deemed to have been issued immediately prior to the close of business on the redemption date (without any payment of the exercise price otherwise payable upon exercise of such warrants) and will be redeemed at the same redemption price as the outstanding warrants (without any adjustment of such exercise price by reason of such redemption).

Private Placement Warrants

Our existing stockholders intend to purchase an aggregate of 1,666,667 warrants from us in a private placement, which will be completed prior to the closing of this offering for an aggregate purchase price of $1,500,000. These private placement warrants will be identical to the public warrants, except as otherwise necessary to reflect the fact that they will be sold in a private placement and to permit delivery of unregistered shares upon exercise so as to, among other reasons, permit tacking of holding periods under Rule 144.

Purchase Options

               We intend to sell to employees of FTN Midwest Securities Corp. for $80.00, as additional compensation, an option to purchase up to an aggregate of 750,000 units at a price of $10.00 per unit. We have also agreed to sell to our existing stockholders, for $20.00, an option to purchase up to an aggregate of 187,500 units at $10.00 per unit. The units issuable upon exercise of these purchase options are identical to those offered by this prospectus. For a more complete description of the purchase options, see the section “Underwriting–Purchase Option.”

Amended and Restated Certificate of Incorporation

Our amended and restated certificate of incorporation sets forth certain requirements and restrictions relating to this offering that will apply to us until the consummation of our initial business combination. Pursuant to our amended and restated certificate of incorporation, these conditions cannot be amended, prior to our initial business combination, without the unanimous consent of our stockholders. Specifically, our amended and restated certificate of incorporation provides, among other things, that:

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upon consummation of this offering, a certain amount of the offering proceeds will be placed into the trust account, which proceeds may not be disbursed from the trust account except in connection with our initial business combination or thereafter, upon our dissolution and liquidation or as otherwise permitted in the amended and restated certificate of incorporation (except that a portion of the after-tax interest earned on the trust account may be released to us to cover our expenses, including expenses incurred in connection with our initial business combination);

•	prior to the consummation of our initial business combination, we will submit the business combination to our stockholders for approval;
•

we may only consummate the business combination if approved and public stockholders owning less than 20% of the shares sold in this offering vote against the business combination and exercise their conversion rights;

•

if our initial business combination is approved and consummated, public stockholders who voted against the business combination may exercise their conversion rights and receive their pro rata share of the trust account;

•

if our initial business combination is not consummated or a letter of intent, an agreement in principle or a definitive agreement is not signed within the time periods specified in this prospectus, our board of directors will be required to adopt, within 15 days thereafter, a resolution pursuant to Section 275(a) of the Delaware General Corporation Law finding our dissolution advisable and provide notices to our stockholders as required by Section 275(a) as promptly thereafter as possible;

•

our corporate purposes and powers will immediately thereupon be limited to acts and activities relating to dissolving and winding up our affairs, including liquidation, and we will not be able to engage in any other business activities;

•	upon any dissolution, we will distribute to our stockholders their pro rata share of the trust account in accordance with the trust agreement; and

•	we may not consummate any other merger, acquisition, asset purchase or similar transaction prior to the business combination.

We believe these provisions to be our obligations to our stockholders and that investors will make an investment in us relying, at least in part, on the enforceability of the rights and obligations set forth in these provisions, including the requirement that any amendment or modification of such provisions requires unanimous stockholder consent. As a result, our board of directors will not at any time following this offering and prior to the consummation of our initial business combination, propose any amendment to or modification of our amended and restated certificate of incorporation relating to any of the foregoing provisions and will not support, directly or indirectly, or in any way endorse or recommend that stockholders approve an amendment or modification to such provisions.

Restrictive Provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws

Our amended and restated certificate of incorporation and amended and restated by-laws contain certain provisions that may make it more difficult or expensive to complete or otherwise discourage a tender offer or a change in control or takeover attempt by a third-party, even if such a transaction would be beneficial to our stockholders. The existence of these provisions may have a negative impact on the price of our common stock and warrants. In particular, our amended and restated certificate of incorporation and amended and restated by-laws include provisions that:

•	permit the removal of our directors; only upon the affirmative vote of 67% of our stockholders and only for cause;
•	permit our directors, and not our stockholders, to fill vacancies on our board of directors;
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require stockholders to give us advance notice of nomination to be made by them of candidates for election to our board of directors or proposals to be made by them for the transaction of other business at a stockholders’ meeting;

•

permit a special meeting of stockholders to be called only by our board of directors pursuant to a resolution approved by a majority of the directors (assuming there are no vacancies), the chairman of the board of directors, the chief executive officer, the president, by or at the direction of a director who is also an existing stockholder or by certain committees;

•	permit our board of directors to issue, without approval of our stockholders, preferred stock with such terms as our board of directors may determine;
•	permit the authorized number of directors to be changed only by our board of directors;
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require the vote of the holders of 67% of our voting shares for stockholder amendments to our amended and restated by-laws and for any amendments to the sections of our amended and restated certificate of incorporation relating to the composition, election and powers of our board of directors, procedures for stockholder voting, special meetings of our stockholders, adoption and amendment of our by-laws, limitations on the personal liability of our directors and amendments to these supermajority amendment requirements; and

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require the unanimous vote of all holders of our voting shares to amend those provisions of our amended and restated certificate of incorporation described in “—Amended and Restated Certificate of Incorporation” prior to our initial business combination.

                 No shares of preferred stock are being registered or issued in this offering. However, we may issue some or all of the preferred stock to consummate our initial business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any preferred stock, we cannot assure you that we will not do so in the future.

                 Our amended and restated by-laws require that, subject to certain exceptions, any stockholder desiring to propose business to be transacted at, or nominate a person as a candidate for election to our board of directors at an annual meeting of stockholders must give notice of such proposals or nominations within a specified time frame. These provisions may have the effect of precluding a nomination for the election of directors or the conduct of business at a particular annual meeting if the proper procedures are not followed or may discourage or deter a third-party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us, even if the conduct of such solicitation or such attempt might be beneficial to us and our stockholders. For us to include a proposal in our annual proxy statement, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC.

                 Our amended and restated by-laws require the vote of the holders of at least a majority of the shares entitled to vote in the election of directors to remove a director only for cause. In addition, stockholders can amend or repeal our amended and restated by-laws only with the vote of the holders of at least 67% of our shares entitled to vote generally for the election of directors (other than those provisions relating to this offering, which require unanimous consent of our stockholders to amend. See “–Amended and Restated Certificate of Incorporation”.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and the warrant agent for our warrants, is [_____________].

Shares Eligible for Future Sale

Immediately after this offering, we will have 23,437,500 shares of common stock outstanding, or 26,250,000 shares if the underwriters’ over-allotment option is exercised in full. Of these shares, the 18,750,000 shares sold in this offering, or 21,562,500 shares if the underwriters’ over-allotment option is exercised, will be freely tradable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act of 1933. All of the remaining 4,687,500 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. None of those will be eligible for sale under Rule 144 prior to [______________], 2007. Notwithstanding this, all of those shares have been placed in escrow and will not be sold or transferred (subject to limited exceptions) before the consummation of our initial business combination, and will be released thereafter in accordance with a graduated schedule by which one-quarter of the shares are released upon the date six months after our initial business combination and one quarter every six months thereafter, so that upon the second anniversary of the completion of the business combination, all shares will be released. Such shares can only be transferred prior to the date of their scheduled release from escrow under certain limited exceptions. See “Principal Stockholders–Escrow of Shares Held By Existing Stockholders.”

Rule 144. In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which will equal 234,375 shares immediately after this offering (or 262,500 if the underwriters exercise their over-allotment option); and
•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k). Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

SEC Position on Rule 144 Sales. The SEC has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, would act as an “underwriter” under the Securities Act when reselling the securities of a blank check company. Accordingly, the SEC believes that those securities can be resold only through a registered offering and that Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144.

Registration Rights. For a description of registration rights, see “Certain Relationships and Related Transactions–Registration Rights.”

Global Clearance and Settlement

We will issue our securities in the form of global securities registered in the name of Cede & Co., as nominee of DTC. Each global security will be issued only in fully registered form.

You may hold your beneficial interests in a global security directly through DTC if you have an account at DTC, or indirectly through organizations that have accounts at DTC.

Definition of a Global Security. A global security is a special type of indirectly held security in the form of a certificate held by a depositary for the investors in a particular issue of securities. Since we choose to issue our securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. This is done by requiring that our global securities be registered in the name of a financial institution selected by us, as appropriate, and by requiring that the securities underlying our global securities not be transferred to the name of any direct holder except in certain circumstances.

The financial institution that acts as the sole direct holder of a global security is called the “Depositary.” Any person wishing to own our securities must do so indirectly by virtue of an account with a broker, bank or other financial institution that, in turn, has an account with the Depositary. In the case of our securities, DTC will act as depositary and Cede & Co. will act as its nominee.

Except under limited circumstances or upon the issuance of securities in definitive form, a global security may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in a global security will be represented, and transfers of such beneficial interests will be made, through accounts of financial institutions acting on behalf of beneficial owners either directly as account holders, or indirectly through account holders, at DTC.

Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to the global security will be governed by the account rules of the investor’s financial institution and of the Depositary, DTC, as well as general laws relating to securities transfers. We will not recognize this type of investor as a holder of our securities and instead will deal only with DTC, the Depositary that holds the global securities.

An investor in our securities should be aware that because these securities will be issued only in the form of global securities:

•	except in certain limited circumstances, the investor cannot get our securities registered in his or her own name;
•	except in certain limited circumstances, the investor cannot receive physical certificates for his or her securities;
•	the investor will be a “street name” holder and must look to his or her own bank or broker for payments on our securities and protection of his or her legal rights relating to our securities;
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the investor may not be able to sell interests in our securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates; and

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DTC’s policies will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the global securities. We have no responsibility for any aspect of DTC’s actions or for its records of ownership interests in the global securities. We do not supervise DTC in any way.

Description of DTC. DTC has informed us that:

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for financial institutions that have accounts with it, and to facilitate the clearance and settlement of securities transactions between the account holders through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates. DTC account holders include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a DTC account holder, either directly or indirectly.

DTC’s rules are on file with the SEC.

DTC’s records reflect only the identity of its participants to whose accounts beneficial interest in the Global Securities are credited. These participants may or may not be the owners of the beneficial interests so recorded. The participants will be responsible for keeping account of their holdings on behalf of their beneficial owners.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material United States federal income and estate tax consequences of the acquisition, ownership and disposition of our units (or the component securities thereof) by a non-U.S. holder. As used in this summary, the term “non-U.S. holder” means a beneficial owner of our units (or the component securities thereof) that is not, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for these purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States;
•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•

a trust, if (1) a United States court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the U.S. Internal Revenue Code) have the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a “United States person.”

In addition, except as expressly discussed below, this summary does not address the tax consequences to any beneficial owner of our units (or the component securities thereof) that is a partnership (including any entity or arrangement treated as a partnership for United States tax purposes).

An individual may be treated as a resident of the United States in any calendar year for U.S. federal income tax purposes, instead of as a nonresident, by, among other ways, being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of this calculation, an individual would count all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Residents are taxed for U.S. federal income purposes as if they were U.S. citizens.

If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S federal income tax purposes) owns our units (or the component securities thereof), the tax treatment of a partner or beneficial owner of the partnership or other pass-through entity may depend upon the status of the partner or beneficial owner and the activities of the partnership or entity and upon certain determinations made at the partner or beneficial owner level. Partners and beneficial owners in partnerships or other pass-through entities that own our units (or the component securities thereof) should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a non-U.S. holder in light of the non-U.S. holder’s particular investment or other circumstances. This summary only addresses a non-U.S. holder that holds our units (or the component securities thereof) as a capital asset (generally, investment property) and does not address:

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special U.S. federal income tax rules that may apply to particular classes of non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, persons who receive common stock or warrants as compensation, and dealers and traders in securities or currencies;

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non-U.S. holders acquiring, holding, or disposing of our units (or the component securities thereof) as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	any U.S. state and local or non-U.S. tax consequences; and
•	the U.S. federal income or estate tax consequences for the beneficial owners of a non-U.S. holder.

This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable U.S. Treasury regulations (including temporary regulations) and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus. Subsequent developments in U.S. federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income and estate tax consequences of purchasing, owning and disposing of our units (or the component securities thereof) as set forth in this summary. Each non-U.S. holder should consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of our units (or the component securities thereof).

Allocation of purchase price between common stock and warrants

For U.S. federal income tax purposes, a holder must allocate the purchase price of a unit between the share of common stock and the warrants that comprise the unit based on the relative fair market value of each. We intend to allocate U.S. $7.10 to each share of common stock and U.S. $.90 to the warrants comprising part of a unit. While uncertain, it is possible that the U.S. Internal Revenue Service, will apply by analogy rules pursuant to which our allocation of the purchase price will be binding on a non-U.S. Holder of a unit, unless the non-U.S. Holder explicitly discloses in a statement attached to a timely filed U.S. federal income tax return for the taxable year in which the unit is acquired that the non-U.S. Holder’s allocation of the purchase price between the share of common stock and the warrants that comprise the unit is different than our allocation. Our allocation is not, however, binding on the U.S. Internal Revenue Service.

Dividends

If distributions are paid on shares of common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds current and accumulated earnings and profits, it will constitute a return of capital that is applied against and reduces, but not below zero, a non-U.S. Holder’s adjusted tax basis in his or her common stock. Any remainder will constitute gain on disposition of the common stock — see “Gain on disposition of units” below.

In general, any distributions we make to a non-U.S. holder with respect to a non-U.S. holder’s shares of common stock that constitute dividends for U.S. federal income tax purposes will be subject to a U.S. federal withholding tax at a rate of 30%, or a lower rate under an applicable income tax treaty. In order to claim the benefit of an applicable income tax treaty, a non-U.S. holder will be required to provide a properly executed U.S. Internal Revenue Service Form W-8BEN (or other applicable form) in accordance with applicable certification and disclosure requirements. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the U.S. Internal Revenue Service. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty and the manner of claiming the benefits.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, that are attributable to a permanent establishment maintained by the non-U.S. holder in the U.S., are not subject to the withholding tax described above, but instead are subject to U.S. federal income tax on a net income basis at the applicable graduated U.S. federal income tax rates and in the manner applicable to U.S. persons. We will not have to withhold U.S. federal withholding tax on those dividends if the non-U.S. holder provides a properly executed U.S. Internal Revenue Service Form W-8ECI (or other applicable form) in accordance with applicable certification and disclosure requirements. In addition, a “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States.

Exercise of Warrants

The exercise of a warrant should not be a taxable event for the exercising non-U.S. holder.

Gain on Disposition of Units (or the component securities thereof)

A non-U.S. holder generally will not be taxed on any gain recognized on a sale, exchange or other taxable disposition of our units (or the component securities thereof), which should include the receipt of cash by a non-U.S. holder upon a liquidation or upon the exercise of conversion rights, unless:

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the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons (unless an applicable income tax treaty provides otherwise) and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply;

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the non-U.S. holder is an individual who holds our units (or the component securities thereof) as a capital asset, is present in the United States for 183 days or more in the taxable year of the disposition and meets other requirements (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by

U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though the non-U.S. holder is considered a nonresident alien under the U.S. Internal Revenue Code); or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our units (or the component securities thereof). Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently a U.S. real property holding corporation, but upon or after the occurrence of a business combination, it is possible that we would become a U.S. real property holding corporation, depending on the nature of the acquired business or businesses. If our common stock is regularly traded on an established securities market, (i) a non-U.S. holder of common stock may be entitled to rely on an exception applicable to holders of 5% or less of our common stock (taking certain attribution rules into account) and (ii) a non-U.S. holder of warrants may be entitled to rely on an exception applicable to holders of 5% or less of our warrants (taking certain attribution rules into account).

Federal Estate Tax

Our common stock that is owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax. The rule stated above may also apply to warrants.

Information Reporting and Backup Withholding

In general, backup withholding, currently imposed at the rate of 28%, will apply to dividends on our common stock paid to a non-U.S. holder, unless the holder has provided the required certification that it is a non-U.S. holder and the payor does not have actual knowledge (or reason to know) that the holder is a U.S. person. Generally, information will be reported to the Internal Revenue Service regarding the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. These information reporting requirements apply even if no tax was required to be withheld. A similar report is sent to the recipient of the dividend.

In general, backup withholding and information reporting will apply to the payment of proceeds from the disposition of our units (or the component securities thereof) by a non-U.S. holder through a U.S. office of a broker or through the non-U.S. office of a broker that is a U.S. person or has certain enumerated connections with the United States, unless the holder has provided the required certification that it is a non-U.S. holder and the payor does not have actual knowledge (or reason to know) that the holder is a U.S. person.

Backup withholding is not an additional tax. Any amounts that are withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided that certain required information is furnished to the Internal Revenue Service.

Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, we have agreed to sell to the underwriters named below, for whom FTN Midwest Securities Corp. is acting as representative, the following respective number of units:

Underwriters	Number of Units(1)

FTN Midwest Securities Corp.

[__________]

Total	18,750,000

(1) Assumes no exercise by the underwriters of their over-allotment option.

Each of the underwriters have, severally and not jointly, agreed to purchase, on firm commitment basis, the number of units as set forth opposite their names above.

A copy of the underwriting agreement will be filed as an exhibit to the registration statement of which this prospectus forms a part.

State Blue Sky Information

We intend to apply to have our securities registered or qualified for sale to retail investors in only a small number of states. In all other states, the securities may be offered only to persons who qualify as institutional investors under the securities laws of their state. The definition of an “institutional investor” varies from state to state, but generally includes banks and other financial institutions, broker-dealers, insurance companies, pension or profit-sharing plans and other large sophisticated entities. No sales may be made in any state or jurisdiction until any required action has been taken and completed and the registration statement related to the units has been declared effective by the SEC.

Your ability to resell your securities will also be limited by applicable state securities laws. You initially may be able to resell the securities only in those states where the securities are registered or qualified, if any, or where an exemption from registration is available, including the exemption for transactions with institutional investors. Under the provisions of the National Securities Markets

Improvement Act of 1996 (“NSMIA”), once we become a company that files periodic and annual reports under the Securities Exchange Act of 1934, as amended, registration requirements will be preempted in all states for the resale in certain transactions of the units (and the common stock and warrants that comprise the units once they become separately transferable). However, certain states require notice filings and/or the payment of a fee prior to a transaction pursuant to the NSMIA preemption, and a state securities authority may suspend the offer and sale of securities within such state unless a required filing has been made and any required fee has been paid. As of the date of this prospectus we have not determined in which of these states, if any, we will submit such a required filing or fee. You should consult your financial and legal advisors to determine whether with respect to a specific state, an exemption from registration is available or the NSMIA preemption is applicable. In the case of both state exemptions and the NSMIA preemption, a state may attempt to prevent a secondary market sale of a security issued by a blank check company.

Pricing of Securities

We have been advised by the representative that the underwriters propose to offer the units to the public at the initial offering price set forth on the cover page of this prospectus. They may allow some dealers concessions not in excess of $[____] per unit and the dealers may reallow a concession not in excess of $[__________] per unit to other dealers.

Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between the representative and us. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, include:

•	the history and prospects of companies whose principal business is the acquisition of other companies;
•	prior offerings of those companies;
•	our prospects for acquiring an operating business at attractive values;
•	our capital structure;

•	an assessment of members of our management and their experience in identifying operating companies;
•	general conditions of the securities markets at the time of the offering; and
•	other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry because the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.

Our units are not publicly traded. Accordingly, there is no current active trading market for our units. Consequently, we cannot assure or guarantee that an active trading market for our units will develop or that, if developed, will continue. An active and orderly trading market will depend on the existence, and individual decisions, of willing buyers and sellers at any given time. We will not have any control over these factors. If an active trading market does not develop or is sporadic, this may hurt the market value of our units and make it difficult to buy or sell units on short notice. We cannot assure that you that if you purchase units in the offering you will later be able to sell it at or above the purchase price.

Over-Allotment Option

We have also granted to the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase from us at the offering price, less underwriting discounts, up to an aggregate of 2,812,500 additional units for the sole purpose of covering over-allotments, if any. The underwriters’ over-allotment option will only be used to cover the underwriters’ short position resulting from the initial distribution. The underwriters may exercise that option if the underwriters sell more units than the total number set forth in the table above. If any units underlying the option are purchased, the underwriters will severally purchase the units in approximately the same proportion as set forth in the table above.

Purchase Option

                 We have agreed to sell to employees of FTN Midwest Securities Corp., for $80.00, an option (the “FTN Purchase Option”) to purchase up to an aggregate of 750,000 units. The units issuable upon exercise of this option are identical to those offered by this prospectus. These options may only be exercised or converted by the option holder. This option is exercisable at $10.00 per unit, and may be exercised on a cashless basis, commencing on the later of the consummation of our initial business combination and one year from the date of this prospectus and expiring five years from the date of this prospectus. FTN Midwest Securities Corp. has advised us that it anticipates that the FTN Purchase Option and the 750,000 units, the 750,000 shares of common stock and the 750,000 warrants underlying such units, and the 750,000 shares of common stock underlying such warrants, will be deemed “non-cash compensation” by the NASD and therefore be subject to a 180-day lock-up pursuant to Rule 2710(g)(1) of the NASD Conduct Rules. The FTN Purchase Option is subject to certain transfer restrictions. The FTN Purchase Option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period following the date of this prospectus. However, the FTN Purchase Option may be transferred to any subsidiary or affiliate of FTN Midwest Securities Corp.

Although the purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part, the purchase option grants to holders demand and “piggy back” rights with respect to the registration under the Securities Act of 1933 of the securities directly and indirectly issuable upon exercise of the purchase option. We will bear all fees and expenses attendant to registering the securities underlying the purchase option, excluding only underwriting discounts and commissions which are to be paid by the holder of the securities to be sold. The exercise price and number of units issuable upon exercise of the purchase option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the purchase option will not be adjusted for issuances of common stock at a price below its exercise price.

Discounts and Commissions

The following table shows the public offering price, underwriting discount to be paid by us to the underwriters and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option. This information further assumes full payment of the underwriters’ discount and non-accountable expense allowance out of the gross proceeds of the proposed offering.

	Per Unit	Assuming No Exercise of Over- Allotment	Per Unit	Assuming Exercise of Over- Allotment Option

Public offering price	$8.00	$150,000,000	$8.00	$172,500,000

Underwriting discount	.56	10,500,000.56		12,075,000

Non-accountable expense allowance	.06	1,125,000.05		1,125,000

Proceeds before expenses(1)	$7.38	$138,375,000	$7.39	$159,300,000

_______________

(1)	The offering expenses are estimated at $600,000.

The amounts paid by us in the table above include $6,000,000 in deferred underwriting discounts and commissions ($6,900,000, if the underwriters’ over-allotment is exercised in full) payable to the underwriters from the proceeds to be deposited in the trust account until the consummation of our initial business combination as described in this prospectus. At that time, the deferred underwriting discounts and commissions (less amounts the underwriters have agreed to forego with respect to any shares public stockholders have elected to convert into cash pursuant to their conversion rights) will be released to the underwriters out of the balance held in the trust account. In the event that we are unable to consummate a business combination and we dissolve and the trustee is required to liquidate the trust account, the underwriters have agreed that (i) they will forfeit any rights or claims to their deferred underwriting discounts and commissions and (ii) the deferred underwriting discounts and commissions will be distributed on a pro rata basis among the public stockholders (and existing stockholders with respect to units purchased in this offering) along with any interest thereon (net of taxes payable and amounts distributed to us to cover expenses).

Regulatory Restrictions on Purchase of Securities

Rules of the SEC may limit the ability of the underwriters to bid for or purchase our securities before the distribution of the units is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•

Stabilizing Transactions. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the units, so long as stabilizing bids do not exceed the maximum price specified in Regulation M under the Securities Exchange Act of 1934, which generally requires, among other things, that no stabilizing bid will be initiated at or increased to a price higher than the lower of the offering price or the highest independent bid for the security on the principal trading market for the security.

•

Over-Allotments and Coverage Transactions. The underwriters may create a short position in our units by selling more of the units than are set forth on the cover page of this prospectus. If the underwriters create a short position during the offering, they may engage in covering transactions by purchasing the units in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option.

•

Penalty Bids. The representative may reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

Stabilization and syndicate covering transactions may cause the price of the securities to be higher than they would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the securities if it discourages resales of the securities.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of the securities. These transactions may occur on the OTC Bulletin Board, in the over-the-counter market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time. The restricted period under Regulation M for this offering will have ended when (i) all of the units have been distributed, (ii) any stabilization arrangements and trading restrictions in connection with the offering have been terminated, and (iii) the over-allotment option has been exercised or has expired.

Directors

Messrs. LaVecchia and McDevitt, members of our board of directors, are also managing directors of FTN Midwest Securities Corp., the representative of the underwriters in this offering and are deemed to be our affiliates.

Other Terms

Although we are not under any contractual obligation to engage any of the underwriters to provide services for us after this offering, any of the underwriters may, among other things, introduce us to potential target businesses or assist us in raising additional capital, as needs may arise in the future. If any of the underwriters provides services to us after the offering we may pay such underwriter fair and reasonable fees that would be determined in an arm’s length negotiation; provided, that no agreement will be entered into with any of the underwriters and no fees for such services will be paid to any of the underwriters prior to the date which is 90 days after the date of this prospectus. In addition, two of our directors, Messrs. LaVecchia and McDevitt, each serve as a Managing Director at FTN Midwest Securities Corp, the representative of the underwriters.

Indemnification

We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in this respect.

NOTICES TO NON-U.S. INVESTORS

European Economic Area Prospectus Directive (France, Ireland and United Kingdom)

General

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of units described in this prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the units that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000 , as shown in its last annual or consolidated accounts; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of units described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/ EC and includes any relevant implementing measure in each relevant member state.

The sellers of the units have not authorized and do not authorize the making of any offer of units through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the units as contemplated in this prospectus. Accordingly, no purchaser of the units, other than the underwriters, is authorized to make any further offer of the units on behalf of the sellers or the underwriters.

Ireland

See “European Economic Area Prospectus Directive — General” above.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

France

Neither this prospectus nor any other offering material relating to the units described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The units have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the units has been or will be

•	released, issued, distributed or caused to be released, issued or distributed to the public in France or
•	used in connection with any offer for subscription or sale of the units to the public in France.

Such offers, sales and distributions will be made in France only

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or
•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The units may be resold directly or indirectly to the public in France, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Canada

Resale Restrictions

The distribution of units in Ontario, Canada is being made on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the applicable securities regulatory authorities in Ontario, Canada (the “Canadian Offering”). Any resale of the units, or the securities underlying the units, in Canada must be made under applicable securities laws which may require resales to be made under available statutory exemptions from registration and prospectus requirements or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Investors from Ontario, Canada are advised to seek legal advice prior to any resale of the units or the securities underlying the units. Each investor in units in Ontario, Canada acknowledges that, for a period of four months from the distribution date, each certificate representing a unit, and each underlying security, will contain a legend substantially to the following effect:

UNLESS PERMITTED UNDER APPLICABLE SECURITIES LEGISLATION IN CANADA, THE HOLDER OF THIS UNIT MUST NOT TRADE THIS UNIT IN CANADA BEFORE __________, 2006.

Investors in Ontario, Canada are advised that the Company is not required to file a prospectus or similar document with any securities regulatory authority in Canada qualifying the resale of the units, or the securities underlying the units, to the public in Canada or any province or territory thereof.

This prospectus will not qualify the units, or the securities underlying the units, for resale in Canada and will not affect the resale restriction described above.

Tax Considerations

No representation or warranty is made as to the tax consequences to a resident of Ontario, Canada of an investment in the units. Residents of Ontario, Canada are advised that an investment in the units may give rise to particular tax consequences affecting them. Accordingly, residents of Ontario, Canada are strongly encouraged to consult with their tax advisers prior to making any investment in the units.

Representations and Acknowledgements of Investors

Each investor resident in Ontario, Canada who purchases units on a private placement basis pursuant to this Canadian Offering will be deemed to have represented to the Company and FTN Midwest Securities Corp. that such investor and any ultimate investor for which such initial investor is acting as agent (a) is entitled under applicable securities laws to purchase such units without the benefit of a prospectus qualified under such securities laws, (b) is basing its investment decision solely on this prospectus and not on any other information (including, but not limited to, advertisements in any printed media of general and regular paid circulation, radio, television or telecommunication, including electronic display, or any other form of advertising in Canada) concerning the Company or this offering, (c) has reviewed the terms referred to above under the heading “Canadian Resale Restrictions”, and (d) is in compliance with the following:

(i)	the investor is resident in Ontario, Canada;

(ii)      the investor: (A) is purchasing the units with the benefit of the prospectus exemption provided by Section 2.3 of National Instrument 45-106 — Prospectus Exempt Distributions (“NI 45-106”) (that is, such investor is purchasing as principal and is an “accredited investor” within the meaning of Section 1.1 of NI 45-106); and (B) is either purchasing units as principal for its own account, or is deemed to be purchasing the units as principal for its own account in accordance with applicable securities laws;

(iii)     if the investor is not an individual or an investment fund, the investor had a pre-existing purpose and was not established solely or primarily for the purpose of acquiring units in reliance on an exemption from applicable prospectus requirements in Ontario, Canada; and

(iv)     is not an individual unless purchasing from a fully registered dealer within the meaning of Section 204 of the Regulation to the Securities Act (Ontario).

Each investor resident in Ontario, Canada who purchases units on a private placement basis pursuant to this Canadian Offering will be deemed to have acknowledged to the Company and FTN Midwest Securities Corp. that:

(i)      any resale of units, or of the securities underlying the units, must be in accordance with the requirements of applicable securities laws (see “Resale Restrictions” above);

(ii)      its name and other specified information (the “Information”), including the aggregate principal amount of units purchased: (A) will be disclosed to the Ontario Securities Commission and may become available to the public in accordance with the requirements of applicable securities and freedom of information laws and the investor consents to the disclosure of the Information; (B) is being collected indirectly by the Ontario Securities Commission under the authority granted to it in securities legislation; and (C) is being collected for the purposes of the administration and enforcement of securities legislation in Ontario, Canada;

(iii)     if required by applicable securities laws or stock exchange rules, the investor will execute, deliver and file or assist the Company in obtaining and filing such reports, undertakings and other documents relating to the purchase of the units by the investor as may be required by the Ontario Securities Commission or any stock exchange or other regulatory authority;

(iv)     the investor has been notified that the title, business address and business telephone number of the public official in Ontario, Canada who can answer questions about the Ontario Securities Commission’s indirect collection of the information is:

Administrative Assistant to the Director of Corporate Finance

Ontario Securities Commission

Suite 1903, Box 55, 20 Queen Street West

Toronto, Ontario M5H 3S8

Tel: (416) 593-8086

(v)      the investor has authorized and consented to the disclosure and indirect collection of the Information by the Ontario Securities Commission or any stock exchange or other regulatory authority.

Enforcement of Legal Rights

All of the Company’s directors and officers, as well as certain experts named in this prospectus, are located outside of Canada and, as a result, it may not be possible for investors to effect service of process within Canada upon such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against the Company or such persons outside of Canada.

Investors’ Rights

The following summary is subject to the express provisions of the applicable securities laws, regulations and rules, and reference is made thereto for the complete text of such provisions. Such provisions may contain limitations and statutory defenses on which the Company and other applicable parties may rely. Investors should refer to the applicable provisions of applicable securities legislation in Ontario, Canada for the particulars of these rights or consult with a legal advisor.

The rights of action described below are in addition to and without derogation from any other right or remedy available at law to the investor and are intended to correspond to the provisions of the Securities Act (Ontario) and are subject to the defenses contained therein.

The following is a summary of rights of rescission and damages available to investors resident in Ontario, Canada:

This prospectus constitutes an offering memorandum under the Securities Act (Ontario). Section 6.1 of Ontario Securities Commission Rule 45-501 provides that when an offering memorandum is delivered to an investor to whom securities are distributed in reliance upon the “accredited investor” prospectus exemption in Section 2.3 of NI 45-106, the right of action referred to in Section 130.1 of the Securities Act (Ontario) (“Section 130.1”) is applicable, unless the prospective investor is:

(a)	a Canadian financial institution, meaning either:

(i)      an association governed by the Cooperative Credit Associations Act (Canada) or a central cooperative credit society for which an order has been made under section 473(1) of that Act; or

(ii)     a bank, loan corporation, trust company, trust corporation, insurance company, treasury branch, credit union, caisse populaire, financial services corporation, or league that, in each case, is authorized by an enactment of Canada or a jurisdiction of Canada to carry on business in Canada or a jurisdiction in Canada;

(b)      a Schedule III bank, meaning an authorized foreign bank named in Schedule III of the Bank Act (Canada);

(c)      the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada); or

(d)      a subsidiary of any person referred to in paragraphs (a), (b) or (c), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by the directors of the subsidiary.

Section 130.1 provides such investors who purchase securities offered by an offering memorandum with a statutory right of action against the issuer of securities for rescission or damages in the event that the offering memorandum and any amendment to it contains a “misrepresentation”. “Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make any statement not misleading or false in the light of the circumstances in which it was made.

Where this prospectus is delivered to a prospective investor in units in connection with a trade made in reliance on Section 2.3 of NI 45-106, and this prospectus contains a misrepresentation, the investor will be deemed to have relied upon the misrepresentation and will have a statutory right of action against the Company and FTN Midwest Securities Corp. for damages or, while still the owner of the units, for rescission, in which case, if the investor elects to exercise the right of rescission, the investor will have no right of action for damages against FTN Midwest Securities Corp., provided that the right of action for rescission will be exercisable by the investor only if the investor commences an action against FTN Midwest Securities Corp. not more than 180 days after the date of the transaction that gave rise to the cause of action, or, in the case of any action other than an action for rescission, the earlier of: (i) 180 days after the investor first had knowledge of the facts giving rise to the cause of action, or (ii) three years after the date of the transaction that gave rise to the cause of action.

Neither the Company nor the representative will be liable for a misrepresentation if they prove that the investor purchased the units with knowledge of the misrepresentation.

In an action for damages, neither the Company nor the representative will be liable for all or any portion of the damages that they prove does not represent the depreciation in value of the units as a result of the misrepresentation relied upon.

The Company and every person or company who becomes liable to make any payment for a misrepresentation may recover a contribution from any person or company who, if sued separately, would have been liable to make the same payment, unless the court rules that, in all the circumstances of the case, to permit recovery of the contribution would not be just and equitable.

In no case shall the amount recoverable for the misrepresentation exceed the price at which the units were offered.

The foregoing is a summary only and is subject to the express provisions of the Securities Act (Ontario) and the regulations and rules made under it, and prospective investors should refer to the complete text of those provisions.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Kelley Drye & Warren LLP, New York, New York and Stamford, Connecticut. Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriters by Morgan, Lewis & Bockius LLP. One of our directors and existing stockholders, Mr. Barker, is a partner of Kelley Drye & Warren LLP. See “Management” and “Principal Stockholders.”

EXPERTS

The financial statements of Symmetry Holdings Inc. at June 15, 2006, and for the period from April 26, 2006 (date of inception) through June 15, 2006 have been audited by Miller Ellin & Company LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion) appearing elsewhere in this prospectus and in the registration statement of which this prospectus forms a part and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to our securities described in this prospectus. References to the “registration statement” or the “registration statement of which this prospectus is a part” mean the original registration statement and all amendments, including all schedules and exhibits. This prospectus does not contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the SEC. Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus. The registration statement is available to the public over the Internet at the SEC’s website and can be read and copied at the locations described below.

We will be required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the SEC under the Securities Exchange Act of 1934. We will make available, free of charge, on or through our web site, copies of our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file them with or furnish them to the SEC. The information to be contained on our website and the website of ILUT, Srl is not a part of this prospectus. Our filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document that we file with the SEC at, and obtain a copy of any such document by mail from, the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed charges. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its charges.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders:

We have audited the accompanying balance sheet of Symmetry Holdings Inc. (a development stage company) (the “Company”) as of June 15, 2006 and the related statements of operations, stockholders’ equity and cash flows for the period from April 26, 2006 (date of inception) through June 15, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 15, 2006 and the results of its operations and its cash flows for the period from April 26, 2006 (date of inception) through June 15, 2006 in conformity with U.S. generally accepted accounting principles.

Miller, Ellin & Company LLP

New York, New York

June 23, 2006

SYMMETRY HOLDINGS INC.

(a development stage company)

Balance Sheet

At June 15, 2006
Assets
Current assets:
Cash	$505,230
Deferred offering costs	80,612
Other receivable	457

Total assets	$586,299

Liabilities and Stockholders' Deficit
Current liabilities:
Note payable	$500,000
Accrued expenses	94,490

Total current liabilities	594,490

Commitments
Stockholders' Deficit:
Preferred stock: $.001 par value; 10,000,000 shares authorized; none issued and outstanding	-
Common stock: $.001 par value, 100,000,000 shares authorized; 4,687,500 issued and outstanding	4,687
Additional paid-in-capital	-
Deficit accumulated during the development stage	(12,878)

Total stockholders' deficit	(8,191)

Total liabilities and stockholders' deficit	$586,299

See Notes to Financial Statements

SYMMETRY HOLDINGS INC.

(a development stage company)

Statement of Operations

From the period April 26, 2006 (date of inception) through June 15, 2006

Revenues	$-
Formation and operating costs	12,878
Interest expense (income), net	-

Net loss	$12,878

Net loss per share - basic and diluted	$(0.00)
Weighted average number of shares outstanding - basic and diluted	4,687,500

See Notes to Financial Statements

SYMMETRY HOLDINGS INC.

(a development stage company)

Statement of Stockholders’ Equity (Deficit)

	Common Stock
	Shares	Amount		Additional Paid-in Capital		Deficit Accumulated During the Development Stage		Total
Balance at April 26, 2006
(date of inception)	4,687,500		$4,687		$0		$0		$4,687

Initial capitalization from founding
stockholders		$		$		$		$

Net loss							(12,878)		(12,878)

Balance at June 15, 2006	4,687,500		$4,687		$0		$(12,878)		$(8,191)

See Notes to Financial Statements

SYMMETRY HOLDINGS INC.

(a development stage company)

Statement of Cash Flows

For the period from April 26, 2006 (date of inception) through June 15, 2006

Cash flows from operating activities:
Net loss	$(12,878)
Adjustments to reconcile net loss to net cash provided by operating activities:
Changes in:
Other receivables	(457)
Accrued expenses	13,878

Net cash provided by operating activities	543

Cash flows from financing activities:
Proceeds from note payable	500,000
Proceeds from sale of common stock	4,687

Net cash provided by financing activities	504,687

Net increase in cash	505,230

Cash—beginning of period	-

Cash—end of period	$505,230

Supplemental disclosures of non-cash investing and financing transactions:
Accrued offering costs	$80,612

See Notes to Financial Statements

Symmetry Holdings Inc.

(a development stage company)

Notes to Financial Statements

1.	Organization, Business Operations and Significant Accounting Policies

Symmetry Holdings Inc. (the “Company”) was incorporated in Delaware on April 26, 2006 as a development stage company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, one or more operating businesses. The Company’s efforts in identifying target businesses will be focused primarily on industrial, asset-based businesses that are in, or are suppliers to, the basic industries sector. At June 15, 2006, the Company had not yet commenced any operations. All activity from inception (April 26, 2006) through June 15, 2006 related to the Company’s formation and the proposed public offering described below. The Company has selected December 31 as its fiscal year end.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering which is described in Note 2. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the proposed offering. There is no assurance, however, that the Company will be able to successfully consummate its initial business combination.

Upon the closing of the proposed offering, 95.9% of the proceeds (or 96.0% if the underwriters’ over-allotment option is exercised in full), including $6,000,000 ($6,900,000 if the over-allotment option is exercised in full) of discounts and commissions to the underwriters, will be deposited in a trust account and invested in U.S. government securities until the earlier of (i) the consummation of a business combination or (ii) dissolution of the Company. The remaining net proceeds (not held in the trust account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions, working capital and continuing general and administrative expenses. The Company, after signing a definitive agreement for a business combination, will submit such proposed transaction for stockholder approval. In the event that stockholders owning 20% or more of the shares of common stock sold in the proposed offering vote against the proposed business combination and exercise their conversion rights described below, the proposed business combination will not be consummated. The Company’s existing stockholders have agreed to vote all of their shares of common stock the same way as a majority of the shares of common stock voted by other persons who acquire shares of common stock included in the units sold in the offering, whether purchased in the offering or the after-market with respect to approval of a business combination. After consummation of a business combination, these arrangements will no longer be applicable.

The amended and restated certificate of incorporation of the Company, as described below, and the trust agreement to be signed in connection with the proposed offering will provide that if the Company does not consummate a business combination within 18 months after the closing of the proposed offering (or within 24 months after such closing, if a letter of intent, agreement in principle or definitive agreement has been executed within such 18-month period and the business combination related thereto has not been consummated within such 18-month period), the Company’s corporate purposes and powers will be limited to actions and activities related to dissolution and winding up of its affairs, including liquidation, and will not be able to engage in any other business activities. In the event of liquidation, the per share value of the residual assets remaining available for distribution (including trust account assets) may be less than the initial public offering price per share in the proposed offering (assuming no value is attributed to the warrants contained in the units to be offered in the proposed offering).

The Company has adopted Statement of Financial Accounting Statement No. 123R “Accounting for Stock-Based Compensation.” The Company uses the fair value method of valuing options awarded.

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

2.	Proposed Public Offering

The proposed public offering by the Company, on a firm commitment underwritten basis, is for 18,750,000 units (or, 21,562,500 units, if the underwriters’ over-allotment option is exercised in full). Each unit will consist of one share of the Company’s common stock, $.001 par value, and one warrant. Each warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.50 commencing on the later of (a) one year from the effective date of the final prospectus relating to the proposed offering or (b) the consummation of a business combination. The warrants will expire four years from the date of such final prospectus. The Company may redeem the outstanding warrants that constitute part of the units in this offering, as well as the warrants that may be issued upon exercise of the purchase options and the warrants issued in the private placement, in whole, but not in part, at a price of $.01 per warrant at any time after the warrants become exercisable, upon a minimum of 30 days’ prior written notice of redemption, if (and only if), the last sales price of the Common Stock equals or exceeds $11.00 per share for any 20 trading days within a 30 day trading period ending three business days before the Company sends the notice of redemption.

In addition, the Company will sell to employees of FTN Midwest Securities Corp., for $80.00, an option to purchase up to an aggregate of 750,000 units. The Company will also sell to the Company’s existing stockholders, for $20.00, an option to purchase up to an aggregate of 187,500 units. The units issuable upon exercise of each option are identical to those offered in this proposed offering, except each option is exercisable at $10.00 per unit. These options may only be exercised or converted by the option holder.

The sale of the 750,000 options to employees of FTN Midwest Securities Corp. will be accounted for as an equity transaction. Accordingly, there will be no net impact on the Company’s financial position or results of operations, except for the recording of the $80.00 proceeds from the sale. The Company has determined that the fair value of the above option on the date of sale would be approximately $3.08 per unit, or $2,310,000 total, using an expected life of four years, volatility of 51.3% and a risk-free interest rate of 5.02%.

The volatility calculation of 51.3% is based on the four year weekly average volatility of a representative sample of 20 companies in the basic industries sector that management believes could be considered to be representative (the “Sample Companies”). Because the Company does not have a trading history, the Company needed to estimate the potential volatility of its common stock price, which will depend on a number of factors which cannot be ascertained at this time. The Company referred to the three year average volatility of the Sample Companies because management believes that the average volatility of such companies is a reasonable benchmark to use in estimating the expected volatility of the Company’s common stock post-business combination. Although an expected life of four years was taken into account for purposes of assigning a fair value to the option, if the Company does not consummate a business combination within the prescribed time period and liquidates, the option would become worthless.

The 187,500 units to be sold to management has been valued at $577,500 using the same fair value assumptions described above. These options will be accounted for as stock based compensation and will be charged to operations when they are purchased.

3.	Offering Costs

Deferred offering costs consist of legal and other fees incurred through the balance sheet date that are related to the proposed offering and that will be charged to capital upon the receipt of the proceeds from the proposed offering.

4.	Commitments

The Company has a commitment to pay total underwriting commissions and discounts of $10,500,000 (or 7% of the gross proceeds of the proposed offering), $4,500,000 of which is payable at the closing of the proposed offering and $6,000,000 of which will be deposited in the trust account until consummation of a business combination. The Company also has a commitment to pay to the underwriters, upon the closing of the proposed offering, a non-accountable expense allowance of $1,125,000.

5.	Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the board of directors.

6.	Promissory Note

On May 31, 2006, the Company borrowed $500,000 under a secured promissory note from a director who is also a stockholder. The note bears interest at a rate of 4.5% per annum, is secured by the assets of the Company and matures upon consummation of the private placement of warrants to our existing stockholders or, if earlier, December 31, 2006. Due to the short-term nature of the note, the fair value of the note approximates its carrying amount.

7.	Subsequent Event

On June 26, 2006, the Company filed an amended and restated certificate of incorporation with the Secretary of the State of Delaware, in order to (i) increase the number of shares of our common stock authorized by 99,999,000 shares to a total number of authorized shares of 100,000,000, (ii) effect a stock split of our common stock on a 5,000 for 1 basis, (iii) create a new class of preferred stock, to consist of 10,000,000 shares, par value $0.001, (iv) designate the rights and preferences of the common stock and the preferred stock and (v) integrate into one instrument all of the provisions of our amended and restated certificate of incorporation, as amended.

$150,000,000

Symmetry Holdings Inc.

18,750,000 Units

_________________

PROSPECTUS

_________________

FTN Midwest Securities Corp.

                           , 2006

_________________

          Through and including                      , 2006 (the 90th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses to be incurred in connection with the sale and distribution of the securities being registered hereunder, other than fees, discounts, commissions and expenses to be paid or allowed to dealers, brokers or agents. All amounts set forth are estimated and subject to change, except for the SEC registration fee and the NASD filing fee. The expenses shall be paid by the registrant:

SEC registration fee	$32,702
NASD filing fee	31,063
Accounting fees and expenses	25,000
Printing and engraving expenses	50,000
Legal fees and expenses (including blue sky services and expenses)	400,000
Initial trustee’s fee	15,000
Miscellaneous (1)	46,235

Total	$600,000

(1)	Represents additional expenses that may be incurred by the registrant other than those specifically listed above, including travel, distribution and mailing costs.

Item 14. Indemnification of Directors and Officers.

We intend to maintain a director’s and officer’s liability insurance policy which indemnifies directors and officers for certain losses arising from claims by reason of a wrongful act, as defined therein, under certain circumstances.

In addition, the following information is incorporated by reference in the registration statement: on Articles VIII and IX of our Amended and Restated Certificate of Incorporation filed as Exhibit 3.1, Article V of our Amended and Restated By-Laws filed as Exhibit 3.2, the Registration Rights Agreement to be filed as Exhibit 10.7, and the Underwriting Agreement to be filed as Exhibit 1.1. The provisions of the documents included in the information incorporated by reference above refer to or are based upon Sections 145 and 102(b) of the General Corporation Law of the State of Delaware (the “Law”).

Section 145 of the Law provides as follows:

“(a)     A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)      A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)      To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)      Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)      Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)      The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)      A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)      For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)      For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)      The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)      The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Section 102(b) (7) of the Law provides as follows:

“(b)     In addition to the matters required to be set forth in the certificate of incorporation by subsection (a) of this section, the certificate of incorporation may also contain any or all of the following matters: ... (7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) For any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under §174 of this title; or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this paragraph to a director shall also be deemed to refer

(x) to a member of the governing body of a corporation which is not authorized to issue capital stock, and (y) to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with §141(a) of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title.”

Item 15. Recent Sales of Unregistered Securities.

During the past three years, we sold the following numbers of shares of common stock to the following individuals without registration under the Securities Act of 1933:

Stockholder	Number of Shares

Corrado De Gasperis	1,990,000
Gilbert E. Playford	1,172,500
Domenico Lepore	820,000
Scott C. Mason	235,000
M. Ridgway Barker	235,000
Donald C. Bailey	235,000

The shares were issued to our existing stockholders on April 26, 2006 and June 1, 2006 in connection with our organization. Such issuances were exempt from registration under the Securities Act pursuant to Section 4(2) because they were made in transactions not involving a public offering. The shares issued to the individuals above were sold for an aggregate offering price of $4,687 at an average purchase price of $5.00 per share. On June 26, 2006, we effected a 5,000 to 1 stock split of our common stock, effectively reducing the purchase price to approximately $0.001 per share. Following the stock split, there were 4,687,500 shares of common stock outstanding. No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.
(a)	The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

1.1	Form of Underwriting Agreement between the underwriters and the registrant*
3.1	Amended and Restated Certificate of Incorporation of the registrant
3.2	Amended and Restated By-laws of the registrant
4.1	Specimen certificate representing unit*
4.2	Specimen certificate representing common stock*
4.3	Specimen certificate representing warrant relating to warrants to be issued in this offering*
4.4	Specimen certificate representing warrant relating to warrants to be issued in the private placement*
4.5	Specimen certificate representing warrant relating to warrants to be issued upon exercise of the underwriters’ purchase option*
4.6	Form of Warrant Agreement between the warrant agent and the registrant relating to the warrants to be issued in this offering*
4.7	Form of Warrant Agreement between the warrant agent and the registrant relating to the warrants to be issued in the private placement*
4.8	Form of Warrant Agreement between the warrant agent and the registrant relating to warrants to be issued upon exercise of the purchase option sold to employees of FTN Midwest Securities Corp.*

4.9	Form of Purchase Option Agreement between Employees of FTN Midwest Securities Corp. and the registrant*
4.10	Form of Purchase Option Agreement between our existing stockholders and the registrant*
5.1	Opinion of Kelley Drye & Warren LLP*
10.1	Form of Letter Agreement between the registrant and each of the officers of the registrant*
10.2	Form of Letter Agreement between the registrant and each of the directors of the registrant other than Messrs. LaVecchia, McDevitt and Playford*
10.3	Form of Letter Agreement between the registrant and each of Messrs. LaVecchia and McDevitt*
10.4	Form of Letter Agreement between the registrant and Mr. Playford*
10.5	Promissory Note dated May 31, 2006 issued by the registrant to Gilbert E. Playford
10.6	Form of Investment Management Trust Agreement between [_____________], as trustee, and the Registrant*
10.7	Form of Registration Rights Agreement among the registrant and each of the existing stockholders of the registrant*
10.8	Form of Stock Escrow Agreement between [_____________], as escrow agent and the registrant*
23.1	Consent of Miller, Ellin & Company LLP
23.2	Consent of Kelley Drye & Warren LLP (included on Exhibit 5.1)*
24.1	Power of Attorney (included on the signature page of this registration statement)

* To be filed by amendment

(b) Financial Statement Schedules:

All schedules are omitted as the required information is inapplicable or the information is inapplicable or the information presented in the Financial Statements or Notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, changes in volume and price represent no more than 20 percent change in the aggregate offering price set forth in the “Calculation of Registration Fee” in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)      That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

(1)      Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of the unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering.

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 26th day of June 2006.

SYMMETRY HOLDINGS INC. By: /s/ Corrado De Gasperis —————————————— Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Gilbert E. Playford and Corrado De Gasperis, and each of them individually, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the SEC any and all amendments to the registration statement (which includes any additional registration statement under Rule 462(b)) together with all schedules and exhibits thereto, (ii) act on, sign and file with the SEC any and all exhibits to the registration statement and any and all exhibits and schedules thereto, (iii) act on, sign and file any and all such certificates, applications, registration statements, notices, reports, instruments, agreements and other documents necessary or appropriate in connection with the registration or qualification under foreign and state securities laws of the securities described in the registration statement or any amendment thereto, or obtain an exemption therefrom, in connection with the offerings described therein and (iv) take any and all such actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them individually, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, and hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Gilbert E. Playford _______________________ Gilbert E. Playford	Chairman of the Board	June 26, 2006

/s/ Corrado De Gasperis _______________________ Corrado De Gasperis	Chief Executive Officer and Director (principal executive officer and principal accounting officer)	June 26, 2006

/s/ Domenico Lepore _______________________ Domenico Lepore	President and Director	June 26, 2006

/s/ M. Ridgway Barker _______________________ M. Ridgway Barker	Director	June 26, 2006

/s/ Pat LaVecchia _______________________ Pat LaVecchia	Director	June 26, 2006

/s/ Scott C. Mason _______________________ Scott C. Mason	Director	June 26, 2006

/s/ Sean D. McDevitt _______________________ Sean D. McDevitt	Director	June 26, 2006

II-10

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement between the underwriters and the registrant*
3.1	Amended and Restated Certificate of Incorporation of the registrant
3.2	Amended and Restated By-laws of the registrant
4.1	Specimen certificate representing unit*
4.2	Specimen certificate representing common stock*
4.3	Specimen certificate representing warrant relating to warrants to be issued in this offering*
4.4	Specimen certificate representing warrant relating to warrants to be issued in the private placement*
4.5	Specimen certificate representing warrant relating to warrants to be issued upon exercise of the underwriters’ purchase option*
4.6	Form of Warrant Agreement between the warrant agent and the registrant relating to the warrants to be issued in this offering*
4.7	Form of Warrant Agreement between the warrant agent and the registrant relating to the warrants to be issued in the private placement*
4.8	Form of Warrant Agreement between the warrant agent and the registrant relating to warrants to be issued upon exercise of the purchase option sold to employees of FTN Midwest Securities Corp.*
4.9	Form of Purchase Option Agreement between Employees of FTN Midwest Securities Corp. and the registrant*
4.10	Form of Purchase Option Agreement between our existing stockholders and the registrant*
5.1	Opinion of Kelley Drye & Warren LLP*
10.1	Form of Letter Agreement between the registrant and each of the officers of the registrant*
10.2	Form of Letter Agreement between the registrant and each of the directors of the registrant other than Messrs. LaVecchia, McDevitt and Playford*
10.3	Form of Letter Agreement between the registrant and each of Messrs. LaVecchia and McDevitt*
10.4	Form of Letter Agreement between the registrant and Mr. Playford*
10.5	Promissory Note dated May 31, 2006 issued by the registrant to Gilbert E. Playford
10.6	Form of Investment Management Trust Agreement between [_____________], as trustee, and the Registrant*
10.7	Form of Registration Rights Agreement among the registrant and each of the existing stockholders of the registrant*
10.8	Form of Stock Escrow Agreement between [_____________], as escrow agent and the registrant*
23.1	Consent of Miller, Ellin & Company LLP
23.2	Consent of Kelley Drye & Warren LLP (included on Exhibit 5.1)*
24.1	Power of Attorney (included on the signature page of this registration statement)

* To be filed by amendment.